Exhibit 10.1

THIRD AMENDMENT TO

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDMENT TO SIXTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of October 3, 2024, by and among KITE REALTY GROUP, L.P., a Delaware limited partnership (“Borrower”), KITE REALTY GROUP TRUST, a real estate investment trust formed under the laws of the State of Maryland (“Parent” or “Guarantor”), KEYBANK NATIONAL ASSOCIATION, a national banking association (“KeyBank”), THE OTHER LENDERS WHICH ARE SIGNATORIES HERETO (KeyBank and the other lenders which are signatories hereto, collectively, the “Lenders”), and KEYBANK NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders (the “Agent”).

W I T N E S S E T H:

WHEREAS, Borrower, Agent, KeyBank and the other Lenders are parties to that certain Sixth Amended and Restated Credit Agreement dated as of July 8, 2021, as amended by that certain First Amendment to Sixth Amended and Restated Credit Agreement dated as of October 22, 2021, and by that certain Second Amendment to Sixth Amended and Restated Credit Agreement dated as of July 29, 2022 (collectively, the “Existing Credit Agreement,” and as the same may be further varied, extended, supplemented, consolidated, replaced, increased, renewed, modified or amended from time to time, the “Credit Agreement”);

WHEREAS, Borrower and the Guarantors have requested to make certain modifications to the Existing Credit Agreement including, without limitation, the extension of the Revolving Facility Termination Date as set forth herein, and the Agent and the undersigned Lenders have agreed to such modifications, subject to the execution and delivery of this Amendment.

NOW, THEREFORE, for and in consideration of the sum of TEN and NO/100 DOLLARS ($10.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

1.            Definitions. All the terms used herein which are not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

2.            Modification of the Credit Agreement. Borrower, the Agent and the Lenders do hereby modify and amend the Credit Agreement by deleting from the Credit Agreement the text that is shown as a deletion or strike-through in the form of the Credit Agreement attached hereto as Exhibit “A” and made a part hereof (the “Revised Credit Agreement”), and by inserting in the Credit Agreement the text shown as an insertion or underlined text in the Revised Credit Agreement, such that from and after the Effective Date (as hereinafter defined) the Credit Agreement is amended to read as set forth in the Revised Credit Agreement.

3.            Loan Commitments.

(a)            Revolving Commitments on the Effective Date. As of the Effective Date and following satisfaction of all conditions thereto as set forth in Section 10 hereof, the amount of each Revolving Lender’s Revolving Commitment shall be the amount set forth on Schedule I attached to the Credit Agreement (as amended hereby). On the Effective Date the outstanding principal balance of the Revolving Loans and the participation interests of the Revolving Lenders in any outstanding Facility Letters of Credit shall be reallocated among the Revolving Lenders pursuant to Section 2.1(f) of the Credit Agreement (as amended hereby).

(b)            Exiting Lender(s). On the Effective Date, each of (i) The Bank of Nova Scotia and (ii) Associated Bank, N.A. (each, an “Exiting Lender”) shall cease to be a Lender under, or a party to, the Credit Agreement and the other Loan Documents. As a condition to the effectiveness of this Amendment, Borrower shall pay to the Agent for the account of each Exiting Lender all outstanding interest, fees and other amounts due or accrued and unpaid to such Exiting Lender under the Existing Credit Agreement and the other Loan Documents (it being understood that the outstanding principal balance of the Revolving Loans payable to such Exiting Lender shall be paid by the Revolving Advances made on the Effective Date by certain of the Revolving Lenders pursuant to Section 3(a) of this Amendment as a part of the reallocation of Revolving Loans contemplated thereby), and the Agent shall remit such amounts to such Exiting Lender on the Effective Date. Borrower, Guarantor, Agent and Lenders hereby consent to the making of all such payments to Exiting Lenders as contemplated in Section 3(a) above and this Section 3(b). Upon the making of such payments to each Exiting Lender, except for those terms, conditions, and provisions, which by their express terms survive the cancellation of Commitments or the termination of any Lender’s obligations under the Loan Documents (including, without limitation, any applicable indemnification or reimbursement provisions), such Exiting Lender’s Commitments under the Credit Agreement shall be reduced to $0 and terminated and such Exiting Lender shall have no further rights, duties or obligations with respect to or under the Loan Documents. Each Exiting Lender that has been issued a Note pursuant to the Existing Credit Agreement will, promptly after the Effective Date, return to Borrower such Note, marked “Cancelled”.

4.            References to Credit Agreement. All references in the Loan Documents to the Credit Agreement shall be deemed a reference to the Credit Agreement as modified and amended herein.

5.            Acknowledgment of Borrower and Guarantor. Borrower and Guarantor hereby acknowledge, represent and agree that the Loan Documents, as modified and amended herein, remain in full force and effect and constitute the valid and legally binding obligation of Borrower and Guarantor, as applicable, enforceable against Borrower and Guarantor in accordance with their respective terms (except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and the effect of general principles of equity), and that the execution and delivery of this Amendment does not constitute, and shall not be deemed to constitute, a release, waiver or satisfaction of Borrower’s or Guarantor’s obligations under the Loan Documents.

6.            Representations and Warranties. Borrower and Guarantor represent and warrant to the Agent and the Lenders as follows:

(a)            Authorization. The execution, delivery and performance of this Amendment and any agreements executed and delivered in connection herewith and the transactions contemplated hereby and thereby (i) are within the authority of Borrower and Guarantor, (ii) have been duly authorized by all necessary proceedings on the part of the Borrower and Guarantor, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any of the Borrower or Guarantor is subject or any judgment, order, writ, injunction, license or permit applicable to any of the Borrower or Guarantor, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement or certificate, certificate of formation, operating agreement, articles of incorporation or other charter documents or bylaws of, or any mortgage, indenture, agreement, contract or other instrument binding upon, any of the Borrower or Guarantor or any of their respective properties or to which any of the Borrower or Guarantor is subject, and (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of any of the Borrower or Guarantor.

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(b)            Enforceability. This Amendment and any agreements executed and delivered in connection herewith are valid and legally binding obligations of Borrower and Guarantor enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and the effect of general principles of equity.

(c)            Approvals. The execution, delivery and performance of this Amendment and any agreements executed and delivered in connection herewith and the transactions contemplated hereby and thereby do not require the approval or consent of any Person or the authorization, consent, approval of or any license or permit issued by, or any filing or registration with, or the giving of any notice to, any court, department, board, commission or other governmental agency or authority other than those already obtained and any disclosure filings with the SEC as may be required with respect to this Amendment.

(d)            Reaffirmation. Borrower and Guarantor reaffirm and restate as of the date hereof each and every representation and warranty made by Borrower and Guarantor and their respective Subsidiaries in the Loan Documents (as amended hereby) or otherwise made by or on behalf of such Persons in connection therewith except for representations or warranties that expressly relate to an earlier date, which representations or warranties shall only be required to have been true and correct in as of such earlier date and except for changes in factual circumstances not prohibited under the Loan Documents.

7.            No Default. By execution hereof, Borrower and Guarantor certify that as of the date of this Amendment and immediately after giving effect to this Amendment and the other documents executed in connection herewith, no Unmatured Default or Default has occurred and is continuing.

8.            Waiver of Claims. Borrower and Guarantor acknowledge, represent and agree that none of such Persons has any defenses, setoffs, claims, counterclaims or causes of action of any kind or nature whatsoever arising on or before the date hereof with respect to the Loan Documents, the administration or funding of the Loan or with respect to any acts or omissions of the Agent or any Lender, or any past or present officers, agents or employees of the Agent or any Lender pursuant to or relating to the Loan Documents, and each of such Persons does hereby expressly waive, release and relinquish any and all such defenses, setoffs, claims, counterclaims and causes of action arising on or before the date hereof, if any.

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9.            Ratification. Except as hereinabove set forth, all terms, covenants and provisions of the Credit Agreement remain unaltered and in full force and effect, and the parties hereto do hereby expressly ratify and confirm the Loan Documents as modified and amended herein. Guarantor hereby consents to the terms of this Amendment. Nothing in this Amendment or any other document delivered in connection herewith shall be deemed or construed to constitute, and there has not otherwise occurred, a novation, cancellation, satisfaction, release, extinguishment or substitution of the indebtedness evidenced by the Notes or the other obligations of Borrower and Guarantor under the Loan Documents.

10.            Effective Date. This Amendment shall be deemed effective and in full force and effect (the “Effective Date”) upon satisfaction of the following conditions:

(a)            the execution and delivery of this Amendment by Borrower, Guarantor, the Agent, the Lenders and the Exiting Lenders;

(b)            the delivery to the Agent of a Note duly executed by Borrower in favor of each Lender with respect to its Revolving Commitment (provided that, at the request of any Lender, a Note payable to such Lender shall not be issued and the Obligations of Borrower to such Lender shall be evidenced entirely by the Credit Agreement (as amended hereby) and the other Loan Documents with the same effect as if a Note had been issued to such Lender). Any Lender that receives a new Note pursuant to this Section 10(b) that has previously been issued a Note by Borrower will, promptly after the Effective Date, return to Borrower such prior Note, marked “Replaced”;

(c)            the delivery to the Agent of an updated Disclosure Letter dated as of the Effective Date;

(d)            the delivery to the Agent of a solvency certificate substantially in the form of Exhibit “B” attached hereto executed by the chief financial officer of the Parent;

(e)            receipt by Agent of such other resolutions, certificates, documents, instruments and agreements as the Agent may reasonably request;

(f)            receipt by the Agent of evidence that Borrower shall have paid all fees due and payable with respect to this Amendment.

11.          Fees and Expenses. Borrower shall pay the reasonable fees and expenses of the Agent in connection with this Amendment and the transactions contemplated hereby in accordance with Section 9.7 of the Credit Agreement.

12.          Accrued Interest and Fees. Except as set forth in Section 3(b) above with respect to payments to be made to the Exiting Lenders on the Effective Date, all interest and fees accrued prior to the date of this Amendment under provisions of the Credit Agreement modified by this Amendment shall remain payable at the due dates set forth in the Credit Agreement.

13.          Amendment as Loan Document. This Amendment shall constitute a Loan Document.

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14.          Counterparts. This Amendment may be executed in any number of counterparts which shall together constitute but one and the same agreement.

15.          MISCELLANEOUS. THIS AMENDMENT SHALL PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401 BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors, successors-in-title and assigns as provided in the Credit Agreement.

16.          Electronic Signatures. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or as an attachment to an electronic mail message in .pdf, .jpeg, .TIFF or similar electronic format shall be effective as delivery of a manually executed counterpart of this Amendment for all purposes. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment and any other Loan Document to be signed in connection with this Amendment, the other Loan Documents and the transactions contemplated hereby and thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Agent to accept electronic signatures in any form or format without its prior written consent. For the purposes hereof, “Electronic Signatures” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record. Each of the parties hereto represents and warrants to the other parties hereto that it has the corporate capacity and authority to execute the Amendment through electronic means and there are no restrictions for doing so in that party’s constitutive documents. Without limiting the generality of the foregoing, each of Borrower and Guarantor hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among any of the Agent or the Lenders and any of Borrower or Guarantor, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of any Loan Document based solely on the lack of paper original copies of such Loan Document, including with respect to any signature pages thereto.

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IN WITNESS WHEREOF, the parties hereto have hereto set their hands and affixed their seals as of the day and year first above written.

BORROWER:

KITE REALTY GROUP, L.P., a Delaware limited partnership

By:	Kite Realty Group Trust, a Maryland corporation, its sole General Partner

	By:	/s/ Heath Fear
Heath Fear, Executive Vice President and Chief Financial Officer

GUARANTOR:

KITE REALTY GROUP TRUST, a Maryland corporation

By:	/s/ Heath Fear
Name:	Heath Fear
Title:	Executive Vice President and Chief Financial Officer

(Signatures Continued On Next Page)

AGENT AND LENDERS:

KEYBANK NATIONAL ASSOCIATION, as the Agent and as a Lender

By:	/s/ Kristin Centracchio
Name:	Kristin Centracchio
Title:	Vice President

BANK OF AMERICA, N.A.

By:	/s/ Helen Chan
Name:	Helen Chan
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Scott S. Solis
Name:	Scott S. Solis
Title:	Managing Director

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Jessica W. Phillips
Name:	Jessica W. Phillips
Title:	Authorized Signatory

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ James A. Harmann
Name:	James A. Harmann
Title:	Senior Vice President

(Signatures Continued On Next Page)

REGIONS BANK

By:	/s/ Katie Gifford
Name:	Katie Gifford
Title:	Vice President

TD BANK, N.A.

By:	/s/ Jessica Trombly
Name:	Jessica Trombly
Title:	Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Cody Canafax
Name:	Cody A. Canafax
Title:	Executive Director

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Matthew W. Sadler
Name:	Matthew W. Sadler
Title:	Senior Vice President

CITIBANK, N.A.

By:	/s/ David Bouton
Name:	David Bouton
Title:	Authorized Signatory

(Signatures Continued On Next Page)

TRUIST BANK

By:	/s/ Ryan Almond
Name:	Ryan Almond
Title:	Director

GOLDMAN SACHS BANK USA

By:	/s/ Jonathan Dworkin
Name:	Jonathan Dworkin
Title:	Authorized Signatory

(Signatures Continued On Next Page)

Each Exiting Lender hereby joins in the execution of this Amendment solely for purposes of acknowledging its agreement to the terms and conditions set forth in Section 3 of this Amendment.

EXITING LENDERS:

THE BANK OF NOVA SCOTIA

By:	/s/ David Dewar
Name:	David Dewar
Title:	Director

ASSOCIATED BANK, N.A.

By:	/s/ Mitchell Vega
Name:	Mitchell Vega
Title:	Senior Vice President

EXHIBIT “A”

AMENDED CREDIT AGREEMENT

[See Attached]

Conformed copy reflecting

First Amendment dated October 22, 2021 ~~and~~,

Second Amendment dated July 29, 2022 and

Third Amendment dated October 3, 2024

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF JULY 8, 2021

AMONG

KITE REALTY GROUP, L.P.,

AS BORROWER,

AND

KEYBANK NATIONAL ASSOCIATION,

AS ADMINISTRATIVE AGENT,

AND

keybanc capital markets inc., BOFA SECURITIES, INC.,

~~bOfa securities, inc., and wells fargo securities, llc,~~

WELLS FARGO SECURITIES, LLC, and PNC CAPITAL MARKETS LLC,

AS JOINT BOOKRUNNERS AND JOINT LEAD ARRANGERS FOR REVOLVING LOANS

AND

keybanc capital markets inc., PNC CAPITAL MARKETS~~,~~   LLC,

and CAPITAL ONE, NATIONAL ASSOCIATION,

AS JOINT BOOKRUNNERS AND JOINT LEAD ARRANGERS FOR TERM LOANS

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION, ~~AND~~ BANK OF AMERICA,. N.A.,

AND PNC BANK, NATIONAL ASSOCIATION,

AS CO-SYNDICATION AGENTS FOR REVOLVING LOANS

AND

PNC BANK, NATIONAL ASSOCIATION AND CAPITAL ONE, NATIONAL ASSOCIATION,

AS CO-SYNDICATION AGENTS FOR TERM LOANS

AND

~~CAPITAL ONE, NATIONAL ASSOCIATION, PNC CAPITAL MARKETS LLC,~~

~~REGIONS CAPITAL MARKETS, A DIVISION OF REGIONS BANK,~~

TD BANK, N.A., ~~AND~~ JPMORGAN CHASE BANK, N.A., CAPITAL ONE, NATIONAL

ASSOCIATION, REGIONS CAPITAL MARKETS, AND U.S. BANK NATIONAL ASSOCIATION,

AS JOINT LEAD ARRANGERS FOR REVOLVING LOANS

AND

TD BANK, N.A.,

AS A JOINT LEAD ARRANGER FOR TERM LOANS

AND

~~CAPITAL ONE, NATIONAL ASSOCIATION, PNC BANK, NATIONAL ASSOCIATION,~~

~~REGIONS BANK,~~ TD BANK, N.A., ~~AND~~ JPMORGAN CHASE BANK, N.A., CAPITAL ONE,

NATIONAL ASSOCIATION, REGIONS BANK, AND U.S. BANK NATIONAL ASSOCIATION,

AS DOCUMENTATION AGENTS FOR REVOLVING LOANS

AND

TD BANK, N.A.,

AS A DOCUMENTATION AGENT FOR TERM LOANS

AND

CERTAIN LENDERS FROM TIME TO TIME PARTIES HERETO,

AS LENDERS

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3.5.	Taxes	52
3.6.	Lender Statements; Survival of Indemnity; Delay in Requests	54

ARTICLE IV. CONDITIONS PRECEDENT		54
4.1.	Initial Advance	54
4.2.	Each Advance and Issuance.	56

ARTICLE V. REPRESENTATIONS AND WARRANTIES		56
5.1.	Existence	56
5.2.	Authorization and Validity	56
5.3.	No Conflict; Government Consent	57
5.4.	Financial Statements; Material Adverse Effect	57
5.5.	Taxes	57
5.6.	Litigation and Guarantee Obligations	57
5.7.	Subsidiaries	58
5.8.	ERISA	58
5.9.	Accuracy of Information	58
5.10.	Regulations U and X	58
5.11.	[Intentionally Omitted]	58
5.12.	Compliance With Laws	58
5.13.	Ownership of Properties	58
5.14.	Investment Company Act	59
5.15.	[Intentionally Omitted]	59
5.16.	Solvency	59
5.17.	Insurance.	59
5.18.	REIT Status	59
5.19.	Environmental Matters	60
5.20.	OFAC; Sanctions Representation	61
5.21.	Intellectual Property	61
5.22.	Broker’s Fees	61
5.23.	Unencumbered Pool Properties	61
5.24.	[Reserved]	61
5.25.	No Fraudulent Intent	62
5.26.	Transaction in Best Interests of Borrower; Consideration	62
5.27.	Subordination	62
5.28.	Beneficial Ownership Certification	62
5.29.	Anti-Terrorism Laws	62
5.30.	Affected Financial Institution	63

ARTICLE VI. COVENANTS		63
6.1.	Financial Reporting	63
6.2.	Use of Proceeds	65
6.3.	Notice of Default or Springing Recourse Event	66
6.4.	Conduct of Business	66
6.5.	Taxes	66
6.6.	Insurance	66
6.7.	Compliance with Laws	66
6.8.	Maintenance of Properties	67
6.9.	Inspection	67
6.10.	Maintenance of Status	67
6.11.	Dividends	67
6.12.	Merger	68

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6.13.	[Intentionally Omitted]	68
6.14.	Sale and Leaseback	68
6.15.	[Intentionally Omitted]	68
6.16.	Liens	68
6.17.	Affiliates	68
6.18.	[Intentionally Omitted]	69
6.19.	[Intentionally Omitted]	69
6.20.	[Intentionally Omitted].	69
6.21.	Indebtedness and Cash Flow Covenants	69
6.22.	Environmental Matters	69
6.23.	[Intentionally Omitted].	70
6.24.	[Intentionally Omitted]	70
6.25.	Negative Pledges	70
6.26.	Subsidiary Guaranty	71
6.27.	Amendments to Organizational Documents	71

ARTICLE VII. DEFAULTS		72

ARTICLE VIII. ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		74
8.1.	Acceleration	74
8.2.	Amendments	75
8.3.	Preservation of Rights	77
8.4.	Insolvency of Parent or Borrower	77
8.5.	Application of Funds	78

ARTICLE IX. GENERAL PROVISIONS		78
9.1.	Survival of Representations	78
9.2.	Governmental Regulation	78
9.3.	Taxes	78
9.4.	Headings	79
9.5.	Entire Agreement	79
9.6.	Several Obligations; Benefits of the Agreement	79
9.7.	Expenses; Indemnification	79
9.8.	Numbers of Documents	80
9.9.	Accounting	80
9.10.	Severability of Provisions	80
9.11.	Nonliability of Lenders	80
9.12.	CHOICE OF LAW	81
9.13.	CONSENT TO JURISDICTION	81
9.14.	WAIVER OF JURY TRIAL	81
9.15.	USA Patriot Act Notice	81
9.16.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	81
9.17.	No Novation	82
9.18.	Benchmark Notification	82
9.19.	Divisions	83
9.20.	Confidentiality	83
9.21.	Material Non-Public Information	83

ARTICLE X. THE ADMINISTRATIVE AGENT		84
10.1.	Appointment	84
10.2.	Powers	84
10.3.	General Immunity	84

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10.4.	No Responsibility for Loans, Recitals, Etc	85
10.5.	Action on Instructions of Lenders	85
10.6.	Employment of Agents and Counsel	85
10.7.	Reliance on Documents; Counsel	85
10.8.	Administrative Agent’s Reimbursement and Indemnification	85
10.9.	Rights as a Lender	86
10.10.	Lender Credit Decision	86
10.11.	Successor Administrative Agent	86
10.12.	Notice of Defaults	87
10.13.	Requests for Approval	87
10.14.	Defaulting Lenders	87
10.15.	Additional Agents	90
10.16.	Erroneous Payments	90

ARTICLE XI. SETOFF; RATABLE PAYMENTS		92
11.1.	Setoff	92
11.2.	Ratable Payments	92

ARTICLE XII. BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		93
12.1.	Successors and Assigns	93
12.2.	Participations	93
12.3.	Assignments	94
12.4.	Dissemination of Information	96
12.5.	Tax Treatment	96

ARTICLE XIII. NOTICES		96
13.1.	Giving Notice	96
13.2.	Change of Address	96
13.3.	Electronic Delivery of Information	96

ARTICLE XIV. COUNTERPARTS		97

ARTICLE XV. ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCS		97

ARTICLE XVI. NON-RECOURSE TO PARENT		99

SCHEDULE I	Commitments
SCHEDULE 1	Unencumbered Pool Properties
~~SCHEDULE 2~~	~~Subsidiary Guarantors as of Second Amendment Effective Date~~
~~SCHEDULE 6.28~~	~~Post Closing Deliveries~~

EXHIBIT A	Applicable Margin and Facility Fee Percentage
EXHIBIT B	Form of Note
EXHIBIT C	Form of Amendment Regarding Increase
EXHIBIT D	Form of Compliance Certificate
EXHIBIT E	Form of Subsidiary Guaranty
EXHIBIT F	Form of Borrowing Notice
EXHIBIT G	Form of Assignment Agreement
EXHIBIT H	Form of Sustainability Grid Notice
EXHIBIT I	Form of Springing Guaranty

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SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

This Sixth Amended and Restated Credit Agreement (the “Agreement”) dated as of July 8, 2021, is among KITE REALTY GROUP, L.P., a limited partnership formed under the laws of the State of Delaware (~~successor by merger to Retail Properties Of America, Inc., a corporation organized under the laws of the State of Maryland) (the~~the “Borrower”), KEYBANK NATIONAL ASSOCIATION, a national banking association, and the several banks, financial institutions and other entities from time to time parties to the Agreement (collectively, the “Lenders”), and KEYBANK NATIONAL ASSOCIATION, not individually, but as “Administrative Agent”.

RECITALS

A.           The Borrower is primarily engaged in the business of purchasing, owning, operating, leasing and managing retail properties.

B.           The Borrower is a Subsidiary of Kite Realty Group Trust, a real estate investment trust formed under the laws of the State of Maryland (“Parent”), which is qualified as a real estate investment trust under Section 856 of the Code.

C.           The Borrower and certain of the Lenders are parties to that certain Fifth Amended and Restated Credit Agreement dated as of April 23, 2018 (as amended and in effect immediately prior to the effectiveness of this Agreement, the “Existing Agreement”), pursuant to which the lenders thereunder have made available to the Borrower, on the terms and conditions set forth therein: (i) a $850,000,000 revolving credit facility and (ii) a $250,000,000 term loan facility (which term loan facility was repaid in its entirety prior to the Agreement Effective Date).

D.           This Agreement and the other Loan Documents, taken as whole, constitute an amendment and restatement of the Existing Agreement and an amendment of the other loan documents thereunder and not a novation, and the parties intend that all Advances outstanding thereunder shall continue to be Advances hereunder until repaid.

E.            The Borrower has requested that the Administrative Agent and the Lenders enter into this Agreement to amend and restate the Existing Agreement to (i) extend the Revolving Facility Termination Date, and (ii) modify certain of the other terms thereof. The Administrative Agent and those existing and new Lenders executing this Agreement have agreed to do so on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree that the Existing Agreement is amended and restated in its entirety as follows:

ARTICLE I.
DEFINITIONS

As used in this Agreement:

“Additional Term Loans” is defined in Section 2.22.

“Adjusted Daily Simple SOFR ” means an interest rate per annum equal to the greater of (1) the sum of (a) Daily Simple SOFR and (b) the SOFR Index Adjustment and (2) the Floor.

“Adjusted EBITDA” means, as of any date, the Consolidated Net Income for the most recent four (4) full fiscal quarters of the Parent for which financial results have been reported, as adjusted, without duplication, by (i) adding or deducting for, as appropriate, any adjustment made under GAAP for straight lining of rents, gains or losses from sales of assets, extraordinary or non-recurring items, impairment and other non-cash charges, depreciation, amortization, interest expenses, taxes and the Consolidated Group Pro Rata Share of interest, taxes, depreciation and amortization in Investment Affiliates; (ii) deducting therefrom the Capital Expenditure Reserve Deduction for such period and (iii) adding back all master lease income (not to exceed 5% of Consolidated Net Income), charges (including any premiums or make-whole amounts) associated with any prepayment, redemption or repurchase of indebtedness or early retirement of preferred stock and costs in connection with acquisitions, including non-capitalized costs incurred in connection with acquisitions that fail to close. For purposes of this definition, non-recurring items shall be deemed to include, but not be limited to, (1) gains and losses on early extinguishment of Indebtedness, (2) severance and other restructuring charges, and (3) transaction costs of acquisitions, dispositions, capital markets offerings, debt financings and amendments thereto not permitted to be capitalized pursuant to GAAP (including, without limitation, any portion of the purchase price payable with respect to an acquisition that is not permitted to be capitalized pursuant to GAAP).

“Adjusted Term SOFR” means, for any Interest Period, an interest rate per annum equal to the greater of (1) sum of (a) Term SOFR for such Interest Period and (b) the SOFR Index Adjustment and (2) the Floor.

“Adjusted Unencumbered Pool NOI” means, as of any date, the then-current Unencumbered Pool Property NOI less the Capital Expenditure Reserve Deduction for the then-current Unencumbered Pool Properties.

“Administrative Agent” means KeyBank National Association in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

“Advance” means a borrowing hereunder, (i) made by some or all of the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans made by one or more of the Lenders to the Borrower of the same Type and Class and, in the case of Term SOFR Loans, for the same Interest Period.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person, provided, however, in no event shall Administrative Agent or Lender be an Affiliate of the Borrower. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Aggregate Commitment” means, as of any date, the aggregate amount of the then-current Term Commitments (or if such Term Commitments have terminated, the Term Loans) and Revolving Commitments of all the Lenders, which is, as of the ~~Second~~Third Amendment Effective Date, $1,100,000,000.00 in respect of Revolving Commitments and $~~300,000.00~~300,000,000.00 in respect of Term Commitments, as either such amount may be increased pursuant to Section 2.22 hereof.

“Agreement” is defined in the Recitals hereto.

“Agreement Effective Date” means the date this Agreement has been fully executed and delivered by the Borrower and the Lenders and the conditions set forth in Section 4.1 have been fulfilled or waived in accordance with the terms hereof.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (i) the rate of interest in effect for such day as established from time to time by the Administrative Agent as its “prime rate”, whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit, (ii) one half of one percent (0.5%) above the Federal Funds Effective Rate in effect on such day, (iii) Adjusted Term SOFR for a one month tenor in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus one percent (1.0%), and (iv) one percent (1.0%) per annum. Any change in the Alternate Base Rate due to a change in the prime rate, the Federal Funds Effective Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the prime rate, the Federal Funds Effective Rate or Adjusted Term SOFR, respectively.

“Amendment Regarding Increase” means an Amendment Regarding Increase substantially in the form of Exhibit C attached hereto pursuant to which an existing Lender or a new Lender provides a new Commitment, increases an existing Commitment, makes a new Term Loan or increases the amount of any existing Term Loan, as the case may be, as contemplated by Section 2.22.

“Anti-Corruption Laws” means all applicable laws of any jurisdiction concerning or relating to bribery, corruption or money laundering, including without limitation, the Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Terrorism Laws” is defined in Section 5.29.

“Applicable Margin” means the applicable margin set forth in the pricing schedules contained in Exhibit A attached hereto used in calculating the interest rate applicable to the various Classes and Types of Advances, subject to the conditions set forth in Exhibit A with respect to the effective date of changes in such applicable margins.

“Arrangers” means (i) with respect to the Revolving Loans, the Bookrunners for the Revolving Loans and ~~Capital One, National Association, PNC Capital Markets, LLC, Regions Capital Markets, a Division of Regions Bank,~~ TD Bank, N.A., ~~and~~ JPMorgan Chase Bank, N.A., Capital One, National Association, Regions Capital Markets, and U.S. Bank National Association, and (ii) with respect to the Term Loans, the Bookrunners for the Term Loans and TD Bank, N.A.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Authorized Officer” means any of the President, Chief Financial Officer and Chief Operating Officer, or any of the Chairman and Chief Executive Officer, or the Chief Accounting Officer or any Executive Vice President of the Parent or the Borrower, as applicable, or any other executive officer or authorized agent of the Parent or the Borrower, as applicable, approved by the Administrative Agent on behalf of the Lenders acting singly.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement, or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.3(c).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).

“Benchmark” means, initially, with respect to (a) any Daily Simple SOFR Loan, Daily Simple SOFR, and (b) any Term SOFR Loan, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.3(c).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for the then-current Benchmark, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent as the replacement for such Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in U.S. Dollars at such time and (ii) the related Benchmark Replacement Adjustment, if any; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), if any, that has been selected by the Administrative Agent giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

(a)          in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)          in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:

(a)          a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)          a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)          a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, with respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (i) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.3(c) and (ii) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.3(c).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Bookrunners” means (i) with respect to the Revolving Loans, KeyBanc Capital Markets Inc., BofA Securities, Inc., ~~and~~ Wells Fargo Securities, LLC, and PNC Capital Markets, LLC, and (ii) with respect to the Term Loans, KeyBanc Capital Markets Inc., PNC Capital Markets, LLC and Capital One, National Association.

“Borrower” is defined in the Recitals hereto.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.9.

“Business Day” means (i) any day other than Saturday, Sunday or any other day on which commercial banks in Cleveland, Ohio or New York, New York are authorized or required by law to close and (ii) with respect to any matters relating to SOFR Loans, a SOFR Business Day.

“Capital Expenditure Reserve Deduction” means, with respect to any group of Projects as of any date, $0.15 per annum per gross leaseable square foot of such Projects, times either (A) in the case of calculation of Adjusted EBITDA, as to each Project, the weighted average square footage of such Projects owned by the Consolidated Group at any time during the most recent four (4) fiscal quarters of Parent for which financial results have been reported or (B) in the case of the calculation of Adjusted Unencumbered Pool NOI, as to each Project, the square footage of such Projects included in the Unencumbered Pool as of such date.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation and any and all warrants or options to purchase any of the foregoing.

“Capitalization Rate” means six and one-half percent (6.50%).

“Capitalized Lease” of a Person means any lease of Property imposing obligations on such Person, as lessee thereunder, which are required in accordance with GAAP to be capitalized on a balance sheet of such Person.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank or the Revolving Lenders, as collateral for Facility Letter of Credit Obligations or obligations of the Revolving Lenders to fund participations in respect of Facility Letter of Credit Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentally thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time and demand deposits and certificates of deposit of (i) any Lender or any of its Affiliates; (ii) any domestic commercial bank having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody’s is at least P-2 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than two (2) years from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s and maturing within one (1) year of the date of acquisition, (d) repurchase agreements with a bank or trust company (including any of the Lenders) or securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which a Borrower or their Subsidiaries shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to investments of the character described in the foregoing subdivisions (a) through (d).

“Change” is defined in Section 3.2.

“Change in Control” means (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Capital Stock representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Parent, or (ii) the Parent shall cease to be the sole general partner of the Borrower or shall cease to have the sole and exclusive power to exercise all management and control over the Borrower.

“Class” means (a) when used with respect to a Commitment, refers to whether such Commitment is a Revolving Commitment or a Term Commitment, (b) when used with respect to any Advance or Loan, refers to whether such Advance is a Revolving Advance or a Term Advance, or the Loans comprising such Advance are Revolving Loans or Term Loans, and (c) when used with respect to a Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.

“CME” means CME Group Benchmark Administration Ltd.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means for each Lender collectively, such Lender’s Revolving Commitment, if any, and Term Commitment, if any.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D attached hereto executed by an Authorized Officer of the Parent.

“Conforming Changes” means, with respect to either the use or administration of Daily Simple SOFR or Term SOFR, or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Floating Rate”, the definition of “Business Day,” the definition of “SOFR Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Debt Service” means, for any period, without duplication, (a) Consolidated Interest Expense for such period plus (b) the aggregate amount of scheduled principal payments attributable to Consolidated Outstanding Indebtedness (excluding optional principal payments, principal payments contingent on excess cash flow from a related Project and balloon payments made at maturity in respect of any such Indebtedness), plus (c) a percentage of all such principal payments made during such period by any Investment Affiliate on Indebtedness taken into account in calculating Consolidated Interest Expense, equal to the greater of (x) the percentage of the principal amount of such Indebtedness for which any member of the Consolidated Group is liable and (y) the Consolidated Group Pro Rata Share of such Investment Affiliate.

“Consolidated Group” means the Parent and all Subsidiaries which are consolidated with it for financial reporting purposes under GAAP.

“Consolidated Group Pro Rata Share” means, with respect to any Investment Affiliate, the percentage of the total equity ownership interests held by the Consolidated Group in the aggregate, in such Investment Affiliate determined by calculating the greater of (i) the percentage of the issued and outstanding stock, partnership interests or membership interests in such Investment Affiliate held by the Consolidated Group in the aggregate and (ii) the percentage of the total book value of such Investment Affiliate that would be received by the Consolidated Group in the aggregate, upon liquidation of such Investment Affiliate, after repayment in full of all Indebtedness of such Investment Affiliate.

“Consolidated Interest Expense” means, for any period without duplication, the sum of (a) the amount of interest expense, determined in accordance with GAAP, of the Consolidated Group for such period attributable to Consolidated Outstanding Indebtedness during such period (excluding amortization of any deferred financing fees and prepayment penalties and costs associated with early extinguishment of debt, to the extent constituting interest expense in accordance with GAAP) plus (b) the applicable Consolidated Group Pro Rata Share of any interest expense, determined in accordance with GAAP after taking into account the exclusions set forth in clause (a), of each Investment Affiliate, for such period, whether recourse or non-recourse.

“Consolidated Net Income” means, for any period, consolidated net income (or loss) of the Consolidated Group for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated NOI” means, as of any date, for any entity or group of entities without duplication, the aggregate Net Operating Income for the most recent four (4) fiscal quarters for which financial results have been reported from all Projects owned by such entity or group of entities as of the end of such period of four (4) fiscal quarters.

“Consolidated Outstanding Indebtedness” means, as of any date of determination, without duplication, the sum of (a) all Indebtedness of the Consolidated Group outstanding at such date, determined on a consolidated basis in accordance with GAAP (whether recourse or non-recourse), plus, without duplication, (b) the applicable Consolidated Group Pro Rata Share of any Indebtedness of each Investment Affiliate other than Indebtedness of such Investment Affiliate to a member of the Consolidated Group.

“Construction in Progress” means, as of any date, the book value of any Projects then under development provided that a Project shall no longer be included in Construction in Progress and shall be valued based on its Net Operating Income upon the earlier of (i) the first anniversary after substantial completion (which shall mean the receipt of a temporary certificate of occupancy or a final certificate of occupancy) of such Project and (ii) the last day of the first full fiscal quarter in which the Net Operating Income attributable to such Project for such fiscal quarter multiplied by four (4) and then divided by the Capitalization Rate exceeds the book value of such Project.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.10.

“Credit Rating” means, as of any date, with respect to either Moody’s, S&P or Fitch, the most recent credit rating assigned to the senior, unsecured, non-credit enhanced, long-term debt of the Parent or the Borrower, as applicable, issued by such rating agency prior to such date.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum (rounded in accordance with the Administrative Agent’s customary practice) equal to SOFR for the day (such day, the “SOFR Determination Day”) that is five (5) SOFR Business Days (or such other period as determined by the Administrative Agent based on then prevailing market conventions) prior to (i) if such SOFR Rate Day is a SOFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a SOFR Business Day, the SOFR Business Day immediately preceding such SOFR Rate Day, in each case, as and when SOFR for such SOFR Rate Day is published by the Daily Simple SOFR Administrator on the SOFR Administrator’s Website. If by 5:00 pm (New York City time) on the second (2nd) SOFR Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding SOFR Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided, that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Daily Simple SOFR Advance” means an Advance comprised of Daily Simple SOFR Loans.

“Daily Simple SOFR Loan” means each Loan bearing interest at a rate based upon Daily Simple SOFR.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an event described in Article VII.

“Default Rate” means the interest rate which may apply during the continuance of a Default pursuant to Section 2.12.

“Defaulting Lender” means, subject to Section 10.14(f), (a) any Lender that has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder or (ii) pay to the Administrative Agent, the Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including, with respect to a Revolving Lender, in respect of its participation in Facility Letters of Credit) within two Business Days of the date when due, (b) any Revolving Lender that has notified the Borrower, the Administrative Agent, and, if applicable, the Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder or under other agreements in which it commits to extend credit, or has made a public statement to that effect (unless (1) such writing has been delivered to Borrower, Administrative Agent and, if applicable, the Issuing Bank, and (2) such writing or public statement relates solely to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement and, in the case of a writing, shall be accompanied by reasonably detailed documented evidence supporting such determination) cannot be satisfied), (c) any Revolving Lender that has failed, within two Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon timely receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) any Lender that has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 10.14(f)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank and each Lender.

“Disclosure Letter” means that certain letter from Borrower addressed to the Administrative Agent on behalf of the Lenders and dated as of the ~~Second~~Third Amendment Effective Date, which discloses certain matters relevant to Section 5.5, Section 6.5 and/or the definition of Permitted Liens (or certain other Sections in this Agreement, as set forth therein).

“Dollars” or “$” means the lawful currency of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.

“Eligible Assignee” means (a) with respect to (i) any Revolving Lender, another Revolving Lender, and (ii) any Term Lender, another Lender, (b) with respect to (i) any Revolving Lender, any Affiliate of that Lender or fund related to such Lender, and (ii) any Term Lender, any Affiliate of a Lender or fund related to a Lender, (c) any commercial bank having a combined capital and surplus of $5,000,000,000 or more, (d) the central bank of any country which is a member of the Organization for Economic Cooperation and Development, (e) any savings bank, savings and loan association or similar financial institution which (A) has a net worth of $500,000,000 or more, (B) is regularly engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement and (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank, and (f) any other financial institution (including a mutual fund or other fund) approved by the Administrative Agent and, unless a Default shall have occurred and be continuing, Borrower (such approval not to be unreasonably withheld or delayed, and the failure of Borrower to expressly grant or deny any such approval within five (5) days after written request being deemed to be the grant of such approval) having total assets of $500,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (e) above; provided that each Eligible Assignee must either (a) be organized under the Laws of the United States of America, any State thereof or the District of Columbia or (b) be organized under the Laws of the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, and (i) act hereunder through a branch, agency or funding office located in the United States of America and (ii) be exempt from withholding of tax on interest. Notwithstanding anything herein to the contrary, at no time shall Borrower, its Affiliates, any Subsidiary thereof or any natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), be considered an “Eligible Assignee.”

“Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other requirements of law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect, in each case to the extent the foregoing are applicable to the Borrower or any Subsidiaries or any of its respective assets or Projects.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, (a) taxes imposed on or measured by its overall net income (however determined), and franchise taxes imposed on it, by any jurisdiction with taxing authority over the Lender and (b) any U.S. federal withholding taxes imposed under FATCA.

“Excluded Swap Obligation” means, with respect to the Borrower or any Guarantor, any Related Swap Obligations if, and to the extent that, all or a portion of the liability of such Person for, or the guarantee of such Person of, or the grant by such Person of a Lien to secure, such Related Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Person’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Person or the grant of such Lien becomes effective with respect to such Related Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Person, including under Section 20 of the Subsidiary Guaranty). If a Related Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Related Swap Obligation that is attributable to swaps for which such guarantee or Lien is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Existing Agreement” is defined in the Recitals hereto.

“Existing Letters of Credit” means the letters of credit described by issuer, date of issuance, letter of credit number, undrawn amount, name of beneficiary and date of expiry on the Disclosure Letter delivered to the Administrative Agent on the First Amendment Effective Date.

“Existing Term Facility Termination Date” is defined in Section 2.1(d).

“Extending Term Lender” is defined in Section 2.1(d)(ii).

“Facility Fee” is defined in Section 2.5.

“Facility Fee Percentage” means, as of any date, the percentage set forth in the applicable column headed “Facility Fee Percentage” in the pricing schedules contained on Exhibit A that is in effect on such date, subject to the conditions set forth in Exhibit A with respect to the effective date of changes in such percentage.

“Facility Letter of Credit” means a Letter of Credit issued hereunder, including the Existing Letters of Credit.

“Facility Letter of Credit Fee” is defined in Section 2A.8.

“Facility Letter of Credit Obligations” means, as at the time of determination thereof, all liabilities, whether actual or contingent, of the Borrower with respect to Facility Letters of Credit, including the sum of (a) the Reimbursement Obligations and (b) the aggregate undrawn face amount of the then outstanding Facility Letters of Credit.

“Facility Letter of Credit Sublimit” means $75,000,000.

“Facility Obligations” means all Obligations other than the Related Swap Obligations.

“Facility Termination Date” means the Revolving Facility Termination Date or the Term Facility Termination Date for a Class of Term Loans, as the case may be.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(c) of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.” If the Federal Funds Effective Rate determined as provided above would be less than zero, the Federal Funds Effective Rate shall be deemed to be zero.

“Fee Letter” is defined in Section 2.6.

“Financeable Ground Lease” means, a ground lease reasonably satisfactory to the Administrative Agent on behalf of the Lenders, which must provide customary protections for a potential leasehold mortgagee (“Mortgagee”) such as (i) a remaining term, including any optional extension terms exercisable unilaterally by the tenant, of no less than 25 years from the ~~Second~~Third Amendment Effective Date, (ii) a provision that the ground lease will not be terminated until the Mortgagee has received notice of a default, has had a reasonable opportunity to cure and has failed to do so, (iii) provision for a new lease to the Mortgagee as tenant on the same terms if the ground lease is terminated for any reason, (iv) transferability of the tenant’s interest under the ground lease by the Mortgagee without any requirement for consent of the ground lessor unless based on delivery of customary assignment and assumption agreements from the transferor and transferee, (v) the ability of the tenant to mortgage tenant’s interest under the ground lease without any requirement for consent of the ground lessor and (vi) provisions that the tenant under the ground lease (or the leasehold mortgagee) has customary protections with respect to the application of insurance proceeds or condemnation awards attributable to the tenant’s interest under the ground lease and related improvements.

“Financial Contract” of a Person means (i) any exchange—traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, or (ii) any Rate Management Transaction.

“First Amendment Effective Date” means October 22, 2021.

“First Mortgage Receivable” means any Indebtedness owing to a member of the Consolidated Group which is secured by a first-priority mortgage, deed to secure debt or deed of trust on commercial real estate and which has been designated by the Borrower as a “First Mortgage Receivable” in its most recent Compliance Certificate.

“Fitch” means Fitch Ratings Inc., and any successor thereto.

“Fixed Charge Coverage Ratio” means (i) Adjusted EBITDA divided by (ii) the sum of (A) Consolidated Debt Service for the most recent four (4) fiscal quarters for which financial results of Borrower have been reported, plus (B) all Preferred Dividends, if any, paid or payable ~~with respect to~~during such four (4) fiscal quarters (except to the extent such Preferred Dividends are paid or payable solely in Capital Stock payable to holders of such class of Capital Stock).

“Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin for such day, in each case changing when and as the Alternate Base Rate and Applicable Margin change.

“Floating Rate Advance” means an Advance of a Class which bears interest at the Floating Rate for such Class.

“Floating Rate Loan” means a Loan of a Class which bears interest at the Floating Rate for such Class.

“Floor” means a rate of interest equal to 0.0% per annum.

“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Lender, with respect to the Issuing Bank, such Defaulting Lender’s Revolving Percentage of the outstanding Facility Letter of Credit Obligations with respect to Facility Letters of Credit other than Facility Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 6.1.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantors” means individually and collectively, as the context shall require (i) the Parent (provided that, for the avoidance of doubt, while Parent shall be included in the definition of Guarantors for all purposes hereunder, Parent shall have no liability under the Springing Guaranty until the occurrence of a Springing Recourse Event), and (ii) any Subsidiary Guarantor.

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation (determined without duplication) of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any Letter of Credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefore, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or guarantees by the Borrower of liabilities under any interest rate lock agreement utilized to facilitate Secured Indebtedness of another member of the Consolidated Group or an Investment Affiliate. The amount of any Guarantee Obligation of any guaranteeing Person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation), provided, that in the absence of any such stated amount or stated liability, or if such liability is conditioned upon the taking of certain actions or the occurrence of certain conditions beyond non-payment or non-performance by the primary obligor, such as liability under non-recourse carveout guaranties, the amount of such Guarantee Obligation shall be such guaranteeing Person’s reasonably anticipated liability in respect thereof as determined by the Borrower in good faith with respect to any such Guarantee Obligations of the Consolidated Group.

“Hazardous Materials” means all contaminants, vibrations, sound, odor, explosive or radioactive substances or wastes and hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, mold, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person at any date means without duplication, (a) all indebtedness of such Person for borrowed money including without limitation any repurchase obligation or liability of such Person with respect to securities, accounts or notes receivable sold by such Person, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), in each case evidenced by a binding agreement (excluding premiums or discounts on debt required to be recognized under GAAP), (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (d) all Capitalized Lease Obligations, (e) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (f) all Guarantee Obligations of such Person (excluding in any calculation of consolidated Indebtedness of the Consolidated Group, Guarantee Obligations of one member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated Group), (g) all reimbursement obligations of such Person for letters of credit and other contingent liabilities, (h) any Net Mark-to-Market Exposure (except to the extent arising under a Financial Contract entered into as a hedge against interest rate risk in respect of existing Indebtedness), (i) all obligations of such Person in respect of any transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person, and (j) all liabilities of the type described in clauses (a) through (i) hereof secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

“Interest Period” means, with respect to each Term SOFR Advance, a period of one, three or six months as selected by the Borrower; provided, however, that (i) the initial Interest Period for any Advance of a SOFR Loan shall commence on the date of such Advance (the date of an Advance resulting from a Conversion or Continuation shall be the date of such Conversion or Continuation) and each Interest Period occurring thereafter in respect of such Advance shall commence on the first day after the last day of the next preceding Interest Period; (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (iv) no Interest Period for any SOFR Loan may be selected that would end after the Revolving Facility Termination Date or the Term Facility Termination Date, as the case may be; and (v) if, upon the expiration of any Interest Period, the Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Advance of SOFR Loans as provided above, the Borrower shall be deemed to have elected to convert such Advance to a Floating Rate Loan effective as of the expiration date of such current Interest Period.

“Investment” of a Person means any Property owned by such Person, including without limitation, any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

“Investment Affiliate” means any Person in which the Consolidated Group, directly or indirectly, has made an Investment and whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group.

“Issuance Date” is defined in Section 2A.4(a)(ii).

“Issuance Notice” is defined in Section 2A.4(c).

“Issuing Bank” means, with respect to each Facility Letter of Credit, the Revolving Lender which issues such Facility Letter of Credit. The Administrative Agent shall be the Issuing Bank; provided, however, that in the event that (A) the Borrower is required by the proposed beneficiary to have a Facility Letter of Credit issued pursuant to the terms and conditions of this Agreement by an issuer with a higher rating than KeyBank has at any applicable time of reference (as determined by Moody’s or S&P) or for such other reasons as KeyBank may approve in its sole discretion and (B) notwithstanding good faith efforts from the Borrower, a proposed beneficiary of a Facility Letter of Credit will not accept said Facility Letter of Credit from KeyBank, the Borrower shall have the right to elect, with prior written notice to the Administrative Agent, any Revolving Lender having a higher rating than KeyBank (as determined by Moody’s or S&P) as the Issuing Bank for that particular Facility Letter of Credit, and if such Revolving Lender agrees to issue such Facility Letter of Credit, such Revolving Lender shall be an Issuing Bank; provided further, that no other Revolving Lender other than KeyBank shall be required to be an Issuing Bank and that no more than two (2) other Revolving Lenders in addition to KeyBank may be an Issuing Bank at any time. When referred to in this Agreement, Issuing Bank shall refer to the Revolving Lender acting as Issuing Bank with respect to any particular Facility Letter of Credit issued pursuant to the terms and conditions of this Agreement and, with respect to establishing whether any consent, approval or waiver to be given or granted by the Issuing Banks which, at the time such consent, approval or waiver is to be given or granted, have issued any outstanding Facility Letters of Credit, shall be required.

“KeyBank” means KeyBank National Association.

“Lenders” means the lending institutions listed on the signature pages hereof, their respective successors and assigns, and any other lending institutions that subsequently become parties to this Agreement.

“Lending Installation” means, with respect to a Lender, any office, branch, subsidiary or affiliate of such Lender.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Letter of Credit Collateral Account” is defined in Section 2A.9.

“Letter of Credit Request” is defined in Section 2A.4(a).

“Leverage Ratio” means Consolidated Outstanding Indebtedness divided by Total Asset Value, expressed as a percentage.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, such Lender’s portion of any borrowing hereunder by the Borrower.

“Loan Documents” means this Agreement, the Disclosure Letter, the Subsidiary Guaranty, if any, the Springing Guaranty, the Notes and any other document from time to time evidencing or securing indebtedness incurred by the Borrower under this Agreement, as any of the foregoing may be amended or modified from time to time.

“Loan Party” means the Borrower, the Parent and any Subsidiary Guarantor.

“Management Fees”, means, with respect to each Project for any period, an amount equal to the greater of (i) actual management fees payable with respect thereto and (ii) three percent (3%) per annum on the aggregate base rent and percentage rent due and payable under leases at such Project.

“Marketable Securities” means Investments in Capital Stock or debt securities issued by any Person (other than an Investment Affiliate) which are publicly traded on a national exchange, excluding Cash Equivalents.

“Material Acquisition” means any acquisition by the Borrower or any Subsidiary in which the assets acquired exceed 10.0% of the consolidated total assets of the Borrower and its Subsidiaries determined under GAAP as of the last day of the most recently ending fiscal quarter of the Borrower for which financial statements are publicly available.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, property or financial condition of the Parent and its Subsidiaries, or the Borrower and its Subsidiaries, in each case, taken as a whole, (ii) the ability of the Borrower and the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maximum Legal Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the Note or other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions hereof.

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that (i) an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge and (ii) limitations on sale or the grant of liens in favor of an arm’s-length purchaser of a customary nature relating to Property subject to a contract for sale shall not constitute a Negative Pledge so long as such limitation pertains solely to such Property being sold and ceases to apply upon the closing of such sale or the termination of such contract.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions or any other Financial Contract. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction or other Financial Contract as of the date of determination (assuming the Rate Management Transaction or other Financial Contract were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction or other Financial Contract as of the date of determination (assuming such Rate Management Transaction or other Financial Contract were to be terminated as of that date).

“Net Operating Income” means, with respect to any Project for any period, “property rental and other income” (as determined by GAAP) attributable to such Project accruing for such period, without regard for straight-lining of rents or any amortization related to above-market or below-market leases, plus all master lease income (not to exceed to 5% of Net Operating Income), minus the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such Project for such period, including, without limitation, Management Fees and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding any general and administrative expenses related to the operation of the Borrower, any interest expense, or other debt service charges, impairment charges, the effects of straight-lining of ground lease rent, bad debt expenses related to the straight-lining of rents and any other non-cash charges such as depreciation or amortization of financing costs.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-U.S. Lender” is defined in Section 3.5(iv).

“Note” means any one of those promissory notes substantially in the form of Exhibit B attached hereto from Borrower in favor of the Lenders, including any amendment, modification, renewal or replacement of any such promissory note or of any note delivered under the Existing Agreement, provided that, at the request of any Lender, a Note payable to such Lender shall not be issued and the Obligations of the Borrower hereunder to such Lender shall be evidenced entirely by this Agreement and the other Loan Documents with the same effect as if a Note had been issued to such Lender.

“Notice of Assignment” is defined in Section 12.3(ii).

“Obligations” means the Advances, the Facility Letters of Credit, the Reimbursement Obligations, the Related Swap Obligations (other than Excluded Swap Obligations) and all accrued and unpaid fees and all other obligations of Borrower and the other Loan Parties to the Administrative Agent or the Lenders arising under this Agreement or any of the other Loan Documents, including all payments and other obligations that may accrue after the commencement of any action or proceeding described in Sections 7.7 and 7.8.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control and any successor thereto.

“Other Taxes” is defined in Section 3.5(ii).

“Outstanding Facility Amount” means, at any time, the sum of all then outstanding Advances and Facility Letter of Credit Obligations.

“Outstanding Revolving Amount” means, at any time the sum of all then-outstanding Revolving Advances and Facility Letter of Credit Obligations.

“Parent” is defined in the Recitals hereto.

“Participants” is defined in Section 12.2(i).

“Patriot Act” is defined in Section 9.15.

“Payment Date” means, with respect to (i) each Floating Rate Loan and each Daily Simple SOFR Loan, the first day of each calendar month during the term of such Loan, and (ii) each Term SOFR Loan, the last day of the Interest Period applicable to the Term SOFR Advance of which such Term SOFR Loan is a part and, in the case of a Term SOFR Advance with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Percentage” means for each Lender the ratio that such Lender’s combined Revolving Commitment and outstanding Term Loans bears to the Aggregate Commitment, or if the Revolving Commitments have been terminated, the ratio that such Lender’s combined outstanding Revolving Loans and outstanding Term Loans bears to the total outstanding Advances, in each case expressed as a percentage.

“Permitted Liens” means, as to Property of a Person:

  (i)            Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on its books, or which are on a Project whose contribution to Total Asset Value is either less than the outstanding principal balance of Secured Indebtedness encumbering such Project or does not exceed such principal balance by more than five percent (5%);

  (ii)           Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on their books;

  (iii)          Liens arising out of (A) pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation or (B) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

  (iv)          Easements, restrictions, rights of tenants and landlords under leases (including ground leases) and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and other similar encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way adversely affect the marketability of the same or adversely interfere with the use thereof in the business of the Borrower or its Subsidiaries;

  (v)           Liens arising out of non-compliance with the requirements of Section 6.5, as and to the extent set forth in the Disclosure Letter and Liens constituting judgment liens in respect of judgments that do not constitute a Default under Section 7.8; and

  (vi)          Liens other than Liens described in subsections (i) through (v) above arising in connection with any Indebtedness permitted hereunder to the extent such Liens will not result in a Default in any of Borrower’s covenants herein.

“Permitted Transfer Restrictions” means (a) obligations, encumbrances or restrictions contained in any property sale agreement restricting the creation of Liens on, or the sale, transfer or other disposition of ~~Equity Interests~~Capital Stock or property that is subject to such property sale agreement pending such sale; provided that the encumbrances and restrictions apply only to the subsidiary or assets that are subject to such property sale agreement, (b) reasonable and customary restrictions on transfer, mortgage liens, pledges and changes in beneficial ownership arising under management agreements and ground leases entered into in the ordinary course of business (including rights of first offer or refusal arising under such agreements and leases, in each case, that limit, but do not prohibit, sale or mortgage transactions), and (c) reasonable and customary obligations, encumbrances or restrictions contained in agreements not constituting Indebtedness entered into with limited partners or members of the Borrower or of any other subsidiary of the Parent imposing obligations in respect of contingent obligations to make any tax “make whole” or similar payment arising out of the sale or other transfer of assets reasonably related to such limited partners’ or members’ interest in the Borrower or such subsidiary pursuant to “tax protection” or other similar agreements.

“Person” means any natural person, corporation, limited liability company, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

“Preferred Dividends” means, with respect to any entity, dividends or other distributions which are payable to holders of any ownership interests in such entity which entitle the holders of such ownership interests to be paid on a preferred basis prior to dividends or other distributions to the holders of other types of ownership interests in such entity.

~~“Prepayment Premium” means a premium payable pro rata to the Term Lenders of the Class of Term Loans made on the Second Amendment Effective Date equal to the following amount for the following periods:~~

~~If prepayment occurs:~~	~~Prepayment Premium:~~
~~On or before the first anniversary of the Second Amendment Effective Date~~	~~2.0% of the aggregate principal amount of Term Loans prepaid.~~
~~After the first anniversary of the Second Amendment Effective Date but on or prior to the second anniversary of the Second Amendment Effective Date~~	~~1.0% of the aggregate principal amount of Term Loans prepaid.~~
~~Any date after the second anniversary of the Second Amendment Effective Date~~	~~0.0% of the aggregate principal amount of Term Loans prepaid.~~

“Project” means any real estate asset located in the United States owned by the Parent, the Borrower or any of their respective Subsidiaries or any Investment Affiliate, and operated or intended to be operated primarily as a retail property, an office property, an industrial property or a mixed use property. For purposes of this Agreement, if only a portion of such a real estate asset is then the subject of a material redevelopment, the Borrower may, subject to the reasonable approval of the Administrative Agent, elect to treat such portion as a Project separate and distinct from the remaining portion of such real estate asset.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Purchasers” is defined in Section 12.3(i).

“Qualifying Unencumbered Pool Property” means any Project which, as of any date of determination, (a) is located in the United States; (b) is wholly owned by the Borrower or a Wholly-Owned Subsidiary in fee simple or leased, as lessee, by the Borrower or a Wholly-Owned Subsidiary under the terms of a Financeable Ground Lease; (c) is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Project; and (d) is not, nor is any direct or indirect interest of the Borrower or any Subsidiary therein, subject to any Lien other than Permitted Liens set forth in clauses (i) through (iv) of the definition of Permitted Liens or to any Negative Pledge (other than Negative Pledges permitted under clause (ii) of Section 6.25). No asset shall be deemed to be unencumbered unless both such asset and all Capital Stock of the Subsidiary owning such asset is unencumbered. Nothing in this Agreement shall prohibit a Subsidiary from having other Unsecured Indebtedness or unsecured Guarantee Obligations and the existence of such Unsecured Indebtedness or unsecured Guarantee Obligations shall not prevent any Project owned by such Subsidiary from qualifying as a Qualifying Unencumbered Pool Property.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by a Person which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Recourse Indebtedness” means any Indebtedness of the Borrower or any other member of the Consolidated Group with respect to which the liability of the obligor is not limited to the obligor’s interest in specified assets securing such Indebtedness, other than with respect to customary exceptions for certain acts or types of liability such as environmental liability, fraud and other customary nonrecourse carveouts unless they are judicially determined to have been triggered and then only to the extent of such determination.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means at any time, the aggregate of the obligations of the Borrower to the Revolving Lenders, the Issuing Bank and the Administrative Agent in respect of all unreimbursed payments or disbursements made by the Revolving Lenders, the Issuing Bank and the Administrative Agent under or in respect of the Facility Letters of Credit. Notwithstanding the foregoing, unless the Borrower shall notify the Administrative Agent of its intent to repay the Reimbursement Obligation on the date of the related drawing under any Facility Letter of Credit as provided in Section 2.8(a) and such Reimbursement Obligation is in fact paid by the Borrower on such date, such Reimbursement Obligation shall simultaneously with such drawing be converted to and become a Floating Rate Advance as set forth in Section 2A.5.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Related Swap Obligations” means, as of any date, all of the obligations of Borrower arising under any then outstanding Swap Contracts entered into between Borrower and any Lender or Affiliate of any Lender in respect of the Obligations arising under this Agreement or any of the other Loan Documents.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing, or dumping or any Hazardous Material into the environment.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Notice” is defined in the last paragraph of Article VII.

“Replacement Term Lender” is defined in Section 2.1(d)(iii).

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Class Lenders” means, with respect to a Class of Lenders on any date of determination, Lenders of such Class (a) having more than 50% of the aggregate amount of the Commitments of such Class or if no Commitments of such Class are then in effect, holding more than 50% of the principal amount of the aggregate outstanding Loans of such Class, or in the case of Revolving Lenders, Revolving Credit Exposure; provided that in determining such percentage at any given time, all then existing Defaulting Lenders of such Class will be disregarded and excluded.

“Required Lenders” means, as of any date, Lenders having more than 50% of the aggregate amount of (a) the Revolving Commitments (or if the Revolving Commitments have been terminated or reduced to zero, the Revolving Credit Exposure) and (b) the aggregate outstanding principal amount of the Term Loans; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when there are two or more Lenders (excluding Defaulting Lenders), the term “Required Lenders” shall in no event mean less than two Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Revolving Advance” means any Advance comprised solely of one Type of Revolving Loans (or resulting from conversions or continuations on a given date), and having in the case of any Term SOFR Loans, the same Interest Period.

“Revolving Commitment” means, for each Revolving Lender, the obligation of such Lender to make Revolving Loans on the terms and conditions set forth herein not exceeding the amount set forth for such Lender on Schedule I as such Lender’s “Revolving Commitment Amount”, as set forth in an Amendment Regarding Increase executed by such Lender pursuant to Section 2.22 or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 12.3(ii), as such amount may be modified from time to time pursuant to the terms hereof.

“Revolving Credit Exposure” means, as to any Lender having a Revolving Commitment at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in Facility Letter of Credit Obligations at such time.

“Revolving Extension Notice” is defined in Section 2.1.

“Revolving Facility Investment Grid Election Date” means the date specified by the Borrower in a written notice to the Administrative Agent and the Lenders as the date on which it irrevocably elects to have the Applicable Margin for Revolving Advances and the Facility Fee determined based on the Borrower’s Credit Rating.

“Revolving Facility Termination Date” means ~~January 8~~October 3, ~~2026~~2028, with respect to outstanding Revolving Loans, as such date may be extended pursuant to Section 2.1.

“Revolving Lender” means a Lender having a Revolving Commitment, or if the Revolving Commitments have terminated, holding any Revolving Loans hereunder.

“Revolving Loan” means any Loan made pursuant to a Lender’s Revolving Commitment.

“Revolving Percentage” means for each Revolving Lender the ratio that such Lender’s Revolving Commitment bears to the aggregate Revolving Commitments of all Revolving Lenders, or if the Revolving Commitments have been terminated, the ratio that such Lender’s outstanding Revolving Loans bears to the total outstanding Revolving Advances, in each case expressed as a percentage.

“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union or any other Governmental Authority, (b) any Person located, operating, organized or resident in a Sanctioned Country, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned County or (d) any Person controlled by any Person or agency described in any of the preceding clauses (a) through (c).

“Sanctions” means any sanctions or trade embargoes imposed, administered or enforced by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union or any other Governmental Authority.

“Second Amendment Effective Date” means July 29, 2022.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Secured Indebtedness” means any Indebtedness of the Borrower or any other member of the Consolidated Group which is secured by a Lien (other than Permitted Liens set forth in clauses (i) through (iv) of the definition thereof) on a Project, any ownership interests in any Person or any other assets which had, in the aggregate, a value in excess of the amount of such Indebtedness at the time such Indebtedness was incurred. Notwithstanding the foregoing, Secured Indebtedness shall exclude Recourse Indebtedness that is secured solely by ownership interests in another Person that owns a Project which is encumbered by a mortgage securing Indebtedness.

“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

“Single Tenant Project” means any Project that is leased (or is being constructed to be leased) to a single tenant.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Advance” means a Term SOFR Advance and/or a Daily Simple SOFR Advance, as the context may require.

“SOFR Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“SOFR Determination Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Index Adjustment ” means for any calculation with respect to a Daily Simple SOFR Loan or a Term SOFR Loan, a percentage equal to 0.10% per annum.

“SOFR Loan” means each Loan bearing interest at a rate based upon (a) Adjusted Term SOFR (other than pursuant to clause (iii) of the definition of “Alternate Base Rate”) or (b) Adjusted Daily Simple SOFR.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“S&P” means S&P Global Inc., and any successor thereto.

“Springing Guaranty” means the Springing Guaranty executed and delivered by the Parent on the First Amendment Effective Date, such Springing Guaranty to be substantially in the form of Exhibit I.

“Springing Recourse Event” has the meaning given that term in the Springing Guaranty.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Parent.

“Subsidiary Guarantor” means, as of any date, each Subsidiary of the Parent, if any, which is then a party to the Subsidiary Guaranty pursuant to Section 6.26.

“Subsidiary Guaranty” means the guaranty, if any, substantially in the form of Exhibit E attached hereto and executed and delivered pursuant to Section 6.26, including any joinders executed by additional Subsidiary Guarantors, if any after the Agreement Effective Date.

“Substantial Portion” means, with respect to the Property of the Parent and its Subsidiaries, Property which represents more than 10% of then-current Total Asset Value.

“Swap Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Swap Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Term Advance” means any Advance comprised solely of one Type of Term Loans of a Class (or resulting from conversions or continuations on a given date), and having in the case of any Term SOFR Loans, the same Interest Period.

“Term Commitment” means, for each Term Lender, the obligation of such Lender to make a Term Loan (including for such purpose and without limitation, “Additional Term Loans”) as set forth in an Amendment Regarding Increase executed by such Lender pursuant to Section 2.22.

“Term Extension Response Date” is defined in Section 2.1(d).

“Term Facility Termination Date” means, with respect to the Class of Term Loans made on the Second Amendment Effective Date, July 29, 2029, and with respect to any additional Class of Term Loans made pursuant to Section 2.22, the termination date for such Class of Term Loans as set forth in an Amendment Regarding Increase executed by the Term Lenders of such Class of Term Loans.

“Term Lender” means a Lender having a Term Commitment or holding a Term Loan.

“Term Loan” means, for each Term Lender, a term loan made on the Second Amendment Effective Date or any term loan made thereafter pursuant to an Amendment Regarding Increase executed by such Lender pursuant to Section 2.22.

“Term Percentage” means for each Term Lender of a given Class, the ratio that such Term Lender’s outstanding Term Loans of such Class bears to the total outstanding Term Advances of such Class, expressed as a percentage.

“Term SOFR” means for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Lookback Day”) that is two SOFR Business Days prior to the first day of such Interest Period (and rounded in accordance with the Administrative Agent’s customary practice) , as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Lookback Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding SOFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding SOFR Business Day is not more than three SOFR Business Days prior to such Lookback Day, and for any calculation with respect to a Floating Rate Loan, the Term SOFR Reference Rate for a tenor of one month on the day that is two SOFR Business Days prior to the date the Alternate Base Rate is determined, subject to the proviso provided above.

“Term SOFR Administrator” means CME (or a successor administrator of the Term SOFR Reference Rate, as selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Advance” means an Advance comprised of Term SOFR Loans.

“Term SOFR Loan” means each Loan bearing interest at a rate based upon Adjusted Term SOFR (other than pursuant to clause (iii) of the definition of Alternate Base Rate).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Third Amendment Effective Date” means October 3, 2024.

“Total Asset Value” means, as of any date, (i) (A) the Consolidated NOI attributable to Projects owned by the Parent or a member of the Consolidated Group (excluding 100% of the Consolidated NOI attributable to Projects not owned for at least four (4) full fiscal quarters as of the end of the fiscal quarter for which Consolidated NOI is calculated and provided that the contribution to Consolidated NOI on account of any Project shall not in any event be a negative number) divided by (B) the Capitalization Rate, plus (ii) 100% of the price paid for any such Projects first acquired by the Parent or a member of the Consolidated Group during such four (4) full fiscal quarter period, plus (iii) cash~~,~~ and Cash Equivalents which would be included on the Consolidated Group’s consolidated balance sheet as of such date (including fully refundable deposits associated with any potential acquisition, and cash in respect of Section 1031 exchanges that are subject to customary Section 1031 exchange terms) and Marketable Securities owned by the Consolidated Group as of the end of such fiscal quarter, plus (iv) the Consolidated Group Pro Rata Share of (A) Consolidated NOI attributable to Projects owned by Investment Affiliates (excluding Consolidated NOI attributable to Projects not owned for the entire four (4) full fiscal quarters on which Consolidated NOI is calculated and provided that the contribution to Consolidated NOI on account of any Project shall not in any event be a negative number) divided by (B) the Capitalization Rate, plus (v) the Consolidated Group Pro Rata Share of the price paid for such Projects first acquired by an Investment Affiliate during such four (4) full fiscal quarters, plus (vi) Construction in Progress at book value, plus (vii) First Mortgage Receivables owned by the Consolidated Group (at the lower of book value or market value), plus (viii) Unimproved Land at book value. To the extent the amount of Total Asset Value attributable to Unimproved Land, Investments in Investment Affiliates, Construction in Progress, First Mortgage Receivables and Marketable Securities would exceed 25% of Total Asset Value, such excess shall be excluded from Total Asset Value; provided, however that to the extent the amount of Total Asset Value attributable to (v) Unimproved Land and Construction in Progress exceeds 15% of the Total Asset Value, (w) Investment Affiliates exceeds 20% of the Total Asset Value, (x) First Mortgage Receivables exceeds 10% of the Total Asset Value or (y) Marketable Securities exceeds 10% of Total Asset Value, such excess shall be excluded from Total Asset Value.

“Transferee” is defined in Section 12.4.

“Type” means, with respect to any Advance, its nature as either a Floating Rate Advance, a Daily Simple SOFR Advance or a Term SOFR Advance or, with respect to any Loan, its nature as a Floating Rate Loan, a Daily Simple SOFR Loan or a Term SOFR Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unencumbered Cash and Cash Equivalents” means, as of any date of determination, (a) the aggregate book value of all cash and Cash Equivalents owned by members of the Consolidated Group that are not pledged or otherwise restricted for the benefit of any creditor or subject to any escrow, cash trap, reserves, Liens or claims of any kind in favor of any Person, plus, without duplication, (b) the applicable Consolidated Group Pro Rata Share of such cash and Cash Equivalents owned by each Investment Affiliate. For the avoidance of any doubt, any Cash Collateral pledged or delivered by Borrower pursuant to this Agreement shall not be included in Unencumbered Cash and Cash Equivalents.

“Unencumbered Interest Coverage Ratio” means, as of any date, the aggregate Unencumbered Pool Property NOI as of such date divided by the Unsecured Interest Expense for the most recent four (4) fiscal quarters for which financial results have been reported.

“Unencumbered Leverage Ratio” means, as of any date, (x) the then-current Unsecured Indebtedness of the Consolidated Group minus all Unencumbered Cash and Cash Equivalents, divided by (y) the then-current Unencumbered Pool Value.

“Unencumbered Pool” means as of any date, all then-current Unencumbered Pool Properties.

“Unencumbered Pool Property” means, as of any date, any Project which is a Qualifying Unencumbered Pool Property as of such date.

“Unencumbered Pool Property NOI” means, as of any date, the aggregate Net Operating Income for the most recent four (4) fiscal quarters for which financial results have been reported attributable to Unencumbered Pool Properties as of such date.

“Unencumbered Pool Value” means, as of any date, the sum of (a)(i) the aggregate Adjusted Unencumbered Pool NOI attributable to all Unencumbered Pool Properties which have been owned by the Borrower or a Subsidiary for the most recent four (4) full fiscal quarters for which financial results of Borrower have been reported (provided that the contribution to Adjusted Unencumbered Pool NOI on account of any Unencumbered Pool Property shall not in any event be a negative number) divided by (ii) the Capitalization Rate plus (b) the aggregate acquisition cost of all Unencumbered Pool Properties which have not been so owned by a Subsidiary for such period of four (4) consecutive entire fiscal quarters, plus (c) unencumbered Unimproved Land and Construction in Progress, both at book value. For purposes of this definition, to the extent (i) the value attributable to Unimproved Land and any other land not included in Unimproved Land and Construction in Progress, would exceed 10% of the Unencumbered Pool Value, (ii) the value attributable to any one (1) Unencumbered Pool Property would exceed 15% of the Unencumbered Pool Value, (iii) the aggregate value attributable to those Single Tenant Projects which are leased to the same tenant (or Affiliates of the same tenant), would exceed 15% of the Unencumbered Pool Value; (iv) the aggregate value attributable to all Single Tenant Projects where the remaining unexpired term of the lease of such Single Tenant Project to the tenant of such Single Tenant Project (without giving effect to any unexercised options of such tenant to extend the term of such lease) is less than five (5) years, would exceed 15% of the Unencumbered Pool Value, or (v) the aggregate value attributable to Unencumbered Pool Properties which are occupied pursuant to Financeable Ground Leases would exceed 20% of Unencumbered Pool Value, each such excess amount shall be excluded from Unencumbered Pool Value.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.

“Unimproved Land” means, as of any date, any land which (i) is not appropriately zoned for retail development, (ii) does not have access to all necessary utilities or (iii) does not have access to publicly dedicated streets, unless such land has been designated in writing by the Borrower in a certificate delivered to the Administrative Agent as land that is reasonably expected to satisfy all such criteria within twelve (12) months after such date. For purposes of clarification, if any, such land shall be deemed to be included in Construction in Progress as of such date of designation and from and after such date shall not be considered Unimproved Land.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Unsecured Indebtedness” means, with respect to any Person, all Indebtedness of such Person for borrowed money that does not constitute Secured Indebtedness.

“Unsecured Interest Expense” means, for any period, all Consolidated Interest Expense for such period attributable to Unsecured Indebtedness.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the beneficial ownership of which (other than, in the case of a corporation, directors’ qualifying shares or, in the case of a REIT, preferred shares issued to comply with Section 856(a)(5) of the Code) shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the beneficial ownership of which (other than, in the case of a REIT, preferred shares issued to comply with Section 856(a)(5) of the Code) shall at the time be so owned or controlled.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of such Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II.

THE CREDIT

2.1.            Advances.

(a)            Generally. Subject to the terms and conditions of this Agreement, (a) the Revolving Lenders severally agree to make Revolving Advances through the Administrative Agent to the Borrower in Dollars from time to time prior to the Revolving Facility Termination Date, and to support the issuance of Facility Letters of Credit under Article IIA of this Agreement, and (b) each Term Lender severally agrees to make a Term Loan on the Second Amendment Effective Date in an amount equal to its Term Commitment, provided that the making of any such Advance or the issuance of such Facility Letter of Credit will not:

  (i)            cause the then-current Outstanding Facility Amount to exceed the then-current Aggregate Commitment; or

  (ii)           cause the then-current Outstanding Revolving Amount to exceed the then-current aggregate Revolving Commitments; or

  (iii)          [reserved]; or

  (iv)          cause the then-outstanding Facility Letters of Credit Obligations to exceed the Facility Letter of Credit Sublimit; or

  (v)           cause the Unencumbered Leverage Ratio to exceed the maximum percentage then permitted under Section 6.21(iii).

Subject to Section 2.2, the Advances may be, Floating Rate Advances or SOFR Advances. Each Revolving Lender shall fund its Revolving Percentage of each such Revolving Advance, no Revolving Lender will be required to fund any amounts which, when aggregated with such Lender’s Revolving Percentage of all other Revolving Advances then outstanding and of all Facility Letter of Credit Obligations, would exceed such Lender’s then-current Revolving Commitment and no Term Lender will be required to fund any amount which would cause such Term Lender’s Term Loan to exceed its Term Commitment. This facility (“Facility”) is both a term loan and a revolving credit facility. Subject to the provisions of this Agreement, Borrower may request Revolving Advances hereunder from time to time, repay such Revolving Advances and reborrow Revolving Advances at any time prior to the Revolving Facility Termination Date.

(b)              Term Commitments on the Second Amendment Effective Date. On the Second Amendment Effective Date, the parties hereto agree that the amount of each Term Lender’s Term Commitment is as set forth on Schedule I. On the Second Amendment Effective Date, each Term Loan Lender shall severally make a Term Loan in an amount equal to its Term Commitment as contemplated in Section 2.1(a) above and, upon the making of such Term Loan, the aggregate principal amount of Term Loans for each Term Lender outstanding shall be equal to such Term Lender’s Term Commitment. Except for Notes to be provided to the Term Lenders, no other documents, instruments or assignment fees shall be, or shall be required to be, executed or paid in connection with such allocations (all of which are hereby waived, as necessary). After giving effect to such additional Term Advances, the outstanding Term Loans shall fully satisfy the Term Lenders’ obligations under their respective Term Commitments, and the Term Lenders shall have no further obligation to make Term Advances to the Borrower. Once repaid or prepaid the Term Loans may not be reborrowed.

(c)              Extension of Revolving Facility Termination Date. The Revolving Facility Termination Date can be extended at the Borrower’s request for two (2) extension periods of six-months each upon written notice to the Administrative Agent received by the Administrative Agent not later than ~~90~~60 days prior to the then-current Revolving Facility Termination Date (a “Revolving Extension Notice”), provided that (i) no Default or Unmatured Default of which, in the case of an Unmatured Default, either the Administrative Agent has notified the Borrower or the Borrower has notified the Administrative Agent and the Lenders pursuant to Section 6.3, has occurred and is continuing when the Revolving Extension Notice is given and on the day immediately preceding the first day of such extension period, (ii) the representations and warranties contained in Article V shall be true and correct in all material respects as of the date of Revolving Extension Notice and on the day immediately preceding the first day of such extension period, except to the extent any such representation or warranty is stated to relate solely to an earlier date (in which case such representation or warranty shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents, and (iii) the Borrower pays, on or prior to the first day of the applicable extension period, an extension fee to the Administrative Agent for the account of the Revolving Lenders equal to (0.075%) of the then-current Revolving Commitment of each such Lender (the “Extension Fee”). Notwithstanding the foregoing, Borrower may elect to exercise the extension of the Revolving Facility Termination Date for both six-month extension periods at the same time by including such election in a Revolving Extension Notice delivered to the Administrative Agent not later than 60 days prior to the then-current Revolving Facility Termination Date and upon satisfaction of the conditions set forth in clauses (i), (ii) and (iii) of the foregoing sentence; provided, in the event Borrower makes such election to exercise the extension of the Revolving Facility Termination Date for both six-month extension periods at the same time, that, (X) for purposes of the conditions set forth in clauses (i) and (ii) of the foregoing sentence which are required to be satisfied on the day immediately preceding the first day of such extension period, such conditions shall be required to be satisfied only on the day immediately preceding the first day of the first six-month extension period (and such conditions shall not be re-tested on the day immediately preceding the first day of the second six-month extension period), and (Y) for purposes of the condition set forth in clause (iii) of the foregoing sentence, Borrower shall be required to pay the Extension Fee for both six-month extension periods on or prior to the first day of the first six-month extension period and the Extension Fee for both six-month extension periods shall be calculated based on the then-current Revolving Commitment of each such Lender as of the first day of the first six-month extension period. In no event shall the Revolving Facility Termination Date be extended to a date later than ~~January 8, 2027~~October 3, 2029 except as otherwise permitted by Section 8.2.

(d)              Amend and Extend (Term Facility Termination Date). The Borrower may, by delivering a written notice to the Administrative Agent (who shall promptly deliver a copy to each of the Term Lenders) not less than 60 days, but not more than 365 days, in advance of the Term Facility Termination Date in effect at such time for any applicable Class of Term Loans (the “Existing Term Facility Termination Date”), request that the Term Lenders extend the Existing Term Facility Termination Date. Each Term Lender, acting in its sole discretion, shall, by written notice to the Administrative Agent given not later than the date that is the 20th day after the date of the such request (the “Term Extension Response Date”), advise the Administrative Agent in writing whether or not such Term Lender agrees to the requested extension. Each Term Lender that advises the Administrative Agent that it will not extend the Existing Term Facility Termination Date is referred to herein as a “Non-Extending Term Lender”; provided, that any Term Lender that does not advise the Administrative Agent of its consent to such requested extension by the Term Extension Response Date and any Term Lender that is a Defaulting Lender on the Term Extension Response Date shall be deemed to be a Non-Extending Term Lender. The Administrative Agent shall notify the Borrower of the Term Lenders’ elections promptly following the Term Extension Response Date. The election of any Term Lender to agree to such an extension shall not obligate any other Term Lender to so agree. The Term Facility Termination Date may be extended no more than two times pursuant to this Section 2.1(d). Each extension pursuant to this Section 2.1(d) shall be offered ratably to each Term Lender and shall be subject to the following provisions:

(i)	If, by the Term Extension Response Date, Term Lenders holding then existing Term Loans that aggregate 50% or more of the total outstanding Term Loans shall constitute Non-Extending Term Lenders, then the Existing Term Facility Termination Date shall not be extended and the outstanding principal balance of all Term Loans and other amounts payable hereunder shall be payable on the Existing Term Facility Termination Date in effect prior to such extension.

(ii)	If (and only if), by the Term Extension Response Date, Term Lenders holding Term Loans that aggregate more than 50% of the total outstanding Term Loans shall have agreed to extend the Existing Term Facility Termination Date (each such consenting Term Lender, an “Extending Term Lender”), then effective as of the Existing Term Facility Termination Date, the Term Facility Termination Date for such Extending Term Lenders shall be so extended (subject to satisfaction of the conditions set forth in this Section 2.1(d)). In the event of such extension, the outstanding principal balance of all Term Loans, accrued interest and other amounts payable hereunder to such Non-Extending Term Lender shall become due and payable on such Existing Term Facility Termination Date and, subject to Section 2.1(d)(iii) below, the total Term Loans hereunder shall be reduced by the Term Loans of the Non-Extending Term Lenders so terminated on such Existing Term Facility Termination Date.

(iii)	In the event of any extension of the Existing Term Facility Termination Date pursuant to this Section 2.1(d), the Borrower shall have the right on or before the Existing Term Facility Termination Date, at its own expense, to require any Non-Extending Term Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 12.3) all its interests, rights (other than its rights to payments due to such Lender pursuant to Sections 3.4, Section 9.7 or otherwise under the Loan Documents, in each case, arising prior to the effectiveness of such assignment) and obligations under this Agreement to one or more banks or other financial institutions identified to the Non-Extending Term Lender by the Borrower, which may include any existing Term Lender (each a “Replacement Term Lender”); provided, that (x) such Replacement Term Lender, if not already a Term Lender hereunder, shall be subject to the approval of the Administrative Agent to the extent the consent of the Administrative Agent would be required to effect an assignment under Section 12.3; such assignment shall become effective as of a date specified by the Borrower (which shall not be later than the Existing Term Facility Termination Date in effect for such Non-Extending Term Lender prior to the effective date of the requested extension) and the Replacement Term Lender shall pay to such Non-Extending Term Lender in immediately available funds on the effective date of such assignment the principal of and interest accrued to the date of payment on the outstanding principal amount Term Loans made by it hereunder and all other amounts accrued and unpaid for its account or otherwise owed to it hereunder on such date.

(iv)	Any extension of the Existing Term Facility Termination Date pursuant to this Section 2.1(d) shall not be effective unless:

a.	No Default or Unmatured Default of which, in the case of an Unmatured Default, either the Administrative Agent has notified the Borrower or the Borrower has notified the Administrative Agent and the Lenders pursuant to Section 6.3, shall have occurred and be continuing on the date of such extension and after giving effect thereto;

b.	The representations and warranties contained in Article V shall be true and correct in all material respects on and as of the date of such extension and after giving effect thereto, as though made on and as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date (in which case such representation or warranty shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents; and

c.	The Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Existing Term Facility Termination Date signed by an Authorized Officer of the Borrower certifying that, as of such date, the each of the conditions set forth in this Section 2.1(d)(iv) are satisfied.

(v)	In connection with any extension of the Existing Term Facility Termination Date pursuant to this Section 2.1(d), the Borrower, the Administrative Agent and each extending Lender may, without the consent of any other Lender, make such amendments to this Agreement as the Administrative Agent reasonably determines to be necessary to evidence such extension (it being understood that the foregoing shall supersede any provisions of Section 8.2 to the contrary); provided, in all events, that (A) the interest margins with respect to the extended Term Loans may be different than the interest margins for the non-extended Term Loans from and after the Existing Term Facility Termination Date and upfront fees may be paid solely to the Extending Term Lenders, in each case, to the extent provided in the applicable extension amendment; (B) the applicable extension amendment may provide for other covenants and other terms that apply solely to any period after the latest applicable Term Facility Termination Date of the Term Loans being extended unless all outstanding Term Loans receive the benefit of such covenants and other terms; (C) no extended Term Loans shall be entitled to the benefit of any collateral or guarantees while any existing Revolving Commitments or Revolving Loans or Term Loans of any other Class not included in such extension are outstanding unless all outstanding existing Loans also receive the benefit of such collateral or guarantees; (D) all or any of the scheduled amortization payments of principal of the extended Term Loans (including the maturity date) may be delayed to later dates than the scheduled amortization payments of principal (including the maturity date) of the existing Term Loans of the Class subject to extension pursuant to this Section 2.1(d); and (E) no extended Term Loans may be optionally prepaid prior to the date on which the existing Term Loans of the Class subject to extension pursuant to this Section 2.1(d) are repaid in full unless such optional prepayment is accompanied by a pro rata optional prepayment of such existing Term Loans.

 (e)             [~~reserved~~Reserved].

 (f)              Revolving Commitments on the ~~Second~~Third Amendment Effective Date. On the ~~Second~~Third Amendment Effective Date, the parties hereto agree that the amount of each Revolving Lender’s Revolving Commitment is as set forth on Schedule I. On the ~~Second~~Third Amendment Effective Date, the Revolving Commitment of each of the Revolving Lenders, the outstanding amount of all outstanding Revolving Loans and the participation interests of the Revolving Lenders in any outstanding Facility Letters of Credit shall be allocated among the Revolving Lenders in accordance with their respective Revolving Percentages. To effect such allocations, (1) each Revolving Lender whose Revolving Percentage on the ~~Second~~Third Amendment Effective Date exceeds the Revolving Percentage applicable to its Revolving Commitment under this Agreement and (2) any Lender providing a new Revolving Commitment hereunder on the ~~Second~~Third Amendment Effective Date, shall make a Revolving Advance in such amount as is necessary so that the aggregate principal amount of Revolving Loans held by such Lender as of the ~~Second~~Third Amendment Effective Date shall equal such Lender’s Revolving Percentage of the aggregate outstanding amount of the Revolving Loans as of the ~~Second~~Third Amendment Effective Date. The Administrative Agent shall make such amounts of the proceeds of such Revolving Loans available to each Revolving Lender whose Revolving Percentage is less than the amount of such Lender’s Revolving Percentage applicable to its Revolving Commitment under this Agreement immediately prior to the ~~Second~~Third Amendment Effective Date (including, without limitation, any such Revolving Lender who ceases to have a Revolving Commitment on the Third Amendment Effective Date) as is necessary so that the aggregate principal amount of Revolving Advances held by such Revolving Lender as of the ~~Second~~Third Amendment Effective Date shall equal such Lender’s Revolving Percentage of the aggregate principal amount of the Revolving Advances as of the ~~Second~~Third Amendment Effective Date. Except for Notes to be provided to the Revolving Lenders, no other documents, instruments or assignment fees shall be, or shall be required to be, executed or paid in connection with such allocations (all of which are hereby waived, as necessary).

2.2.            Ratable and Non Ratable Advances. Revolving Advances hereunder shall consist of Revolving Loans made from the Revolving Lenders ratably based on each Revolving Lender’s Revolving Percentage. Term Advances hereunder shall consist of Term Loans made from the Term Lenders ratably based on each Term Lender’s Term Percentage. The Advances may be Floating Rate Advances, SOFR Advances or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

2.3.            Final Principal Payment. Any outstanding Revolving Advances and all other unpaid obligations related or allocable to the Revolving Commitments and any other obligations under this Agreement not specifically related or allocable to the Term Advances shall be paid in full by the Borrower on the Revolving Facility Termination Date. Any outstanding Term Advances, and all other unpaid Obligations relating or allocable to the Term Loans shall be paid in full by the Borrower on the Term Facility Termination Date.

2.4.            [Reserved].

2.5.            Facility Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a facility fee (the “Facility Fee”) equal to an aggregate amount computed on a daily basis by multiplying (i) the Facility Fee Percentage applicable to such day, expressed as a per diem rate, times (ii) the Revolving Commitments in effect on such day. The Facility Fee shall be payable quarterly in arrears on the first Business Day of each calendar quarter (for the prior calendar quarter) and upon any termination of the Revolving Commitments in their entirety. Following its receipt of any such Facility Fee, Administrative Agent shall promptly pay to each Lender with a Revolving Commitment an aggregate amount equal to the sum of such Lender’s Revolving Percentage of the daily amount of such Facility Fee, based on such Lender’s Revolving Commitment on such day. The Facility Fee shall be computed on a 360 day year, and actual days elapsed.

2.6.            Other Fees. The Borrower agrees to pay all fees payable to the Administrative Agent and the Arrangers pursuant to (i) (X) the Borrower’s letter agreement with the Administrative Agent, ~~the Book Managers~~KeyBanc Capital Markets Inc., Wells Fargo Securities, LLC, and Wells Fargo Bank, National Association dated as of June 3, 2021, ~~and~~ (Y) the Borrower’s letter agreement with the Administrative Agent and KeyBanc Capital Markets Inc., dated as of September 27, 2021, and (Z) the Borrower’s letter agreement with the Administrative Agent and KeyBanc Capital Markets Inc., dated on or about the Third Amendment Effective Date (collectively, the “Fee Letter”), and (ii) such other written agreements regarding this Agreement with the Arrangers.

2.7.            Minimum Amount of Each Advance. Each Advance shall be in the minimum amount of $1,000,000; provided, however, that any Floating Rate Advance constituting a Revolving Advance may be in the amount of the unused aggregate Revolving Commitments.

2.8.            Principal Payments.

  (a)            Optional. The Borrower may from time to time pay, without penalty or premium ~~(except for the Prepayment Premium then due, if any, in connection with any repayment of the Class of Term Loans made on the Second Amendment Effective Date, which Prepayment Premium shall be paid concurrently with any such prepayment)~~, all or any part of the Loans owning by it; provided, that, the Borrower shall give the Administrative Agent written or telephonic notice (and in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) of its intent to prepay the Loans, the amount of such prepayment and (in the case of SOFR Loans) the specific Advance(s) for which the prepayment is to be made, which notice shall be received by the Administrative Agent by (y) 11:00 A.M. (Cleveland, Ohio time) at least two (2) Business Days prior to the date of such prepayment, in the case of any prepayment of SOFR Loans, or (z) 11:00 A.M. (Cleveland, Ohio time) on date of such prepayment, in the case of any prepayment of Floating Rate Loans, and which notice shall promptly be transmitted by the Administrative Agent to each of the affected Lenders; provided, that, (i) each partial prepayment shall be in an aggregate principal amount of at least (A) in the case of any prepayment of a SOFR Loan, $500,000 (or, if less, the full amount of such Advance), or an integral multiple of $100,000, and (B) in the case of any prepayment of a Floating Rate Loan, $250,000 (or, if less, the full amount of such Advance), or an integral multiple of $100,000. Without limiting the foregoing, a Term SOFR Advance may be paid on the last day of the applicable Interest Period or, if and only if the Borrower pays any amounts due to the Lenders under Sections 3.4 and 3.5 as a result of such prepayment, on a day prior to such last day. Unless otherwise directed by the Borrower by written notice to the Administrative Agent, all principal payments made when no Default has occurred and is continuing shall first be applied to repay all outstanding Revolving Advances and then to repay the Term Advances of each Class of Term Loans (and with respect to each Class of Loans, first, to the principal of Floating Rate Loans, second, to the principal of Daily Simple SOFR Loans, and third, to the principal of Term SOFR Loans). If a Default has occurred and is continuing such principal payment shall be applied as provided in Section 8.5.

  (b)            Mandatory. Mandatory partial principal payments ~~(together with the Prepayment Premium then due in respect of such payment, if any, to the extent such prepayment is applied to the Class of Term Loans made on the Second Amendment Effective Date)~~ shall be due from time to time if, (i) due to an increase in the aggregate amount of Unsecured Indebtedness of the Consolidated Group or any reduction in the Unencumbered Pool Value or in the Adjusted Unencumbered Pool NOI, whether by an Unencumbered Pool Property failing to continue to satisfy the requirement for qualification as a Qualifying Unencumbered Pool Property or by a reduction in the Unencumbered Pool Value or the Adjusted Unencumbered Pool NOI attributable to any Unencumbered Pool Property, the Unsecured Indebtedness of the Consolidated Group shall be in excess of the maximum amount permitted to be outstanding under clause (iii) of Section 6.21 or (ii) without limiting the effect of any other provision of this Agreement requiring such a principal payment, any of the categories of the Obligations described in clauses (i) - (ii) of Section 2.1(a) shall be in excess of the maximum amount set forth in the applicable clause. Such principal payments shall be in the amount needed to restore Borrower to compliance with such covenants or such maximum amount. Such mandatory principal payments shall be due and payable (X) in the case of any such reduction arising from results reported in the quarterly financial statements of Parent and related Compliance Certificate, ten (10) Business Days after delivery of such quarterly financial statements and Compliance Certificate under Section 6.1 evidencing such reduction or (Y) in all other cases, ten (10) Business Days after Borrower’s receipt of written notice from the Administrative Agent of the existence of any condition requiring any such mandatory principal payment (which written notice shall include reasonably detailed evidence in support of such determination); provided, however, that with respect to a mandatory partial principal payment required in respect of clause (i) of the foregoing sentence, the Borrower may elect, in lieu of making such mandatory partial principal payment hereunder, to reduce other Unsecured Indebtedness of the Consolidated Group in the amount needed to restore Borrower to compliance with such covenants, in each case, within such applicable ten (10) Business Day period.

~~Borrower acknowledges that the Prepayment Premium is bargained for consideration and is not a penalty. Borrower recognizes that the Term Lenders would incur substantial additional costs and expense in the event of a prepayment of the Term Advances made on the Second Amendment Effective Date (including, without limitation, the loss of Lenders’ investment opportunity during the period from the prepayment date until the Term Facility Termination Date). Borrower agrees that the Term Lenders shall not, as a condition to receiving the Prepayment Premium, be obligated to actually reinvest the amount prepaid in any obligation or in any other manner whatsoever. If, following the occurrence and during the continuance of any Default, Borrower shall tender payment of an amount sufficient to pay the Term Advances made on the Second Amendment Effective Date in whole or in part on or before the second anniversary of the Second Amendment Effective Date, such tender by Borrower shall be deemed to be a voluntary prepayment in the amount tendered and in such case Borrower shall also pay to Administrative Agent, with respect to the amount tendered, the applicable Prepayment Premium for the pro rata benefit of the Term Lenders of such Class. Administrative Agent shall not be obligated to accept any such tender unless it is accompanied by the Prepayment Premium due in connection therewith.~~

2.9.            Method of Selecting Classes and Types and Interest Periods for New Advances. The Borrower shall select the Class and Type of Advance and, in the case of each Term SOFR Advance, the Interest Period applicable to such Advance from time to time in accordance with this Section or Section 2.10, as applicable. The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) in the form attached as Exhibit F and made a part hereof (i) not later than 10:00 A.M., Cleveland, Ohio time, on the Borrowing Date of each Floating Rate Advance or Daily Simple SOFR Advance, and (ii) not later than 10:00 a.m., Cleveland, Ohio time, at least three (3) Business Days before the Borrowing Date for each Term SOFR Advance, which shall specify:

  (i)            the Borrowing Date, which shall be a Business Day, of such Advance,

  (ii)           the aggregate amount of such Advance,

  (iii)          the Class and Type of Advance selected, and

  (iv)          in the case of each Term SOFR Advance, the Interest Period applicable thereto.

Each Lender required to make a Loan in connection with a requested Advance shall make available its Loan or Loans, in funds immediately available in Cleveland, Ohio to the Administrative Agent at its address specified pursuant to Article XIII on each Borrowing Date not later than noon (Cleveland, Ohio time). The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

No Term SOFR Interest Period may end after the applicable Facility Termination Date for such Class of Advances and, unless the Required Lenders otherwise agree in writing, in no event may there be more than seven (7) different Interest Periods for Term SOFR Advances outstanding at any one time.

2.10.          Conversion and Continuation of Outstanding Advances. Floating Rate Advances of a Class shall continue as Floating Rate Advances of such Class unless and until such Floating Rate Advances are converted into Daily Simple SOFR Advances of the same Class or Term SOFR Advances of the same Class. Daily Simple SOFR Advances of a Class shall continue as Daily Simple SOFR Advances of such Class unless and until such Daily Simple SOFR Advances are converted into Floating Rate Advances of the same Class or Term SOFR Advances of the same Class. Each Term SOFR Advance of a Class shall continue as a Term SOFR Advance of such Class until the end of the then applicable Interest Period therefor, at which time such Term SOFR Advance shall be automatically converted into a Floating Rate Advance of the same Class unless the Borrower shall have given the Administrative Agent a “Conversion/Continuation Notice” requesting that, at the end of such Interest Period, such Term SOFR Advance either continue as a Term SOFR Advance of the same Class for the same or another Interest Period or be converted to an Advance of another Type but of the same Class. Subject to the terms of Section 2.7, the Borrower may elect from time to time to convert all or any part of an Advance of one Type of a Class into an Advance of another Type of the same Class and vice versa; provided that any conversion of any Term SOFR Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of (X) in the case of a conversion of an Advance to a Term SOFR Advance or a continuation of a Term SOFR Advance not later than 10:00 a.m. (Cleveland, Ohio time), at least three (3) Business Days prior to the date of the requested conversion or continuation, or (Y) in the case of a conversion into or continuation of a Floating Rate Advance or a Daily Simple SOFR Advance, not later than 10:00 a.m. (Cleveland, Ohio time) on the date of the requested conversion or continuation, specifying:

  (i)             the requested date which shall be a Business Day, of such conversion or continuation;

  (ii)            the aggregate amount and Type of the Advance which is to be converted or continued;

  (iii)           the Class of Advance which is to be converted or continued; and

  (iv)          the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Term SOFR Advance, the duration of the Interest Period applicable thereto.

2.11.          Changes in Interest Rate, Etc. Each Floating Rate Advance of a Class and each Daily Simple SOFR Advance of a Class shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Term SOFR Advance into a Floating Rate Advance or a Daily Simple SOFR Advance, as the case may be, pursuant to Section 2.10 to but excluding the date it becomes due or is converted into a Term SOFR Advance pursuant to Section 2.10 hereof, at a rate per annum equal to (X) for a Floating Rate Advance, the Floating Rate applicable to such Class of Advance in effect from time to time (it being understood that changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate) and (Y) for a Daily Simple SOFR Advance, the rate per annum equal to Adjusted Daily Simple SOFR in effect from time to time plus the Applicable Margin for such Class of Daily Simple SOFR Advances (it being understood that changes in the rate of interest on that portion of any Advance maintained as a Daily Simple SOFR Advance will take effect simultaneously with each change in Daily Simple SOFR). Each Term SOFR Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the rate per annum equal to Adjusted Term SOFR applicable to such Class of Term SOFR Advance plus the Applicable Margin for such Class of Term SOFR Advance.

2.12.          Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.9 or 2.10, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring consent of affected Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a SOFR Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring consent of affected Lenders to changes in interest rates), declare that (i) each Term SOFR Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Term SOFR Advance for such Interest Period plus 4% per annum and (ii) each Floating Rate Advance and each Daily Simple SOFR Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 4% per annum; provided, however, that the Default Rate shall become applicable automatically if a Default occurs under Section 7.1 or 7.2, unless waived by the Required Lenders.

2.13.          Method of Payment.

  (i)            All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available Dollars to the Administrative Agent on behalf of the applicable Lenders at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon (Cleveland, Ohio time) on the date when due and shall be applied by the Administrative Agent in accordance with the applicable terms of this Agreement.

  (ii)            As provided elsewhere herein, all Revolving Lenders’ interests in the Revolving Advances, all interests of the Term Lenders of a Class in the Term Advances of such Class, and all Lenders’ interests in the Loan Documents shall be ratable undivided interests and none of such Lenders’ interests shall have priority over the others. Each payment delivered to the Administrative Agent for the account of any Lender or amount to be applied or paid by the Administrative Agent to any Lender shall be paid promptly (on the same day as received by the Administrative Agent if received prior to noon (Cleveland, Ohio time) on such day and otherwise on the next Business Day) by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at such Lender’s address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. Payments received by the Administrative Agent on behalf of the Lenders but not timely funded to the Lenders shall bear interest payable by the Administrative Agent at the Federal Funds Effective Rate from the date due until the date paid. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with KeyBank National Association for each payment of principal, interest and fees as it becomes due hereunder.

2.14.          Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans of each Class and each repayment on the schedule attached to its Note, provided, however, that the failure to so record shall not affect the Borrower’s obligations under such Note. The Borrower hereby authorizes the Lenders and the Administrative Agent on behalf of the Lenders to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any Authorized Officer. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error. The Administrative Agent will at the request of the Borrower, from time to time, but not more often than monthly, provide Borrower with the amount of the outstanding Aggregate Commitment and the applicable interest rate for a Term SOFR Advance. Upon a Lender’s furnishing to Borrower an affidavit to such effect, if a Note is mutilated, destroyed, lost or stolen, Borrower shall deliver to such Lender, in substitution therefore, a new note containing the same terms and conditions as such Note being replaced.

2.15.          Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, at maturity, whether by acceleration or otherwise, with respect to interest on the Term Advances of a Class at the repayment in full of the Term Advances of such Class, and, with respect to interest accrued on the Revolving Advances, upon any termination of the Revolving Commitments in their entirety. Interest, Facility Fees, Facility Letter of Credit Fees and all other fees shall be calculated for actual days elapsed on the basis of a 360-day year (except with respect to Floating Rate Loans, for which interest shall be calculated based on the actual number of days elapsed over a year of 365 or 366 days, as applicable). Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (Cleveland, Ohio time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.16.          [~~reserved~~Reserved].

2.17.          Notification of Advances, Interest Rates and Prepayments. The Administrative Agent will notify each Lender of the applicable Class of the contents of each Borrowing Notice regarding Loans of such Class, Conversion/Continuation Notice regarding Loans of such Class, and repayment notice with respect to Loans of such Class received by it hereunder not later than the close of business on the Business Day such notice is received by the Administrative Agent. The Administrative Agent will notify each Lender of a Class of the interest rate applicable to Advance of such Class promptly upon determination of such interest rate. Any such determination by the Administrative Agent shall be conclusive and binding absent manifest error.

2.18.          Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

2.19.          Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the time at which it is scheduled to make payment to the Administrative Agent on behalf of the Lenders of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been, or will be, made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Class and Type of Loan. If such Lender so repays such amount and interest thereon to the Administrative Agent within one Business Day after such demand, all interest accruing on the Loan not funded by such Lender during such period shall be payable to such Lender when received from the Borrower.

2.20.          Replacement of Lenders under Certain Circumstances. The Borrower shall be permitted to replace any Lender which (a) has demanded compensation from Borrower under Section 3.1 or 3.2, or (b) is not capable of receiving payments without any deduction or withholding of United States federal income tax pursuant to Section 3.5, or (c) cannot maintain its SOFR Loans at a suitable Lending Installation pursuant to Section 3.3 or (d) either voted against or failed to respond to any written request made by the Administrative Agent seeking approval of any amendment to or waiver of any provision of this Agreement, if at least the Required Lenders voted in favor of such proposed amendment or waiver or (e) is a Defaulting Lender; with a replacement bank or other financial institution, provided that (i) such replacement does not conflict with any applicable legal or regulatory requirements affecting the Lenders, (ii) no Default or (after notice thereof to Borrower) no Unmatured Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts owing to such replaced Lender prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Sections 3.4 and 3.6 if any Term SOFR Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (v) the replacement bank or institution, if not already a Lender or not an Eligible Assignee, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.3 (provided that the Borrower shall be obligated to pay the processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.5 and (viii) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.21.          Usury. This Agreement, each Note and each other Loan Document are subject to the express condition that at no time shall Borrower or any other Loan Party be obligated or required to pay interest on the principal balance of any Loan at a rate which could subject any Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower or any other Loan Party is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the interest rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to any Lender for the use, forbearance, or detention of the sums due under any Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the applicable Loans until payment in full so that the rate or amount of interest on account of such Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to such Loan for so long as such Loan is outstanding.

2.22.          Termination or Increase in Commitments; Additional Term Loans.

  (a)            Termination. Borrower shall have the right, upon at least three (3) Business Days’ notice to the Administrative Agent and the Lenders, to terminate or cancel, in whole or in part, the unused portion of the Revolving Commitments in excess of the Outstanding Revolving Amount, provided that each partial reduction shall be in a minimum amount of $1,000,000 or any whole multiple of $250,000 in excess thereof. Any partial termination of the Revolving Commitments shall be applied to reduce the Revolving Commitments on a pro rata basis. Once terminated or reduced, the Revolving Commitments may not be reinstated or increased thereafter.

  (b)            Increase in Commitments. Borrower shall have the right exercisable 5 times, upon at least 10 Business Days’ notice to the Administrative Agent and the Lenders, to request (i) increases in the Revolving Commitments or (ii) the making of additional Term Loans (the “Additional Term Loans”) ~~by~~ up ~~to $600,000,000~~ to a maximum aggregate amount not to exceed $2,000,000,000 (reduced to the extent Borrower has terminated or reduced the Revolving Commitments) by either adding new lenders as Lenders (subject to the Administrative Agent’s prior written approval of the identity of any such new lender if it is not an Eligible Assignee) or obtaining the agreement, which shall be at such Lender’s or Lenders’ sole discretion, of one or more of the then current Lenders to increase its or their Revolving Commitments or to make Additional Term Loans. Each such increase in the Commitments or the making of Additional Term Loans must be an aggregate minimum amount of $50,000,000 and integral multiples of $10,000,000 in excess thereof. Such increases may be increases in Revolving Commitments or the making of Additional Term Loans or a combination thereof. Effecting any increase of the Revolving Commitments or the making of Additional Term Loans under this Section is subject to the following conditions precedent: (x) no Default or Unmatured Default has occurred, is then continuing or shall be in existence on the effective date of such increase of Revolving Commitments or making of Additional Term Loans, (y) the representations and warranties (subject in all cases to all materiality qualifiers and other exceptions in such representations and warranties) contained in Article V shall be true and correct as of the effective date of such increase, except to the extent any such representation or warranty is stated to relate solely to an earlier date (in which case such representation or warranty shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents, and (z) the Administrative Agent shall have received an Amendment Regarding Increase by the Borrower, the Administrative Agent and the new lender or existing Lender providing such increase of Revolving Commitments or Additional Term Loans, a copy of which shall be forwarded to each Lender by the Administrative Agent promptly after execution thereof and all documentation and opinions as the Administrative Agent may reasonably request, in form and substance reasonably satisfactory to the Administrative Agent. In no event will any existing Lender be obligated to provide any portion of any such increase of Revolving Commitments or making of Additional Term Loans unless such Lender shall specifically agree in writing to provide such increase of Revolving Commitments or making of Additional Term Loans at such time. On the effective date of any such increase of Revolving Commitments or making of Additional Term Loans, Borrower shall pay to the institutions arranging such increases such fees as may be agreed to by such institutions and the Borrower and to each new lender or then-current Lender providing such increase of Revolving Commitments or making Additional Term Loans the up-front fee agreed to between Borrower and such party. In addition, the Parent and the Subsidiary Guarantors, if any, shall execute a consent to such increase of Revolving Commitments or making of Additional Term Loans ratifying and continuing their obligations under the Springing Guaranty and the Subsidiary Guaranty, respectively. If a Person becomes a new Lender having a Revolving Commitment under this Agreement, or if any existing Revolving Lender is increasing its Revolving Commitment, such Lender shall on the date it becomes a Revolving Lender hereunder (or in the case of an existing Revolving Lender, increases its Revolving Commitment) (and as a condition thereto) purchase from the other Revolving Lenders its Revolving Percentage (determined with respect to the Revolving Lenders’ respective Revolving Commitments and after giving effect to the increase of Revolving Commitments) of any outstanding Revolving Loans, by making available to the Administrative Agent for the account of such other Revolving Lenders, in same day funds, an amount equal to (A) the portion of the outstanding principal amount of such Revolving Loans to be purchased by such Lender, plus (B) the aggregate amount of payments previously made by the other Revolving Lenders under Section 2A.6(b) that have not been repaid, plus (C) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Revolving Loans. The Lenders agree to cooperate in any required sale and purchase of outstanding Revolving Advances to achieve such result. In no event shall the aggregate Commitments and Term Loans exceed $2,000,000,000 without the approval of the Required Lenders.

2.23.          Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each borrowing from the Revolving Lenders under Sections 2.1(a) and 2A.6(b) shall be made from the Revolving Lenders, each payment of the fees under Sections 2.1(c)(iii), 2.4 and 2.5 and the first sentence of Section 2A.8(a) shall be made for the account of the Revolving Lenders, and each termination or reduction of the amount of the Revolving Commitments under Section 2.22(a) shall be applied to the respective Revolving Commitments of the Revolving Lenders, pro rata according to the amounts of their respective Revolving Commitments; (b) each payment or prepayment of principal of Revolving Loans shall be made for the account of the Revolving Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them, provided that, subject to Section 10.14, if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by the Revolving Lenders pro rata in accordance with their respective Revolving Commitments in effect at the time such Revolving Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by the Revolving Lenders pro rata in accordance with such respective Revolving Commitments; (c) [reserved]; (d) each payment or prepayment of principal of Term Loans of a Class shall be made for the account of the Term Lenders of such Class pro rata in accordance with the respective unpaid principal amounts of the Term Loans of such Class held by them; (e) each payment of interest on Loans of a Class shall be made for the account of the Lenders of such Class pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders of such Class; (f) the conversion and continuation of Loans of a particular Class and Type shall be made pro rata among the Lenders of such Class according to the amounts of their respective Loans of such Class, and the then current Interest Period for each Lender’s portion of each such Loan of such Type shall be coterminous and (g)  the Revolving Lenders’ participation in, and payment obligations in respect of, Facility Letters of Credit under Section 2A.6, shall be in accordance with their respective Revolving Percentages.

ARTICLE IIA

LETTER OF CREDIT SUBFACILITY

2A.1          Obligation to Issue. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower herein set forth, the Issuing Bank hereby agrees to issue for the account of the Borrower, one or more Facility Letters of Credit in accordance with this Article IIA, from time to time during the period commencing on the Agreement Effective Date and ending on the date sixty (60) days prior to the Revolving Facility Termination Date. All Existing Letters of Credit shall be deemed to have been issued pursuant to this Agreement, and from and after the First Amendment Effective Date shall be subject to and governed by the terms and conditions hereof.

2A.2          Types and Amounts. The Issuing Bank shall not have any obligation to:

  (i)            issue any Facility Letter of Credit if the aggregate maximum amount then available for drawing under Letters of Credit issued by such Issuing Bank, after giving effect to the Facility Letter of Credit requested hereunder, shall exceed any limit imposed by law or regulation upon such Issuing Bank;

  (ii)           issue any Facility Letter of Credit if, after giving effect thereto, (1) the then applicable Outstanding Facility Amount would exceed the then current Aggregate Commitment or (2) the then-applicable Outstanding Revolving Amount would exceed the then-current aggregate Revolving Commitments or (3) the Facility Letter of Credit Obligations would exceed the Facility Letter of Credit Sublimit; or

  (iii)          issue any Facility Letter of Credit having an expiration date, or containing automatic extension provisions to extend such date to a date, beyond the sixtieth (60th) day prior to the Revolving Facility Termination Date, provided that, if Borrower then has an unexpired option to extend the Revolving Facility Termination Date under Section 2.1, Borrower may request an expiration date during such extension so long as Borrower specifically acknowledges that it shall deposit the full undrawn amount of any such Facility Letter of Credit into the Letter of Credit Collateral Account on or before the then-current Revolving Facility Termination Date, if any such extension is not exercised or is not exercisable.

2A.3         Conditions. In addition to being subject to the satisfaction of the conditions contained in Article IV hereof and in the balance of this Article IIA, the obligation of the Issuing Bank to issue any Facility Letter of Credit is subject to the satisfaction in full of the following conditions:

(i)            the Borrower shall have delivered to the Issuing Bank at such times and in such manner as the Issuing Bank may reasonably prescribe such documents and materials as may be reasonably required pursuant to the terms of the proposed Facility Letter of Credit (it being understood that if any inconsistency exists between such documents and the Loan Documents, the terms of the Loan Documents shall control) and the proposed Facility Letter of Credit shall be reasonably satisfactory to the Issuing Bank as to form and content;

(ii)           as of the date of issuance, no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain the Issuing Bank from issuing the requested Facility Letter of Credit and no law, rule or regulation applicable to the Issuing Bank and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit or request that the Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of the requested Facility Letter of Credit in particular; and

(iii)          there shall not exist any Default or Unmatured Default.

2A.4         Procedure for Issuance of Facility Letters of Credit.

(a)            Borrower shall give the Issuing Bank and the Administrative Agent at least three (3) Business Days’ prior written notice of any requested issuance of a Facility Letter of Credit under this Agreement (a “Letter of Credit Request”), such notice shall be irrevocable, except as provided in Section 2A.4(b)(i) below, and shall specify:

(i)            the stated amount of the Facility Letter of Credit requested (which stated amount shall not be less than $50,000);

(ii)           the effective date (which day shall be a Business Day) of issuance of such requested Facility Letter of Credit (the “Issuance Date”);

(iii)          the date on which such requested Facility Letter of Credit is to expire (which day shall be a Business Day which is not less than sixty (60) days prior to the Revolving Facility Termination Date except as provided in Section 2A.2(iii) above);

(iv)         the purpose for which such Facility Letter of Credit is to be issued;

(v)          the Person for whose benefit the requested Facility Letter of Credit is to be issued; and

(vi)         any special language required to be included in the Facility Letter of Credit.

At the time such request is made, the Borrower shall also provide the Administrative Agent and the Issuing Bank with a copy of the form of the Facility Letter of Credit that the Borrower is requesting be issued and shall execute and deliver the Issuing Bank’s customary letter of credit application and reimbursement agreement with respect thereto. Such notice, to be effective, must be received by such Issuing Bank and the Administrative Agent not later than noon (Cleveland, Ohio time) on the last Business Day on which notice can be given under this Section 2A.4(a). Administrative Agent shall, promptly upon request by a Revolving Lender, provide a copy of such Letter of Credit Request to such Revolving Lender.

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(b)            Subject to the terms and conditions of this Article IIA and provided that the applicable conditions set forth in Article IV hereof have been satisfied, the Issuing Bank shall, on the Issuance Date, issue a Facility Letter of Credit on behalf of the Borrower in accordance with the Letter of Credit Request and the Issuing Bank’s usual and customary business practices unless the Issuing Bank has actually received (i) written notice from the Borrower specifically revoking the Letter of Credit Request with respect to such Facility Letter of Credit given not later than the Business Day immediately preceding the Issuance Date, or (ii) written or telephonic notice from the Administrative Agent stating that the issuance of such Facility Letter of Credit would violate Section 2A.2.

(c)            The Issuing Bank shall give the Administrative Agent (who shall promptly notify Lenders) and the Borrower written notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Facility Letter of Credit (the “Issuance Notice”).

(d)            The Issuing Bank shall not extend or amend any Facility Letter of Credit unless the requirements of this Section 2A.4 are met as though a new Facility Letter of Credit was being requested and issued.

2A.5         Reimbursement Obligations; Duties of Issuing Bank.

(a)            The Issuing Bank shall promptly notify the Borrower and the Administrative Agent (who shall promptly notify Lenders) of any draw under a Facility Letter of Credit. Any such draw shall not be deemed to be a default hereunder but shall constitute a Revolving Advance in the amount of the Reimbursement Obligation with respect to such Facility Letter of Credit and shall bear interest from the date of the relevant drawing(s) under the pertinent Facility Letter of Credit at the Floating Rate for Revolving Loans; provided that if a Default exists at the time of any such drawing(s), then the Borrower shall reimburse the Issuing Bank for drawings under a Facility Letter of Credit issued by the Issuing Bank no later than the next succeeding Business Day after the payment by the Issuing Bank and until repaid such Reimbursement Obligation shall bear interest at the Default Rate.

(b)            Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Facility Letter of Credit, if taken or omitted in the absence of willful misconduct or gross negligence, shall not put the Issuing Bank under any resulting liability to any Lender or, provided that such Issuing Bank has complied with the procedures specified in Section 2A.4, relieve any Revolving Lender of its obligations hereunder to the Issuing Bank. In determining whether to pay under any Facility Letter of Credit, the Issuing Bank shall have no obligation relative to the Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered in compliance, and that they appear to comply on their face, with the requirements of such Letter of Credit.

2A.6         Participation.

(a)            Immediately upon the issuance on or after the Agreement Effective Date by the Issuing Bank of any Facility Letter of Credit in accordance with the procedures set forth in this Article IIA, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse, representation or warranty, an undivided interest and participation equal to such Lender’s Revolving Percentage in such Facility Letter of Credit (including, without limitation, all obligations of the Borrower with respect thereto) and all related rights hereunder. Each Revolving Lender’s obligation to make further Revolving Loans to Borrower (other than any payments such Lender is required to make under subparagraph (b) below) or to purchase an interest from the Issuing Bank in any subsequent Facility Letters of Credit issued by the Issuing Bank on behalf of Borrower shall be reduced by such Lender’s Revolving Percentage of the undrawn portion of each Facility Letter of Credit outstanding.

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(b)            In the event that the Issuing Bank makes any payment under any Facility Letter of Credit and the Borrower shall not have repaid such amount to the Issuing Bank pursuant to Section 2A.7 hereof, the Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Lender of such failure, and each Revolving Lender shall promptly and unconditionally pay to the Administrative Agent for the account of the Issuing Bank the amount of such Lender’s Revolving Percentage of the unreimbursed amount of such payment, and the Administrative Agent shall promptly pay such amount to the Issuing Bank. A Revolving Lender’s payment of its Revolving Percentage of such Reimbursement Obligation as aforesaid shall be deemed to be a Revolving Loan by such Lender and shall constitute outstanding principal under such Lender’s Note. The failure of any Revolving Lender to make available to the Administrative Agent for the account of the Issuing Bank its Revolving Percentage of the unreimbursed amount of any such payment shall not relieve any other Revolving Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Bank its Revolving Percentage of the unreimbursed amount of any payment on the date such payment is to be made, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make available to the Administrative Agent its Revolving Percentage of the unreimbursed amount of any payment on the date such payment is to be made. Any Revolving Lender which fails to make any payment required pursuant to this Section 2A.6(b) shall be deemed to be a Defaulting Lender hereunder.

(c)            Whenever the Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, the Issuing Bank shall promptly pay to the Administrative Agent on behalf of the Revolving Lenders and the Administrative Agent shall promptly (on the same day as received by the Administrative Agent if received prior to noon (Cleveland, Ohio time) on such day and otherwise on the next Business Day) pay to each Revolving Lender which has funded its participating interest therein, in immediately available funds, an amount equal to such Lender’s Revolving Percentage thereof.

(d)            Upon the request of the Administrative Agent or any Lender, the Issuing Bank shall furnish to such Administrative Agent or Lender copies of any Facility Letter of Credit to which the Issuing Bank is party and such other documentation as may reasonably be requested by the Administrative Agent or Lender.

(e)            The obligations of a Revolving Lender to make payments to the Administrative Agent for the account of the Issuing Bank with respect to a Facility Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, set off, qualification or exception whatsoever other than a failure of any such Issuing Bank to comply with the terms of this Agreement relating to the issuance of such Facility Letter of Credit, and such payments shall be made in accordance with the terms and conditions of this Agreement under all circumstances.

2A.7         Payment of Reimbursement Obligations.

(a)            The Borrower agrees to pay to the Administrative Agent for the account of the Issuing Bank the amount of all Advances for Reimbursement Obligations, interest and other amounts payable to the Issuing Bank under or in connection with any Facility Letter of Credit when due, irrespective of any claim, set off, defense or other right which the Borrower may have at any time against any Issuing Bank or any other Person, under all circumstances, including without limitation any of the following circumstances:

(i)            any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

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(ii)           the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Facility Letter of Credit or any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Bank, any Lender, or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower and the beneficiary named in any Facility Letter of Credit);

(iii)          any draft, certificate or any other document presented under the Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect of any statement therein being untrue or inaccurate in any respect;

(iv)         the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(v)          the occurrence of any Default or Unmatured Default.

(b)            In the event any payment by the Borrower received by the Issuing Bank or the Administrative Agent with respect to a Facility Letter of Credit and distributed by the Administrative Agent to the Revolving Lenders on account of their participations is thereafter set aside, avoided or recovered from the Administrative Agent or Issuing Bank in connection with any receivership, liquidation, reorganization or bankruptcy proceeding, each Revolving Lender which received such distribution shall, upon demand by the Administrative Agent, contribute such Lender’s Revolving Percentage of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Issuing Bank or the Administrative Agent upon the amount required to be repaid by the Issuing Bank or the Administrative Agent.

2A.8         Compensation for Facility Letters of Credit.

(a)            The Borrower shall pay to the Administrative Agent, for the ratable account of the Revolving Lenders (including the Issuing Bank), based upon such Lenders’ respective Revolving Percentages, a per annum fee (the “Facility Letter of Credit Fee”) as a percentage of the face amount of each Facility Letter of Credit outstanding equal to the Applicable Margin for Revolving Advances that are SOFR Advances in effect from time to time hereunder while such Facility Letter of Credit is outstanding. The Facility Letter of Credit Fee relating to any Facility Letter of Credit shall accrue on a daily basis and shall be due and payable in arrears on the first Business Day of each calendar quarter following the issuance of such Facility Letter of Credit and, to the extent any such fees are then due and unpaid, on the Revolving Facility Termination Date or any other earlier date that the Obligations are due and payable in full. The Administrative Agent shall promptly (on the same day as received by the Administrative Agent if received prior to noon (Cleveland, Ohio time) on such day and otherwise on the next Business Day) remit such Facility Letter of Credit Fees, when paid, to the other Revolving Lenders in accordance with their Revolving Percentages thereof. The Borrower shall not have any liability to any Revolving Lender for the failure of the Administrative Agent to promptly deliver such funds to any such Lender and shall be deemed to have made all such payments on the date the respective payment is made by the Borrower to the Administrative Agent, provided such payment is received by the time specified in Section 2.13 hereof.

(b)            The Issuing Bank also shall have the right to receive solely for its own account an issuance fee equal to the greater of (A) $1,500 or (B) one eighth of one percent (0.125%) per annum to be calculated on the face amount of each Facility Letter of Credit for the stated duration thereof, based on the actual number of days and using a 360-day year basis. The issuance fee shall be payable by the Borrower on the Issuance Date for each such Facility Letter of Credit and on the date of any increase therein or extension thereof. The Issuing Bank shall also be entitled to receive its reasonable out of pocket costs and the Issuing Bank’s standard charges of issuing, amending and servicing Facility Letters of Credit and processing draws thereunder.

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2A.9         Letter of Credit Collateral Account. The Borrower hereby agrees that it will immediately upon the request of the Administrative Agent or prior to the Revolving Facility Termination Date if a Facility Letter of Credit is outstanding and unexpired on such date as provided in Section 2A.2(iii) above, establish a special collateral account (the “Letter of Credit Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XIII, in the name of the Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Revolving Lenders, and in which the Borrower shall have no interest other than as set forth in Section 8.1. The Letter of Credit Collateral Account shall hold the deposits the Borrower is required to make upon the Revolving Facility Termination Date related to any outstanding and unexpired Facility Letter of Credit or after a Default on account of any outstanding Facility Letters of Credit as described in Section 8.1. In addition to the foregoing, the Borrower hereby grants to the Administrative Agent, for the benefit of each of the Revolving Lenders, a security interest in and to the Letter of Credit Collateral Account and any funds that may hereafter be on deposit in such account, including income earned thereon. The Revolving Lenders acknowledge and agree that the Borrower has no obligation to fund the Letter of Credit Collateral Account unless and until so required under Section 2A.2(iii) or Section 8.1 hereof. The Administrative Agent shall have the authority to establish, for the benefit of the Revolving Lenders, the Letter of Credit Collateral Account upon the occurrence of a Default under Section 7.6 or 7.7; provided that, the Administrative Agent shall not establish the Letter of Credit Collateral Account prior to the occurrence of a Default under Section 7.6 or 7.7.

ARTICLE III.
CHANGE IN CIRCUMSTANCES

3.1.            Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency or any other Change:

(i)            subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its SOFR Loans, or

(ii)           imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to SOFR Advances), or

(iii)          imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its SOFR Loans, or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its SOFR Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of SOFR Loans, by an amount deemed material by such Lender as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation, as the case may be, of making or maintaining its SOFR Loans or Commitments, if any, or of issuing or participating in Facility Letters of Credit or to reduce the return received by such Lender or applicable Lending Installation in connection with such SOFR Loans, Commitments, Facility Letters of Credit or participations therein, then, within 15 days of a demand by such Lender accompanied by reasonable evidence of the occurrence of the applicable event under clauses (i), (ii) or (iii) above, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

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3.2.            Changes in Capital Adequacy Regulations. If a Lender in good faith determines the amount of capital or liquidity required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change (as hereinafter defined), then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender in good faith determines is attributable to this Agreement, its outstanding credit exposure hereunder or its obligation to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (i) any change after the Agreement Effective Date in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the Agreement Effective Date which affects the amount of capital or liquidity required or expected to be maintained by any Lender or any lending office of such Lender or any corporation controlling any Lender. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change”, regardless of the date adopted, issued, promulgated or implemented. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the Agreement Effective Date, including transition rules, and (ii) the corresponding capital regulations promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, including transition rules, and any amendments to such guidelines, rules and regulations adopted prior to the Agreement Effective Date.

3.3.            Availability of Types of Advances; Inability to Determine Rates.

(a)            Availability of Types of Advances. If any Lender in good faith determines that maintenance of any of its Term SOFR Loans and/or Daily Simple SOFR Loans, as applicable, at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, such Lender shall promptly notify the Administrative Agent thereof and the Administrative Agent shall, with written notice to Borrower, suspend the availability of Term SOFR Advances and/or Daily Simple SOFR Advances, as applicable, and require any such suspended Term SOFR Advances and/or Daily Simple SOFR Advances, as applicable, to be repaid, then, if for any reason whatsoever the provisions of Section 3.1 are inapplicable, the Administrative Agent shall, with written notice to Borrower, suspend the availability of any Term SOFR Advances and/or Daily Simple SOFR Advances, as applicable, made after the date of any such determination. If the Borrower is required to so repay a SOFR Advance, (a) with respect to Revolving Advances, the Borrower may concurrently with such repayment borrow from the Revolving Lenders, in the amount of such repayment, a Revolving Advance bearing interest by reference to (X) Adjusted Daily Simple SOFR, so long as Adjusted Daily Simple SOFR is not also the subject of this Section 3.3(a) or (Y) the Floating Rate and (b) with respect to Term Advances, such SOFR Advances shall be converted to (X) Daily Simple SOFR Advances, so long as Adjusted Daily Simple SOFR is not also the subject of this Section 3.3(a) or (Y) Floating Rate Advances.

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(b)           Temporary Inability to Determine Rates. Unless and until a Benchmark Replacement is implemented in accordance with Section 3.3(c) below, if the Administrative Agent reasonably and in good faith determines, or the Administrative Agent is advised by the Required Lenders, that for any reason in connection with any request for a SOFR Loan or a conversion to or continuation thereof or otherwise that (i) Adjusted Daily Simple SOFR or Adjusted Term SOFR cannot be determined pursuant to the definition thereof, or (ii) that Adjusted Daily Simple SOFR or Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan (or a conversion to or continuation thereof) does not adequately and fairly reflect the cost to such Required Lenders of funding such Loan, and, in any such event, Administrative Agent shall have also made such determination with respect to similarly situated loans in which it is serving as administrative agent or otherwise consistent with market practice generally, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain the applicable SOFR Loans or to convert Floating Rate Loans to SOFR Loans shall be suspended (to the extent of the affected Interest Periods) until the Administrative Agent revokes such notice (such revocation not to be unreasonably withheld or delayed) and, if such determination affects the calculation of the Alternate Base Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate without reference to clause (iii) of the definition of “Alternate Base Rate” until the Administrative Agent revokes such notice (such revocation not to be unreasonably withheld or delayed). Upon receipt of such notice, (X) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of any applicable SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for the borrowing of or conversion to Loans that are Floating Rate Loans in the amount specified therein and (Y) any outstanding affected SOFR Loans will be deemed to have been converted into Floating Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 3.4. If the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Floating Rate Loans shall be determined by the Administrative Agent without reference to clause (iii) of the definition of “Alternate Base Rate” until the Administrative Agent revokes such determination (such revocation not to be unreasonably withheld or delayed).

(c)           Permanent Inability to Determine Rates; Benchmark Replacement.

(i)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of the then-current Benchmark with a Benchmark Replacement pursuant to this Section 3.3(c) will occur prior to the applicable Benchmark Transition Start Date. Unless and until a Benchmark Replacement is effective in accordance with this clause (i), all Loans shall be converted into Floating Rate Loans in accordance with the provisions of Section 3.3(b) above.

(ii)            Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

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(iii)           Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of the implementation of any Benchmark Replacement and the effectiveness of any Conforming Changes. The Administrative Agent will notify the Borrower and the Lenders of the removal or reinstatement of any tenor of a Benchmark. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 3.3(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.3(c).

(iv)           Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or incompliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)            Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for the applicable SOFR Advance of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for an Advance of or conversion to Floating Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon Adjusted Term SOFR (or then-current Benchmark) will not be used in any determination of Alternate Base Rate.

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3.4.            Breakage Compensation. The Borrower shall compensate each Lender upon its written request (which request shall set forth the detailed basis for requesting and the method of calculating such compensation), for all reasonable losses, costs, expenses and liabilities (including, without limitation, any loss, cost, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its SOFR Loans) which such Lender may sustain in connection with any of the following: (i) if for any reason (other than a default by such Lender or the Administrative Agent) an Advance consisting of SOFR Loans does not occur on a date specified therefor in a Borrowing Notice or a Conversion/Continuation Notice (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 3.3); (ii) if any repayment, prepayment, conversion or continuation of any SOFR Loan occurs on a date that is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any of its SOFR Loans is not made on any date specified in a notice of prepayment given by the Borrower; (iv) as a result of an assignment by a Lender of any SOFR Loan other than on the last day of the Interest Period applicable thereto pursuant to a request by the Borrower in accordance herewith or (v) as a consequence of any other default by the Borrower to repay or prepay any SOFR Loans when required by the terms of this Agreement. The written request of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such written request within fifteen (15) days after receipt thereof.

3.5.            Taxes.

(i)            All payments by the Borrower to or for the account of any Lender or the Administrative Agent on behalf of the Lenders hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent on behalf of the Lenders, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Administrative Agent on behalf of the Lenders (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(ii)           In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder, under any Note or any other Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement, any Note or any other Loan Document (“Other Taxes”).

(iii)          The Borrower hereby agrees to indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent on behalf of the Lenders or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent or such Lender makes demand therefore pursuant to Section 3.6.

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(iv)         Each Lender that is not incorporated under the laws of the United States of America, a state thereof or the District of Columbia (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date it becomes a party to this Agreement, (i) deliver to the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN (or W-8BEN-E, as applicable) or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Borrower and the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(v)          For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States.

(vi)         Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate following receipt of such documentation.

(vii)        If the U.S. Internal Revenue Service or any other Governmental Authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement and any such Lender obligated to indemnify the Administrative Agent shall not be entitled to indemnification from the Borrower with respect to such amounts, whether pursuant to this Article III or otherwise, except to the extent the Borrower participated in the actions giving rise to such liability.

(viii)       If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (viii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Agreement, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)).

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3.6.            Lender Statements; Survival of Indemnity; Delay in Requests. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its SOFR Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of SOFR Advances under Section 3.3, so long as such designation is not, in the reasonable judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Sections 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement. Failure or delay on the part of any Lender or the Letter of Credit Issuer to demand compensation pursuant to Section 3.1 or 3.2 shall not constitute a waiver of the right of such Lender or Letter of Credit Issuer to demand such compensation; provided that Borrower shall not be required to compensate a Lender or the Letter of Credit Issuer pursuant to Section 3.1 or 3.2, as applicable, for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or the Letter of Credit Issuer, as the case may be, notifies Borrower of the Change giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

ARTICLE IV.

CONDITIONS PRECEDENT

4.1.            Initial Advance. The Existing Agreement shall not be deemed to be amended and restated as contemplated by this Agreement and the Lenders shall not be required to make the initial Advances hereunder or issue the initial Facility Letters of Credit hereunder, unless (i) the Borrower shall, prior to or concurrently with such initial Advances or issuance, have paid all fees due and payable to the Lenders, the Bookrunners and the Administrative Agent hereunder, and (ii) the Borrower shall have furnished to the Administrative Agent, the following:

(a)            The duly executed originals of the Loan Documents, including the Notes payable to the order of each of the Lenders, this Agreement and the Disclosure Letter;

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(b)            Certificates of good standing for the Borrower, from the State of Maryland for the Borrower, certified by the appropriate governmental officer and dated not more than sixty (60) days prior to the Agreement Effective Date;

(c)            Copies of the formation documents (including code of regulations, if appropriate) of the Borrower, certified by an officer of the Borrower, together with all amendments thereto;

(d)            Incumbency certificates, executed by an officer of the Borrower, which shall identify by name and title the Persons authorized to sign the Loan Documents and to make borrowings hereunder on behalf of the Borrower, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

(e)            Copies of resolutions of the board of directors, sole member or other governing body, as applicable, of the Borrower (and with respect to the resolutions of the board of directors of the Borrower certified by a Secretary or an Assistant Secretary of the Borrower), authorizing the Advances provided for herein, with respect to the Borrower, and the execution, delivery and performance of the Loan Documents to be executed and delivered by the Borrower;

(f)            A written opinion of the Borrower’s counsel, addressed to the Lenders in such form as the Administrative Agent may reasonably approve;

(g)           A certificate, signed by an officer of the Borrower, stating that on the Agreement Effective Date (i) no Default or Unmatured Default has occurred and is continuing, (ii) all representations and warranties of the Borrower are true and correct, (iii) Borrower has not suffered any material adverse changes, and (iv) no action, suit, investigation or proceeding, pending or threatened, exists in any court or before any arbitrator or Governmental Authority that purports to materially and adversely affect the Borrower or any transaction contemplated hereby, or that could reasonably be expected to have a Material Adverse Effect on the Borrower or any transaction contemplated hereby or on the ability of the Borrower to perform its obligations under the Loan Documents, provided that such certificate is in fact true and correct;

(h)           The most recent financial statements of the Borrower;

(i)            Written money transfer instructions addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested;

(j)             Evidence that all upfront fees due to each of the Lenders under the Fee Letter have been paid, or will be paid out of the proceeds of the initial Advance hereunder;

(k)            A pro forma Compliance Certificate pursuant to Section 6.1(v);

(l)             A Beneficial Ownership Certification in relation to the Borrower (or a certification that the Borrower qualifies for an express exclusion from the “legal entity customer” definition under the Beneficial Ownership Regulations), in each case at least five (5) Business Days prior to the Agreement Effective Date;

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(m)           A certificate signed by an officer of the Borrower, setting forth in reasonable detail the calculation of the Unencumbered Pool Value;

(n)            All information requested by the Administrative Agent and each Lender in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act; and

(o)            Such other documents as any Lender or its counsel may have reasonably requested, the form and substance of which documents shall be reasonably and customarily acceptable to the parties and their respective counsel.

4.2.            Each Advance and Issuance. The Lenders shall not be required to make any Advance or issue any Facility Letter of Credit unless on the applicable Borrowing Date or date of issuance of such Facility Letter of Credit:

(i)            There exists no Default or Unmatured Default; and

(ii)           The representations and warranties contained in Article V are true and correct as of such Borrowing Date or date of issuance, except to the extent any such representation or warranty is stated to relate solely to an earlier date (in which case such representation or warranty shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents.

Each Borrowing Notice and each Letter of Credit Request with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and Lenders that:

5.1.            Existence. The Borrower is a limited partnership duly organized under the laws of the State of Delaware. The Parent is a corporation duly organized and validly existing under the laws of the State of Maryland. Each of the Borrower and the Parent has its principal place of business in Indianapolis, Indiana and is duly qualified as a foreign entity, properly licensed (if required), in good standing and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified, licensed and in good standing and to have the requisite authority could not reasonably be expected to have a Material Adverse Effect. Each Subsidiary Guarantor, if any, is duly organized and validly existing under the laws of its jurisdiction of organization, and is duly qualified as a foreign entity, properly licensed (if required), and in good standing, and has all requisite authority to conduct its business, in each jurisdiction in which its business is conducted, except where the failure to be so organized, validly existing, qualified, licensed, in good standing and to have the requisite authority could not reasonably be expected to have a Material Adverse Effect.

5.2.            Authorization and Validity. Each Loan Party has the corporate power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its respective obligations thereunder, except, solely with respect to the Subsidiary Guarantors, if any, where the failure to have such power, authority and legal right could not reasonably be expected to have a Material Adverse Effect. The execution and delivery by each Loan Party of the Loan Documents to which it is a party and the performance of its respective obligations thereunder have been duly authorized by proper corporate proceedings, except, solely with respect to the Subsidiary Guarantors, if any, where the failure to have been duly authorized could not reasonably be expected to have a Material Adverse Effect. The Loan Documents constitute legal, valid and binding obligations of the Loan Parties party thereto enforceable against such Loan Parties, as applicable, in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally, and except, solely with respect to the Subsidiary Guarantors, if any, where the failure of the Loan Documents to be legal, valid, binding and enforceable obligations could not reasonably be expected to have a Material Adverse Effect.

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5.3.            No Conflict; Government Consent. Neither the execution and delivery by the Loan Parties of the Loan Documents to which any of them is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Loan Parties or any of their respective Subsidiaries or any such Loan Party’s articles of incorporation, by-laws, articles of organization, articles of formation, certificates of trust, limited partnership certificates, operating agreements, trust agreements, or limited partnership agreements, or the provisions of any indenture, instrument or agreement to which any Loan Party is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, except where such violation, conflict or default would not have a Material Adverse Effect, or result in the creation or imposition of any Lien (other than Permitted Liens) in, of or on the Property of any Loan Party pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required for the legality, validity, binding effect or enforceability of, any of the Loan Documents.

5.4.            Financial Statements; Material Adverse Effect. All consolidated financial statements of the Parent, Borrower and their respective Subsidiaries heretofore or hereafter delivered to the Lenders were prepared in accordance with GAAP in effect on the preparation date of such statements and fairly present in all material respects the consolidated financial condition and operations of the Parent, the Borrower and their respective Subsidiaries at such date and the consolidated results of their operations for the period then ended, subject, in the case of interim financial statements, to normal and customary year-end adjustments. Since December 31, ~~2020~~2023, there has been no change in the business, operations, properties or financial condition of the Parent, the Borrower and their respective Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

5.5.            Taxes. The Parent, the Borrower and their respective Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Parent, the Borrower and their respective Subsidiaries except (a) such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided and (b) with respect to the Subsidiaries, to the extent the failure to so file any such returns or to pay any such taxes could not reasonably be expected to have a Material Adverse Effect. As of the ~~Second~~Third Amendment Effective Date, except for Permitted Liens or as set forth in the Disclosure Letter, no tax liens have been filed and no material claims are being asserted with respect to taxes. The charges, accruals and reserves on the books of the Parent, the Borrower and their respective Subsidiaries, taken as a whole, in respect of any taxes or other governmental charges are adequate.

5.6.            Litigation and Guarantee Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Parent, the Borrower and their respective Subsidiaries which could reasonably be expected to have a Material Adverse Effect. As of the date of the most recent financial statements delivered pursuant to Section 6.1, neither Parent nor Borrower has any material contingent obligations not provided for or disclosed in such financial statements.

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5.7.            Subsidiaries. All of the issued and outstanding shares of Capital Stock of all Subsidiary Guarantors, if any, that are corporations have been duly authorized and issued and are fully paid and non-assessable, except to the extent that the failure or non-compliance of the same could not reasonably be expected to have a Material Adverse Effect.

5.8.            ERISA. As of the ~~Second~~Third Amendment Effective Date, the Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $1,000,000. Neither Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability which would reasonably be expected to result in (X) a Material Adverse Effect or (Y) a Default or Unmatured Default. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each Plan complies with all applicable requirements of law and regulations, (ii) no Reportable Event has occurred with respect to any Plan, (iii) neither the Borrower nor any other members of the Controlled Group has withdrawn from any Plan, and (iv) no steps have been taken to reorganize or terminate any Plan.

5.9.            Accuracy of Information. To Borrower’s knowledge, no written information, exhibit or report (other than financial projections, other forward looking statements and information of a general economic or industry nature) furnished by the Parent, the Borrower and their respective Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents, when taken together with all other written information furnished, contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading provided that, with respect to projected financial information and other forward looking statements, the Borrower represents only that such information was prepared in good faith based upon assumptions that Borrower believed to be reasonable at the time.

5.10.          Regulations U and X. None of the Parent, the Borrower or any other Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (as defined in Regulation U) or extending credit for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying margin stock (as defined in Regulation U).

5.11.          [Intentionally Omitted].

5.12.          Compliance With Laws. The Parent, the Borrower and their respective Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any non-compliance which would not have a Material Adverse Effect. Neither the Parent, the Borrower nor any Subsidiary has received any written notice to the effect that their operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action ~~could~~would reasonably be expected to have a Material Adverse Effect.

5.13.          Ownership of Properties. On the ~~Second~~Third Amendment Effective Date, the Parent, the Borrower and their respective Subsidiaries will have good and marketable title, free of all Liens other than those permitted by Section 6.16, to all of the Property and assets reflected in the financial statements as owned by it, other than those assets represented by mortgage receivables that are required to be consolidated despite the fact that title to the mortgaged assets is not in the Parent, the Borrower and their respective Subsidiaries and except, solely with respect to the Subsidiaries, to the extent that the failure to have such title or the existence of such Liens could not reasonably be expected to have a Material Adverse Effect.

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5.14.          Investment Company Act. None of the Parent, the Borrower, nor any of their respective Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.15.          [Intentionally Omitted].

5.16.          Solvency.

(i)            Immediately after the ~~Second~~Third Amendment Effective Date and immediately following the making of each Loan, after giving effect to the application of the proceeds of such Loans and after the issuance of each Facility Letter of Credit, (a) the fair value of the assets of the Parent, the Borrower and their respective Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Parent, the Borrower and their respective Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of the Parent, the Borrower and their respective Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Parent, the Borrower and their respective Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Parent, the Borrower and their respective Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Parent, the Borrower and their respective Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(ii)           The Borrower does not intend to, or to permit any Subsidiary Guarantor to, and does not believe that it or any Subsidiary Guarantor will, incur debts beyond their ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary Guarantor and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary Guarantor, except, solely with respect to the Subsidiary Guarantors, to the extent the same could not reasonably be expected to have a Material Adverse Effect.

5.17.          Insurance. The Parent, the Borrower and their respective Subsidiaries carry insurance on their Projects, including the Unencumbered Pool Properties, with financially sound and reputable insurance companies (or through self insurance provisions), in such amounts, with such deductibles and covering such risks as are customarily carried by comparable companies engaged in similar businesses and owning similar Projects in localities where the Parent, the Borrower and their respective Subsidiaries operate.

5.18.          REIT Status. Parent is qualified as a real estate investment trust under Section 856 of the Code and currently is in compliance in all material respects with all provisions of the Code applicable to the qualification of the Parent as a real estate investment trust.

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5.19.          Environmental Matters. Each of the following representations and warranties is true and correct on and as of the ~~Second~~Third Amendment Effective Date except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)            To the knowledge of the Borrower, the Projects of the Parent, the Borrower and their respective Subsidiaries do not contain any Materials of Environmental Concern in amounts or concentrations which constitute a violation of, or could reasonably give rise to liability of the Parent, the Borrower or any of their respective Subsidiaries under, Environmental Laws.

(b)            To the knowledge of the Borrower, (i) the Projects of the Parent, the Borrower and their respective Subsidiaries and all operations at the Projects are in compliance with all applicable Environmental Laws, and (ii) with respect to all Projects owned by the Parent, the Borrower and their respective Subsidiaries (x) for at least two (2) years, have in the last two years, or (y) for less than two (2) years, have for such period of ownership, been in compliance in all material respects with all applicable Environmental Laws.

(c)            Neither the Parent, the Borrower, nor any of their respective Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Projects, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)            To the knowledge of the Borrower, Materials of Environmental Concern have not been transported or disposed of from the Projects of the Parent, the Borrower and their respective Subsidiaries in violation of, or in a manner or to a location which could reasonably give rise to liability of the Parent, the Borrower or any of their respective Subsidiaries under, Environmental Laws, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Projects of Parent, the Borrower and their respective Subsidiaries in violation of, or in a manner that could give rise to liability of the Parent, the Borrower or any of their respective Subsidiaries under, any applicable Environmental Laws.

(e)            No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Parent, the Borrower or any of their respective Subsidiaries is or, to the Borrower’s knowledge, will be named as a party with respect to the Projects of the Parent, the Borrower and their respective Subsidiaries, nor are there any consent decrees or other decrees, consent orders, administrative order or other orders, or other administrative of judicial requirements outstanding under any Environmental Law with respect to the Projects of the Parent, the Borrower and their respective Subsidiaries.

(f)            To the knowledge of the Borrower, there has been no release or threat of release of Materials of Environmental Concern at or from the Projects of the Parent, the Borrower and their respective Subsidiaries, or arising from or related to the operations of the Parent, the Borrower and their respective Subsidiaries in connection with the Projects in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

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5.20.            OFAC; Sanctions Representation. None of the Borrower, the Guarantors nor any Subsidiary is, or shall be at any time, a person with whom the Lenders are restricted from doing business under the regulations of OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, the Borrower hereby agrees to provide to the Administrative Agent any information that the Administrative Agent deems necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities. The Parent or the Borrower, as applicable, has implemented and maintains in effect policies and procedures designed to ensure compliance by the Parent, the Borrower and their respective Subsidiaries, and the Parent’s, the Borrower’s and their respective Subsidiaries’ respective directors, officers, employees and agents (in their capacities as such) with Anti-Corruption Laws and applicable Sanctions, and the Parent, the Borrower, their respective Subsidiaries and the Parent’s, the Borrower’s, and their respective Subsidiaries’ and, to the knowledge of the Borrower, their respective directors, officers, employees and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrower, the Guarantors nor any Subsidiary is, or derives any of its assets or operating income from investments in or transactions with, a Sanctioned Person and, to the knowledge of the Borrower, none of the respective directors, officers, or to the knowledge of the Borrower, employees or agents of the Parent, the Borrower or any of their respective Subsidiaries is a Sanctioned Person.

5.21.            Intellectual Property. Except as could not reasonably be expected to have a Material Adverse Effect:

(i)            Parent, Borrower and each of their respective Subsidiaries owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of their respective businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person;

(ii)           Parent, Borrower and each of their respective Subsidiaries have taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property;

(iii)          No claim has been asserted by any Person with respect to the use of any Intellectual Property by Parent, Borrower or any of their respective Subsidiaries, or challenging or questioning the validity or effectiveness of any Intellectual Property; and

(iv)         The use of such Intellectual Property by Parent, Borrower and each of their respective Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Parent, Borrower or any of their respective Subsidiaries.

5.22.            Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby except as provided in the Fee Letter or other fee letters with any arranger or agent referenced on the cover page hereof.

5.23.            Unencumbered Pool Properties. As of the ~~Second~~Third Amendment Effective Date, Schedule 1 is, in all material respects, a correct and complete list of all Unencumbered Pool Properties. Each of the assets included by the Borrower in calculations of the Unencumbered Pool Value satisfies all of the requirements contained in this Agreement for the same to be included therein.

5.24.            [Reserved].

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5.25.            No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by Borrower with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which Borrower is now or will hereafter become indebted.

5.26.            Transaction in Best Interests of Borrower; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of Borrower and the other Loan Parties. The direct and indirect benefits to inure to Borrower and the other Loan Parties pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by Borrower and the other Loan Parties pursuant to this Agreement and the other Loan Documents. Parent, Borrower and their respective Subsidiaries constitute a single integrated financial enterprise and each receives a benefit from the availability of credit under this Agreement.

5.27.            Subordination. Neither Borrower nor any other Loan Party is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time of payment of any of the Obligations to any other indebtedness or obligation of any such Persons.

5.28.            Beneficial Ownership Certification. As of the ~~Second~~Third Amendment Effective Date, all of the information included in the Beneficial Ownership Certification is true and correct.

5.29.            Anti-Terrorism Laws.

(i)            None of the Parent, the Borrower, any of their respective Subsidiaries or, to the Borrower’s knowledge, any of the other Affiliates of the Parent or the Borrower is in violation of any laws or regulations relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”) and the Patriot Act.

(ii)            None of the Parent, the Borrower, any of their respective Subsidiaries or, to the Borrower’s knowledge, any of the other Affiliates of the Parent or the Borrower, or any of Parent’s or Borrower’s brokers or other agents acting or benefiting from the Facility is a Prohibited Person. A “Prohibited Person” is any of the following:

(1)            a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(2)            a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(3)            a person or entity with whom any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(4)            a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(5)            a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

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(iii)            None of the Parent, the Borrower, any of their respective Subsidiaries or, to the Borrower’s knowledge, any of the other Affiliates of the Parent or the Borrower, or any of Parent’s or Borrower’s brokers or other agents acting in any capacity in connection with the Facility (1) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (2) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (3) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Borrower shall not, and shall not permit any other Loan Party to, (1) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (2) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (3) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and Borrower shall deliver to Administrative Agent any certification or other evidence requested from time to time by Administrative Agent in its reasonable discretion, confirming Borrower’s compliance herewith).

5.30.          Affected Financial Institution. None of the Borrower, any other Loan Party or any other Subsidiary is an Affected Financial Institution.

ARTICLE VI.

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1.            Financial Reporting. The Borrower will maintain (or cause the Parent to maintain) for the Consolidated Group a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent (and the Administrative Agent shall promptly thereafter post for review by the Lenders):

(i)            As soon as available, but in any event not later than 45 days after the close of each of the first, second and third fiscal quarters, for the Parent and its Subsidiaries, commencing with the fiscal quarter ending September 30, ~~2021~~2024, financial statements prepared in accordance with GAAP, including an unaudited consolidated balance sheet as of the close of each such period and the related unaudited consolidated income statement and statement of cash flows of the Parent and its Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, if any, all certified (subject to normal year-end audit adjustments and the inclusion in the final year-end statements of footnotes that are not contained in the quarterly financial statements) by an Authorized Officer of the Parent or the Borrower, as applicable;

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(ii)            Together with the quarterly and annual financial statements required hereunder for the Parent and its Subsidiaries, commencing with the fiscal quarter ending September 30, ~~2021~~2024, the following reports in form and substance reasonably satisfactory to the Administrative Agent, all certified by an Authorized Officer of the Parent or the Borrower, as applicable:

(1)            a schedule listing all Projects and summary information for each Project, including location, square footage, occupancy, Net Operating Income, debt, and such additional information on all Projects as may be reasonably requested by the Administrative Agent, and

(2)            a statement of the Adjusted Unencumbered Pool NOI and occupancy percentage of the Unencumbered Pool as of the end of the prior fiscal quarter.

(iii)            As soon as available, but in any event not later than 90 days after the close of each fiscal year, for the Parent and its Subsidiaries, audited financial statements, including a consolidated balance sheet as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, prepared by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing reasonably acceptable to Administrative Agent;

(iv)            As soon as available, but in any event not later than 90 days after the close of each fiscal year for the Parent and its Subsidiaries, a statement detailing the contributions to Consolidated NOI from each individual Project for the prior fiscal year in form ~~and substance~~ reasonably satisfactory to the Administrative Agent, certified by an Authorized Officer of the Parent or the Borrower, as applicable;

(v)             Together with the quarterly and annual financial statements required hereunder, a Compliance Certificate showing the calculations and computations necessary to determine compliance with Section 6.21 of this Agreement and stating that, to the knowledge of the Authorized Officer of the Parent or the Borrower, as applicable, signing such Compliance Certificate, no Default or Unmatured Default exists, or if, to such Authorized Officer’s knowledge, any Default or Unmatured Default exists, stating the nature and status thereof~~.~~;

(vi)            As soon as practicable and in any event within 10 days after an Authorized Officer of the Parent or the Borrower, as applicable, knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by an Authorized Officer of the Parent or the Borrower, as applicable, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto;

(vii)            As soon as practicable and in any event within 10 days after receipt by an Authorized Officer of the Parent or the Borrower, as applicable, a copy of (a) any notice or claim to the effect that the Parent or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Parent, the Borrower any of their respective Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by such Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect;

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(viii)            Promptly upon the furnishing thereof to the shareholders of the Parent, copies of all financial statements, reports and proxy statements so furnished, including without limitation all form 10-K and 10-Q reports filed with the SEC (it being agreed that such items shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the Borrower’s Internet website); ~~and~~

(ix)              Promptly following any change in beneficial ownership of the Borrower that would render any statement in the existing Beneficial Ownership Certification materially untrue or inaccurate, an updated Beneficial Ownership Certification for the Borrower; and

(~~ix~~x)           Such other information (including, without limitation, financial statements for the Parent or the Borrower and non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request; provided that in no event shall Parent or the Borrower be required to disclose information pursuant to this clause (~~ix~~x) or any other provision of this Agreement (A) to the extent that such disclosure to the Administrative Agent or such Lender violates any bona fide contractual confidentiality obligations by which it is bound, so long as (x) such obligations were not entered into in contemplation of this Agreement or any of the other Transactions and (y) such obligations are owed by it to a third party, or (B) as to which it has been advised by counsel that the provision of such information to the Administrative Agent or such Lender would give rise to a waiver of attorney-client privilege; provided, further, however, that the foregoing proviso shall not limit Borrower’s or Parent’s obligation to provide any information reasonably requested by the Agent or the Lenders for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, or such other information regarding sustainability matters and practices of the Parent, Borrower or their respective Subsidiaries (including, with respect to corporate governance, environmental, social and employee matters, respect for human rights, anti-corruption and anti-bribery) as the Administrative Agent or any Lender may reasonably request for purposes of compliance with any legal or regulatory requirement ~~to~~or internal policies applicable to it.

6.2.            Use of Proceeds.

(a)            The Borrower will use the proceeds of the Advances solely ~~(i) to finance the cost of the Borrower’s or~~for general corporate purposes of Parent, the Borrower and its Subsidiaries~~’ acquisition, development and redevelopment of Projects, and related tenant improvements, capital expenditures, leasing commissions, (ii) for bridge debt financing, and (iii) for working capital, including without limitation, the repurchase of any common shares of the Borrower (subject to clause (b) below), payment of “earn-outs,” other payments Borrower or any Subsidiary is contractually obligated to make as a result of any prior acquisitions of Projects, contractually obligated payments for redemptions of membership interests under limited liability company operating agreements, and margin payments with respect to Marketable Securities. Notwithstanding the foregoing, Borrower shall use the proceeds of the Term Loans advanced on the Second Amendment Effective Date, first, to repay in full all of the term loans evidenced by that certain Term Loan Agreement dated as of November 22, 2016, as amended, among Borrower, Capital One, National Association, as Administrative Agent, and the lenders party thereto, and any remaining proceeds of such Term Loans shall be used for the purposes set forth in the immediately preceding sentence.~~ .

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(b)            The Borrower will not, nor will it permit the Parent or any Subsidiary to, use any of the proceeds of the Advances or Facility Letters of Credit (i) directly or indirectly to purchase or carry any “margin stock” (as defined in Regulation U or Regulation X) or to extend credit to others to purchase or carry any margin stock, (ii) to fund any purchase of, or offer for, any Capital Stock of any Person, unless such Person has consented to such offer prior to any public announcements relating thereto or (iii) directly or, to the knowledge of the Borrower, indirectly in any manner which would violate Anti-Corruption Laws, Anti-Terrorism Laws or applicable Sanctions.

6.3.            Notice of Default or Springing Recourse Event. The Borrower will give~~, and will cause each of its Subsidiaries to give,~~  notice in writing to the Administrative Agent ~~and the Lenders~~ of (i) the occurrence of any Default or Unmatured Default promptly after an Authorized Officer of the Parent or the Borrower, as applicable, obtains knowledge of the same ~~and of~~, (ii) any other development, financial or otherwise (including the filing of material litigation), which could reasonably be expected to have a Material Adverse Effect~~. The Borrower will give, and will cause Parent and each of their respective Subsidiaries to give, notice in writing to the Administrative Agent and the Lenders of~~ and (iii) the occurrence of any Springing Recourse Event promptly after an Authorized Officer of the Parent or the Borrower, as applicable, obtains knowledge of the same.

6.4.            Conduct of Business. The Borrower will do, and will cause the Parent and each of their respective Subsidiaries to do, all things necessary to remain duly incorporated or duly qualified, validly existing and in good standing as a real estate investment trust, corporation, general partnership, limited partnership, or limited liability company, as the case may be, in its jurisdiction of incorporation/formation (except with respect to mergers permitted pursuant to Section 6.12) and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted and to carry on and conduct its businesses in substantially the same manner as they are presently conducted where the failure to do so could reasonably be expected to have a Material Adverse Effect and, specifically, neither the Parent, the Borrower nor their respective Subsidiaries may undertake any business other than the acquisition, development, ownership, management, operation and leasing of Projects, and any business activities and investments incidental, ancillary or reasonably related thereto.

6.5.            Taxes. The Borrower will pay, and will cause the Parent and each of their respective Subsidiaries to pay, when due all federal, state and all other material taxes, assessments and governmental charges and levies upon them or their income, profits or Projects, except (i) those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside and (ii) as set forth in the Disclosure Letter.

6.6.            Insurance. The Borrower will, and will cause the Parent and each of their respective Subsidiaries to, maintain insurance which is consistent with the representation contained in Section 5.17 on all their Property and the Borrower will furnish to any Lender upon reasonable request made through the Administrative Agent full information as to the insurance carried.

6.7.            Compliance with Laws. The Borrower will, and will cause the Parent and each of their respective Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which they may be subject, the violation of which could reasonably be expected to have a Material Adverse Effect. The Borrower will (a) maintain in effect and enforce (or cause the Parent to maintain and enforce) policies and procedures designed to ensure compliance by the Parent, the Borrower, their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions, (b) notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification (or a certification that the Borrower qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, the Borrower ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation) and (c) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or directly to such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.

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6.8.              Maintenance of Properties. The Borrower will, and will cause the Parent and each of their respective Subsidiaries to, do all things necessary to maintain, preserve, protect and keep their respective Projects and Properties, reasonably necessary for the continuous operation of the Projects, in good repair, working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.9.              Inspection. The Borrower will, and will cause the Parent and each of their respective Subsidiaries to, permit the Administrative Agent or any Lender (which shall be coordinated through the Administrative Agent) upon reasonable prior written notice to an Authorized Officer and at no cost or expense to Borrower (unless a Default shall then exist) and during regular business hours, by their respective representatives and agents, to inspect any of the Projects, corporate books and financial records of the Parent, the Borrower and each of their respective Subsidiaries, to examine and make copies of the books of accounts and other financial records of such Persons, and to discuss the affairs, finances and accounts of the Parent, the Borrower and each of their respective Subsidiaries with officers thereof, and to be advised as to the same by, their respective officers.

6.10.            Maintenance of Status. The Borrower shall cause the Parent to at all times maintain its status as a real estate investment trust in compliance with all applicable provisions of the Code relating to such status.

6.11.            Dividends. Subject to the following sentence, Borrower may, and may permit Parent to, (i) make any distributions in redemption of any Capital Stock of the Borrower or the Parent and (ii) make or declare any dividends or similar distributions with respect to the Capital Stock of the Borrower or the Parent; provided that during the continuation of any Default, the Borrower shall not (and shall not permit Parent to) declare or make any such dividends or distributions except that the Borrower and Parent may declare and make cash distributions to their respective shareholders in an aggregate amount not to exceed the greater of (x) an amount equal to ninety percent (90%) of Parent’s real estate investment trust taxable income and (y) the minimum amount necessary for the Borrower to remain in compliance with Section 6.10 and to otherwise avoid the payment of any income and/or excise taxes imposed under the Code, provided, however, there shall not be any implied requirement that the Parent utilize the dividend deferral options in Section 857(b)(9) or Section 858(a) of the Internal Revenue Code. If a Default specified in Section 7.1, Section 7.6 or Section 7.7 shall exist, or if as a result of the occurrence of any other Default any of the Obligations have been accelerated pursuant to Section 8.1, the Borrower shall not, and shall not permit the Parent or any Subsidiary to, make any dividends or distributions to any Person other than the Borrower or a Subsidiary of the Borrower; provided that, in the case of a Subsidiary that is not a Wholly-Owned Subsidiary, such Subsidiary may make distributions to holders of Capital Stock in such Subsidiary ratably according to the holders’ respective holdings of the type of Capital Stock in respect of which such distributions are being made and provided further that the Borrower may (and may permit Parent to), in all events, make cash distributions to its shareholders in an aggregate amount equal to the minimum amount necessary for Borrower to remain in compliance with Section 6.10, provided, however, there shall not be any implied requirement that the Parent utilize the dividend deferral options in Section 857(b)(9) or Section 858(a) of the Internal Revenue Code.

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6.12.            Merger. The Borrower will not, nor will it permit Parent or any of their respective Subsidiaries to, enter into any merger (other than mergers in which the Parent (in any merger involving the Parent), the Borrower (in any merger involving the Borrower) or one of their respective Subsidiaries is the survivor and mergers of Subsidiaries as part of transactions that are not otherwise prohibited by the Agreement or any other Loan Document), consolidation, reorganization or liquidation or transfer or otherwise dispose of all or a Substantial Portion of their Properties, except for (a) such transactions that occur between Subsidiaries (other than Borrower), between the Parent and a Subsidiary thereof (provided the Parent is the survivor), or between the Borrower and a Subsidiary thereof (provided the Borrower is the survivor), (b) mergers solely to change the jurisdiction of organization of a Subsidiary (other than Borrower), (c) transfers to or from any co-owner of an interest in any Subsidiary pursuant to buy/sell or similar rights granted in such Subsidiary’s organizational documents and (d) mergers involving Subsidiaries of the Parent (other than Borrower) or the Borrower to which a Substantial Portion of Total Asset Value is not attributable collectively, (e) the Parent, the Borrower and the other Subsidiaries may lease and sublease their respective assets in the ordinary course of their business, (f) any of the actions restricted by this Section 6.12 may be taken with respect to any Subsidiary that is not a Loan Party and does not own an Unencumbered Pool Property (unless the Projects of such Subsidiary are removed from the Unencumbered Pool or would continue to qualify to be included as Unencumbered Pool Properties after the consummation of such transaction) so long as immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Unmatured Default or Default is or would be in existence, (g) the Parent, the Borrower or any Subsidiary may sell, transfer, contribute, master lease or otherwise dispose of any Property in an arm’s length transaction (or, if the transaction involves an Affiliate of the Borrower, if the transaction complies with Section 6.17), including, without limitation, a disposition of Properties pursuant to a merger or consolidation, provided, however, that (i) the same would not result in an Unmatured Default or Default and (ii) after giving effect thereto, the Borrower shall be in pro forma compliance with the covenants set forth in Section 6.21.

6.13.            [Intentionally Omitted].

6.14.            Sale and Leaseback. The Borrower will not, nor will it permit the Parent or any of their respective Subsidiaries to, sell or transfer a Substantial Portion of its Property in order to concurrently or subsequently lease such Property as lessee.

6.15.            [Intentionally Omitted].

6.16.            Liens. The Borrower will not, nor will it permit the Parent or any of their respective Subsidiaries to, create, incur, or suffer to exist any Lien (other than Permitted Liens) in, of or on (i) any of the Property of the Parent, the Borrower or any of their respective Subsidiaries if (X) the creation, incurrence of existence of such Lien has or would reasonably be expected to have a Material Adverse Effect or (Y) immediately prior to the creation, assumption or incurring of such Lien, or immediately thereafter, an Unmatured Default or Default is or would be in existence, or (ii) any Unencumbered Pool Property or any equity interest therein.

6.17.            Affiliates. The Borrower will not, nor will it permit the Parent or any of their respective Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate (other than a Wholly Owned Subsidiary) except (i) in the ordinary course of business and pursuant to the reasonable requirements of the Parent’s, the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Parent, the Borrower or such Subsidiary than the Parent, the Borrower or such Subsidiary would obtain in a comparable arms-length transaction and (ii) as permitted by Section 6.11; provided, however, that the foregoing shall not limit the Parent or its Subsidiaries from making investments in Subsidiaries or Investment Affiliates so long as no Default or Unmatured Default exists or would result therefrom.

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6.18.            [Intentionally Omitted].

6.19.            [Intentionally Omitted].

6.20.            [Intentionally Omitted].

6.21.            Indebtedness and Cash Flow Covenants. The Borrower on a consolidated basis with the Consolidated Group shall not permit:

(i)              the Leverage Ratio to exceed 60.0%; provided, that if such ratio is greater than 60.0%, then the Borrower shall be deemed to be in compliance with this Section 6.21(i) so long as (a) the Borrower completed a Material Acquisition during the quarter in which such ratio first exceeded 60.0%, (b) such ratio does not exceed 60.0% for a period of more than three fiscal quarters immediately following the fiscal quarter in which such Material Acquisition was completed, and (c) such ratio is not greater than 65.0% at any time; provided, further, that for purposes of this Section 6.21(i), (1) Consolidated Outstanding Indebtedness on any date shall be adjusted by deducting therefrom an amount equal to the aggregate amount of cash and Cash Equivalents which would be included on the Consolidated Group’s consolidated balance sheet as of such date (including fully refundable deposits associated with any potential acquisition, and cash in respect of Section 1031 exchanges that are subject to customary Section 1031 exchange terms) in excess of $25,000,000 and (2) Total Asset Value shall be adjusted by deducting therefrom the amount by which Consolidated Outstanding Indebtedness is adjusted under clause (1);

(ii)             the Fixed Charge Coverage Ratio to be less than 1.50 to 1.00;

(iii)            the Unencumbered Leverage Ratio to exceed 60.0%; provided, that if such ratio is greater than 60.0%, then the Borrower shall be deemed to be in compliance with this Section 6.21(iii) so long as (a) the Borrower completed a Material Acquisition during the quarter in which such ratio first exceeded 60.0%, (b) such ratio does not exceed 60.0% for a period of more than three fiscal quarter immediately following the fiscal quarter in which such Material Acquisition was completed, and (c) such ratio is not greater than 65.0% at any time; provided, further, that no breach of this Section 6.21(iii) shall occur (or be deemed to have occurred) unless and until Borrower has failed to make the principal payments required to restore compliance with this covenant as provided in Section 2.8(b);

(iv)           the Unencumbered Interest Coverage Ratio to be less than 1.75 to 1:00; and

(v)            Secured Indebtedness to be more than forty-five percent (45%) of Total Asset Value.

6.22.            Environmental Matters. The Borrower shall, and shall cause the Parent and their respective Subsidiaries to:

(a)            Comply with, and use all reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use all reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect; provided that in no event shall the Parent, the Borrower or their respective Subsidiaries be required to modify the terms of leases, or renewals thereof, with existing tenants (i) at Projects owned by the Parent, the Borrower or their respective Subsidiaries as of the date hereof, or (ii) at Projects hereafter acquired by the Parent, the Borrower or their respective Subsidiaries as of the date of such acquisition, to add provisions to such effect.

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(b)            Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that (i) the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect, or (ii) the Borrower has determined in good faith that contesting the same is not in the best interests of the Parent, the Borrower and their respective Subsidiaries and the failure to contest the same could not be reasonably expected to have a Material Adverse Effect.

(c)            Defend, indemnify and hold harmless Administrative Agent and each Lender, and its respective officers, directors, agents and representatives from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Parent, the Borrower, their respective Subsidiaries or the Projects, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefore. This indemnity shall continue in full force and effect regardless of the termination of this Agreement.

(d)            Prior to the acquisition of a new Project after the Agreement Effective Date, perform or cause to be performed a commercially reasonable environmental investigation with respect to such Project.

6.23.            [Intentionally Omitted].

6.24.            [Intentionally Omitted].

6.25.            Negative Pledges. The Borrower agrees that neither the Borrower nor any other members of the Consolidated Group shall enter into or be subject to any agreement governing any Indebtedness which constitutes a Negative Pledge other than (i) Permitted Transfer Restrictions and restrictions on further subordinate Liens on Projects encumbered by a mortgage, deed to secure debt or deed of trust securing such Indebtedness, (ii) covenants in any Unsecured Indebtedness requiring that the Consolidated Group maintain a pool of unencumbered properties of a size determined by reference to the total amount of Unsecured Indebtedness of the Consolidated Group on substantially similar terms to, or less restrictive than, those provisions contained herein regarding the Unencumbered Pool (including without limitation clauses (iii) and (iv) of Section 6.21 above), but that do not generally prohibit the encumbrance of the Borrower’s or the Consolidated Group’s assets, or the encumbrance of any specific assets or (iii) Negative Pledges with respect to any Project that is not an Unencumbered Pool Property (it being agreed that a Project that is included as an Unencumbered Pool Property that becomes subject to a Negative Pledge not otherwise permitted under clause (d) of the definition of the term “Qualifying Unencumbered Pool Property” shall be deemed removed as an Unencumbered Pool Property).

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6.26.            Subsidiary Guaranty.

(a)              The Borrower shall cause each Wholly-Owned Subsidiary of Borrower which satisfies either of the following applicable conditions to execute and deliver to the Administrative Agent a joinder to the Subsidiary Guaranty in the form of Exhibit A attached to the form of Subsidiary Guaranty (or if the Subsidiary Guaranty is not then in effect, the Subsidiary Guaranty executed by such Subsidiary) within 10 Business Days of such Subsidiary first satisfying such condition: (x) such Subsidiary incurs, acquires or suffers to exist Guarantee Obligations, or otherwise becomes obligated with respect to, any Recourse Indebtedness (other than intercompany Indebtedness) of another Person, in each case, in excess of $35,000,000 in the aggregate (without duplication), or (y)(i) such Subsidiary owns an Unencumbered Pool Property or other asset the value of which is included in the determination of Unencumbered Pool Value and (ii) such Subsidiary, or any other Subsidiary of the Borrower that directly or indirectly owns any Capital Stock in such Subsidiary, incurs, acquires or suffers to exist (whether as a borrower, co-borrower, guarantor or other obligor) any Recourse Indebtedness (other than intercompany Indebtedness) in excess of $35,000,000 in the aggregate (without duplication); provided, however, that the exclusion for Recourse Indebtedness in an amount of less than $35,000,000 set forth in clauses (x) and (y) of this Section 6.26(a) shall not become effective until such time as all other Recourse Indebtedness of the Borrower that includes a subsidiary guarantee requirement includes a corresponding exclusion for Recourse Indebtedness of less than $35,000,000 or a greater threshold. Together with each such joinder (or if the Subsidiary Guaranty is not then in effect, the Subsidiary Guaranty), the Borrower shall cause to be delivered to the Administrative Agent the organizational documents, certificates of good standing and resolutions (and, if requested by the Administrative Agent a legal opinion) regarding such Subsidiary Guarantor, all in form and substance reasonably satisfactory to the Administrative Agent and consistent with the corresponding items delivered by the Borrower under Section 4.1(ii). At the time any Subsidiary becomes a Subsidiary Guarantor, the Borrower shall be deemed to make to the Administrative Agent and the Lenders all of the representations and warranties (subject in all cases to all materiality qualifiers and other exceptions in such representations and warranties) contained in the Agreement and the other Loan Documents to the extent they apply to such Subsidiary Guarantor.

(b)              From time to time, the Borrower may request, upon not less than two (2) Business Days prior written notice to the Administrative Agent, that a Subsidiary Guarantor be released from the Subsidiary Guaranty, and upon receipt of such request the Administrative Agent shall release, such Subsidiary Guarantor from the Subsidiary Guaranty so long as: (i) such Subsidiary Guarantor is not, or immediately upon its release will not be, required to be a party to the Subsidiary Guaranty under the immediately preceding subsection (a), (ii) no Unmatured Default or Default will exist immediately following such release; and (iii) the representations and warranties (subject in all cases to all materiality qualifiers and other exceptions in such representations and warranties) contained in Article V shall be true and correct as of the date of such release and immediately after giving effect to such release, except to the extent any such representation or warranty is stated to relate solely to an earlier date (in which case such representation or warranty shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents. Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request. The Administrative Agent shall execute such documents and instruments as the Borrower may reasonably request, and at the Borrower’s sole cost and expense, to evidence such release. Nothing in this Section 6.26(b) shall authorize the release of Parent from the Springing Guaranty.

6.27.            Amendments to Organizational Documents. As and to the extent the same would have a Material Adverse Effect, the Borrower shall not permit any amendment to be made to its organizational documents or to the Parent’s organizational documents, in each case, without the prior written consent of the Required Lenders.

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ARTICLE VII.

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1.            Nonpayment of any principal payment due hereunder ~~(including any applicable Prepayment Premium)~~ or under any Note when due. Nonpayment of interest hereunder or upon any Note or of any Facility Fee or other payment Obligations under any of the Loan Documents within five (5) Business Days after the same becomes due.

7.2.            The breach of any of the terms or provisions of Article VI (other than Sections 6.1, 6.2, 6.4 (other than with respect to the existence of the Borrower and Parent), 6.5, 6.7, 6.8, 6.16, 6.22, 6.25 and 6.26; provided that solely with respect to Sections 6.3(ii) and (iii), a Default shall not occur unless Borrower fails to comply with any requirement thereunder for a period of more than ten (10) days).

7.3            Any representation or warranty made or deemed made by or on behalf of the Borrower or any other members of the Consolidated Group to the Lenders or the Administrative Agent under or in connection with the Agreement, any Loan, or any material certificate or information delivered in connection with the Agreement or any other Loan Document shall be materially false on the date as of which made.

7.4.            The breach by the Borrower or any other Loan Party (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of the Agreement or any other Loan Document which is not remedied within thirty (30) days after written notice from the Administrative Agent or any Lender.

7.5.            Failure of the Borrower or any other member of the Consolidated Group to pay when due any Recourse Indebtedness with respect to which the aggregate recourse liability exceeds $~~75,000,000~~100,000,000 (any such Recourse Indebtedness in excess of such limit being referred to herein as “Material Indebtedness”); or the default by the Borrower or any other member of the Consolidated Group in the performance of any term, provision or condition contained in any agreement, or any other event shall occur or condition exist, which causes any such Material Indebtedness to be due and payable or required to be prepaid (other than by a regularly scheduled payment or as a result of customary non-default mandatory prepayment provisions associated with events such as asset sales, casualty events, debt issuances, equity issuances or excess cash flow) prior to the stated maturity thereof.

7.6            The Borrower or any other member of the Consolidated Group (other than any such other member of the Consolidated Group that, together with all other members of the Consolidated Group (other than the Parent or the Borrower) then subject to any proceeding or condition described in this Section or the immediately following Section 7.7, does not account for more than 5.0% of Total Asset Value at such time) shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it as a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.6, (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7 or (vii) admit in writing its inability to pay its debts generally as they become due.

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7.7.            A receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any other member of the Consolidated Group (other than any such other member of the Consolidated Group that, together with all other members of the Consolidated Group (other than the Parent or the Borrower) then subject to any proceeding or condition described in this Section or the immediately preceding Section 7.6, does not account for more than 5.0% of Total Asset Value at such time) or for any Substantial Portion of the Property of the Borrower or such other member of the Consolidated Group, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any such other member of the Consolidated Group and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of ninety (90) consecutive days.

7.8.            The Borrower or any other member of the Consolidated Group shall fail within sixty (60) days to pay, bond or otherwise discharge any judgments or orders issued in proceedings with respect to which Borrower or such member has been properly served or has been given due and proper written notice for the payment of money in an amount which, (excluding, however, any such judgments or orders related to any then outstanding Indebtedness which is not Recourse Indebtedness), when added to all other judgments or orders outstanding against the Borrower or any other member of the Consolidated Group would exceed $~~75,000,000~~100,000,000 in the aggregate, which have not been stayed on appeal or otherwise appropriately contested in good faith.

7.9.            The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $50,000,000 or requires payments exceeding $50,000,000 per annum.

7.10.          The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $50,000,000.

7.11.          [Intentionally Omitted.]

7.12.          The attempted revocation, challenge, disavowment, or termination by any Loan Party of any of the Loan Documents.

7.13.          Any Change in Control shall occur.

In the event that there shall occur any Unmatured Default that affects only certain Unencumbered Pool Properties included in the calculation of the Unencumbered Pool Value, then the Borrower may elect to cure such Unmatured Default (so long as no other Unmatured Default or Default exists or would arise as a result) by electing in a written notice delivered to the Administrative Agent (a “Removal Notice”) to have the Administrative Agent remove such Unencumbered Pool Property from the calculation of the Unencumbered Pool Value and the covenants in Section 6.21(iii) and (iv) and by making any prepayments required pursuant to the terms of Section 2.8(b) as a result of such removal, in which event such removal shall be completed within five (5) Business Days after the earlier of (i) Borrower obtaining knowledge of such Unmatured Default and (ii) receipt of notice of such Unmatured Default from the Administrative Agent. Any Removal Notice given by Borrower hereunder shall identify the Unencumbered Pool Property to be removed from the calculation of the Unencumbered Pool Value and the covenants in Section 6.21(iii) and (iv), include a certification as to whether any Default or Unmatured Default will arise as a result of such removal, provide a calculation of the Unencumbered Pool Value attributable to such Unencumbered Pool Property, and be accompanied by a pro forma Compliance Certificate and a certificate signed by an officer of the Borrower or Parent, as applicable, setting forth in reasonable detail the calculation of the Unencumbered Pool Value, in each case, after giving effect to such removal.

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ARTICLE VIII.

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1.          Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to the Parent or the Borrower, the obligations of the Lenders to make Loans and to issue Facility Letters of Credit hereunder shall automatically terminate and the Facility Obligations (including an amount equal to the stated amount of all Facility Letters of Credit outstanding as of the date of the occurrence of such Default for deposit into the Letter of Credit Collateral Account) shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, so long as a Default exists Lenders shall have no obligation to make any Loans and the Required Lenders, at any time prior to the date that such Default has been fully cured, may permanently terminate the obligations of the Lenders to make Loans hereunder and declare the Facility Obligations to be due and payable, or both, whereupon (i) if the Required Lenders have elected to accelerate, the Facility Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives and (ii) if any automatic or optional acceleration has occurred, the Administrative Agent, as directed by the Required Lenders (or if no such direction is given within 30 days after a request for direction, as the Administrative Agent deems in the best interests of the Lenders, in its sole discretion, until receipt of a subsequent direction from the Required Lenders), shall use its good faith efforts to collect, including without limitation, by filing and diligently pursuing judicial action, all amounts owed by the Borrower and the other Loan Parties under the Loan Documents and to exercise all other rights and remedies available under applicable law.

In addition to the foregoing, following the occurrence of a Default and so long as any Facility Letter of Credit has not been fully drawn and has not been cancelled or expired by its terms, upon demand by the Required Lenders the Borrower shall deposit in the Letter of Credit Collateral Account cash in an amount equal to the aggregate undrawn face amount of all outstanding Facility Letters of Credit and all fees and other amounts due or which may become due with respect thereto. The Borrower shall have no control over funds in the Letter of Credit Collateral Account and shall not be entitled to receive any interest thereon. Such funds shall be promptly applied by the Administrative Agent to reimburse the Issuing Bank for drafts drawn from time to time under the Facility Letters of Credit and associated issuance costs and fees. Such funds, if any, remaining in the Letter of Credit Collateral Account following the payment of all Facility Obligations in full shall, unless the Administrative Agent is otherwise directed by a court of competent jurisdiction, be promptly paid over to the Borrower.

If, within 10 days after acceleration of the maturity of the Facility Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Parent or the Borrower) and before any judgment or decree for the payment of the Facility Obligations due shall have been obtained or entered, all of the Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

The Administrative Agent shall exercise the rights under this Section 8.1 and all other collection efforts on behalf of the Lenders and no Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.1 (subject to the terms of Section 11.2) or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding under any Debtor Relief Law relative to the Borrower or any other Loan Party; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent under this Section 8.1 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 11.2, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

8.2.          Amendments.

(a)           Subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder. Subject to the immediately following subsection (b), any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Lenders of a particular Class, and not Lenders of any other Class, may be amended, and the performance or observance by the Borrower, any other Loan Party or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Required Class Lenders for such Class of Lenders (and, in the case of an amendment to any Loan Document, the written consent of the Borrower, any other Loan Party and any Subsidiary which is a party thereto). Notwithstanding anything to the contrary contained in this Section, the Fee Letter may only be amended, and the performance or observance by the Borrower thereunder may only be waived, in a writing executed by the parties thereto.

(b)           Additional Lender Consents. In addition to the foregoing requirements, no amendment, waiver or consent shall:

(i)            Extend the Facility Termination Date for a Class of Loans (except as provided in Section 2.1(c) in the case of the Revolving Facility Termination Date and Section 2.1(d) in the case of the Term Loan Facility Termination Date) without the written consent of each Lender of the applicable Class;

(ii)           Forgive all or any portion of the principal amount of any Loan or accrued interest thereon or of the Facility Letter of Credit Obligations or of the Facility Fee, reduce any of the Applicable Margins (or modify any definition herein which would have the effect of reducing any of the Applicable Margins) or the underlying interest rate options or extend the date fixed for the payment of any such principal, interest or Facility Fees or Facility Letter of Credit Fees without the written consent of each Lender affected thereby; provided, however, (X) only the consent of the Required Lenders shall be required for the waiver of interest payable at the Default Rate, retraction of the imposition of interest at the Default Rate and amendment of the definition of “Default Rate”, and (Y) only the consent of the Required Lenders shall be required to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or Facility Letter of Credit or to reduce any fee payable based on such financial covenant;

(iii)          Release any Guarantor, except as permitted in Section 6.26 with respect to any Subsidiary Guarantor, from any liability it may undertake with respect to the Obligations without the written consent of all of the Lenders;

(iv)          Modify the definition of the term “Required Lenders” or “Percentage” or (except as otherwise provided in the immediately following clause (v)), modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, without the written consent of all of the Lenders;

(v)           Modify the definition of the term “Required Class Lenders” as it relates to a Class of Lenders or modify in any other manner the number or percentage of a Class of Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, in each case, solely with respect to such Class of Lenders, without the written consent of all of the Lenders in such Class;

(vi)          Intentionally Omitted;

(vii)         Amend the definitions of “Revolving Commitment” or “Revolving Percentage” without the written consent of all of the Revolving Lenders;

(viii)        Amend the definition of “Term Percentage” as it applies to a Class of Term Lenders without the written consent of all of the Term Lenders of such Class;

(ix)          While any Term Loans remain outstanding (A) amend, modify or waive any provision of this Agreement if the effect of such amendment, modification or waiver is to require the Revolving Lenders to make Revolving Loans when such Lenders would not otherwise be required to do so (it being understood, however, that any waiver of any Unmatured Default or Default or any waiver or amendment of any representation or warranty under the Loan Documents shall not require the consent of the Required Class Lenders of the Revolving Lenders as a result of the operation of this clause (A)) or (B) change the amount of the Facility Letter of Credit Sublimit, in each case, without the prior written consent of the Revolving Lenders constituting the Required Class Lenders of the Revolving Lenders;

(x)            Permit the Borrower to assign its rights under the Agreement or otherwise release the Borrower from any portion of the Obligations without the written consent of all of the Lenders;

(xi)           Cause any collateral security held by the Administrative Agent on behalf of any of the Lenders to be held other than on a pro rata basis (except for the Letter of Credit Collateral Account pursuant to Section 2A.9) without the written consent of all of the Lenders;

(xii)         Cause any Subsidiary Guarantor to guarantee the Obligations on any basis other than a pro rata basis without the written consent of all of the Lenders; or

(xiii)         Amend Sections 2.13, 2.23, 8.1, 8.2, 8.5 or 11.2, without the written consent of all of the Lenders.

No amendment of any provision of the Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased, reinstated or extended, and the scheduled date for payment of any amount owing to such Defaulting Lender may not be extended, without the written consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the written consent of such Defaulting Lender. The Administrative Agent and the Borrower may, without the consent of any Lender, enter into the amendments or modifications to this Agreement or any of the other Loan Documents or enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to implement any Benchmark Replacement or otherwise effectuate the terms of Section 3.3 in accordance with the terms of Section 3.3.

Further notwithstanding anything to the contrary in this Section 8.2, if the Administrative Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or the other Loan Documents or an inconsistency between provision of this Agreement and/or the other Loan Documents, the Administrative Agent and the Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interest of any Lender. Any such amendment shall become effective without any further or consent of any of other party to this Agreement; provided that the Administrative Agent shall post any such amendment implementing such changes to the Lenders reasonably promptly after such amendment becomes effective.

8.3.          Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

8.4.          Insolvency of Parent or Borrower. In the event of the insolvency of the Parent or the Borrower, the Commitments shall automatically terminate, the Lenders shall have no obligation to make further disbursements of the Facility, and the outstanding principal balance of the Facility, including accrued and unpaid interest thereon, shall be immediately due and payable.

8.5.          Application of Funds. If a Default exists, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

(a)           to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including attorney costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

(b)           to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Bank and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause (b) payable to them;

(c)           to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, Facility Letter of Credit Obligations and other Obligations, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause (c) payable to them;

(d)           to payment of that portion of the Obligations constituting unpaid principal of the Loans, Facility Letter of Credit Obligations and Related Swap Obligations and to deposit in the Letter of Credit Collateral Account the undrawn amounts of Letters of Credit, ratably among the Lenders (and, with respect to the Related Swap Obligations, any Affiliates of the Lenders that are the holders of Related Swap Obligations) and the Issuing Bank in proportion to the respective amounts described in this clause (d) held by them; and

(e)           the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Excluded Swap Obligations with respect to a Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from the Borrower and other Guarantors to preserve the allocations otherwise set forth above in this Section.

8.6.          Reliance on Hedge Provider. For purposes of applying payments received in accordance with Section 8.5 or any other provision of the Loan Documents, the Administrative Agent shall be entitled to rely upon the trustee, paying agent or other similar representative or, in the absence thereof, upon the holder of the Related Swap Obligations for a determination (which each holder of the Related Swap Obligations agrees (or shall agree) to provide upon request of the Administrative Agent) of the outstanding Related Swap Obligations owed to the holder thereof. Unless it has actual knowledge (including by way of written notice from such holder) to the contrary, the Administrative Agent, in acting hereunder, shall be entitled to assume that no Related Swap Obligations are outstanding.

ARTICLE IX.
GENERAL PROVISIONS

9.1.          Survival of Representations. All representations and warranties of the Borrower contained in the Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.

9.2.          Governmental Regulation. Anything contained in the Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3.          Taxes. Any taxes (excluding taxes on the overall net income of any Lender) or other similar assessments or charges made by any governmental or revenue authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.

9.4.          Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.5.          Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the other Loan Parties, the Administrative Agent and the Lenders and supersede all prior commitments, agreements and understandings among the Borrower, the other Loan Parties, the Administrative Agent and the Lenders relating to the subject matter thereof.

9.6.          Several Obligations; Benefits of the Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. The Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to the Agreement and their respective successors and assigns.

9.7.          Expenses; Indemnification. The Borrower shall reimburse the Administrative Agent for any costs, internal charges and out-of-pocket expenses (including, without limitation, all reasonable fees for consultants and fees and reasonable expenses for attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent), paid or incurred by the Administrative Agent in connection with the administration, amendment, modification, and enforcement of the Loan Documents, provided that reimbursement for such fees and expenses for attorneys will be limited to one counsel for the Administrative Agent and, if applicable, one local counsel in each material jurisdiction for the Administrative Agent. The Borrower also agrees to reimburse the Administrative Agent and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including, without limitation, all fees and reasonable expenses for attorneys for the Administrative Agent and the Lenders, which attorneys may be employees of the Administrative Agent or the Lenders), paid or incurred by the Administrative Agent or any Lender in connection with the collection and enforcement of the Loan Documents (including, without limitation, any workout), provided that reimbursement for such fees and expenses for attorneys will be limited to one additional counsel for all of the Lenders, if applicable, one additional counsel per specialty area and one local counsel per applicable jurisdiction, and additional counsel as necessary in the event of an actual or potential conflict of interest among the Lenders and the Administrative Agent. The Borrower further agrees to indemnify the Administrative Agent, each Lender and their Affiliates, and their directors, employees, and officers against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable fees and expenses for attorneys of the indemnified parties, all expenses of litigation or preparation therefore whether or not the Administrative Agent, or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to (i) the Agreement, (ii) the entering into the Agreement, (iii) the establishment of the Facility, (iv) the other Loan Documents, (v) the Projects, (vi) the Administrative Agent or any Lender as creditors in possession of Borrower’s information, (vii) the Administrative Agent or any Lender as material creditors being alleged to have direct or indirect influence, (viii) the transactions contemplated hereby, or (ix) the direct or indirect application or proposed application of the proceeds of any Loan hereunder, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor as determined in a final non-appealable judgment of a court of competent jurisdiction. The Borrower agrees not to assert any claim against the Administrative Agent or any Lender, any of their respective Affiliates, or any of their or their respective Affiliates’ officers, directors, employees, attorneys and agents, on any theory of liability, for consequential or punitive damages arising out of or otherwise relating to any facility hereunder, the actual or proposed use of the Loans or any Letter of Credit, the Loan Documents or the transactions contemplated thereby. The Borrower agrees that during the term of the Agreement, it shall under no circumstances claim, and hereby waives, any right of offset, counterclaim or defense against the Administrative Agent or any Lender with respect to the Obligations arising from, due to, related to or caused by any obligations, liability or other matter or circumstance which is not the Obligations and is otherwise unrelated to the Agreement. Any assignee of a Lender’s interest in and to the Agreement, its Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which the Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by the Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by the Borrower. The obligations of the Borrower under this Section shall survive the termination of the Agreement.

9.8.          Numbers of Documents. If requested by the Administrative Agent, any statement, notice, closing document, or request hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

9.9.          Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the appropriate Lenders pursuant to Section 8.2); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the preceding sentence, (i) the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities and (ii) all accounting terms, ratios and calculations shall be determined without giving effect to Accounting Standards Codification 842 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease thereunder where such lease (or similar arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of the Accounting Standards Codification 842, provided that the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents reasonably requested by the Administrative Agent setting forth a reconciliation between calculations of such ratio or requirement made in accordance with GAAP and made without giving effect to Account Standards Codification 842.

9.10.        Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.11.        Nonliability of Lenders. The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other, shall be solely that of borrowers and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

9.12.        CHOICE OF LAW. THE LOAN DOCUMENTS SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.

9.13.         CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK.

9.14.        WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

9.15.        USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record, and the Borrower shall promptly provide upon each request from the Administrative Agent or a Lender, information that identifies the Borrower and the other Loan Parties, which information includes the name and address of the Borrower and the other Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the other Loan Parties in accordance with the Patriot Act.

9.16.        Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

9.17.        No Novation.

(a)           Existing Agreement. Upon satisfaction of the conditions precedent set forth in Sections 4.1 and 4.2. of this Agreement, this Agreement and the other Loan Documents shall exclusively control and govern the mutual rights and obligations of the parties hereto with respect to the Existing Agreement, and the Existing Agreement shall be superseded in all respects, in each case, on a prospective basis only.

(b)           NO NOVATION. THE PARTIES HERETO HAVE ENTERED INTO THIS AGREEMENT SOLELY TO AMEND AND RESTATE THE TERMS OF, AND THE OBLIGATIONS OWING UNDER, THE EXISTING AGREEMENT. THE PARTIES DO NOT INTEND THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY TO BE, AND THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING BY THE BORROWER UNDER OR IN CONNECTION WITH THE EXISTING AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (AS DEFINED IN THE EXISTING AGREEMENT).

9.18.        Benchmark Notification. The interest rate on Loans denominated in Dollars may be determined by reference to a benchmark rate that is, or may in the future become, the subject of regulatory reform or cessation. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternate Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service. The Administrative Agent will, in keeping with industry practice, continue using its current rounding practices in connection with the Alternate Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR. In connection with the use or administration of Daily Simple SOFR and Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Daily Simple SOFR and Term SOFR.

9.19.        Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

9.20.        Confidentiality. The Administrative Agent and each Lender shall use reasonable efforts to assure that information about Borrower, the other Loan Parties and other Subsidiaries, and the Properties thereof and their operations, affairs and financial condition, not generally disclosed to the public, which is furnished to the Administrative Agent or any Lender pursuant to the provisions of this Agreement or any other Loan Document, is used only for the purposes of this Agreement and the other Loan Documents and shall not be divulged to any Person other than the Administrative Agent, the Lenders, and their respective agents who are actively and directly participating in the evaluation, administration or enforcement of the Loan Documents and other transactions between the Administrative Agent or such Lender, as applicable, and the Borrower, but in any event the Administrative Agent and the Lenders may make disclosure: (a) to any of their respective affiliates (provided they shall agree to keep such information confidential in accordance with the terms of this Section 9.20); (b) as reasonably requested by any potential assignee, Participant or other transferee in connection with the contemplated transfer of any Loan, Commitment or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required or requested by any Governmental Authority or representative thereof or regulator or pursuant to legal process or in connection with any legal proceedings; (d) to the Administrative Agent’s or such Lender’s independent auditors, consultants, service providers and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) after the happening and during the continuance of a Default, to any other Person, in connection with the exercise by the Administrative Agent or the Lenders of rights hereunder or under any of the other Loan Documents; (f) upon Borrower’s prior consent (which consent shall not be unreasonably withheld), to any contractual counter-parties to any swap or similar hedging agreement or to any rating agency; and (g) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate.

9.21.        Material Non-Public Information. (a) EACH LENDER ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b)           ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

ARTICLE X.
THE ADMINISTRATIVE AGENT

10.1.        Appointment. KeyBank National Association, is hereby appointed Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the agent of such Lender. The Administrative Agent agrees to act as such upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of the Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in the Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) shall perform its duties with respect to the administration of the Facility in the same manner as it does when it is the sole lender under this type of facility but does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in the Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives, provided that the Administrative Agent shall, in any case, not be released from liability to the Lenders for damages or losses incurred by them as a result of the Administrative Agent’s gross negligence or willful misconduct.

10.2.        Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

10.3.        General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, any other Loan Party, the Lenders or any Lender for (i) any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct or, in the case of the Administrative Agent, its breach of an express obligation under the Agreement; or (ii) any determination by the Administrative Agent that compliance with any law or any governmental or quasi-governmental rule, regulation, order, policy, guideline or directive (whether or not having the force of law) requires the Advances and Commitments hereunder to be classified as being part of a “highly leveraged transaction”.

10.4.        No Responsibility for Loans, Recitals, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Administrative Agent; (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (v) the value, sufficiency, creation, perfection, or priority of any interest in any collateral security; or (vi) the financial condition of the Borrower or any other Loan Party. Except as otherwise specifically provided herein, the Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

10.5.        Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the required percentage of the Lenders needed to take such action or refrain from taking such action, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of the Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders or the Required Class Lenders, as applicable. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its reasonable satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6.        Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

10.7.        Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

10.8.        Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Percentage (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, if not paid by Borrower and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct or a breach of the Administrative Agent’s express obligations and undertakings to the Lenders. The obligations of the Lenders and the Administrative Agent under this Section 10.8 shall survive payment of the Obligations and termination of the Agreement.

10.9.        Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by the Agreement or any other Loan Document, with the Parent, the Borrower or any of their respective Subsidiaries in which the Parent, the Borrower or such Subsidiaries are not restricted hereby from engaging with any other Person. The Administrative Agent, in its individual capacity, is not obligated to remain a Lender.

10.10.      Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements prepared by the Parent and/or the Borrower, as applicable, and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into the Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement and the other Loan Documents.

10.11.      Successor Administrative Agent. Except as otherwise provided below, KeyBank National Association shall at all times serve as the Administrative Agent during the term of this Agreement. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed). The Administrative Agent may be removed at any time if the Administrative Agent (i) is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence, bad faith or willful misconduct in the course of performing its duties hereunder or (ii) has become a Defaulting Lender under clause (d) of the definition of such term by written notice received by the Administrative Agent from the Required Lenders (but excluding, for purposes of calculating the percentage needed to constitute Required Lenders in such instance, the Commitment of the Administrative Agent from the Aggregate Commitment and the Advances held by the Administrative Agent from the total outstanding Advances), such removal to be effective on the date specified by such Lenders. Upon any such resignation or removal, the Required Lenders shall have the right, with approval of the Borrower (so long as no Default shall then be in existence), which such approval shall not be unreasonably withheld or delayed, to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and, if applicable, so approved by the Borrower, within forty-five days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of any Lender (but, so long as no Default shall then be in existence, with the consent of the Borrower), appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall in all events be a commercial bank having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents arising from and after such date (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders and the Issuing Bank under any of the Loan Documents, the resigning or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed). After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.

10.12.      Notice of Defaults. If a Lender becomes aware of a Default or Unmatured Default, such Lender shall notify the Administrative Agent of such fact provided that the failure to give such notice shall not create liability on the part of a Lender. Upon receipt of such notice that a Default or Unmatured Default has occurred or upon it otherwise having actual knowledge of any Default or Unmatured Default, the Administrative Agent shall notify each of the Lenders of such fact.

10.13.      Requests for Approval. If the Administrative Agent requests in writing the consent or approval of a Lender, such Lender shall respond and either approve or disapprove definitively in writing to the Administrative Agent within ten Business Days (or sooner if such notice specifies a shorter period for responses based on Administrative Agent’s good faith determination that circumstances exist warranting its request for an earlier response) after such written request from the Administrative Agent. If the Lender does not so respond, that Lender shall be deemed to have approved the request, unless the consent or approval of affected Lenders or such Lender is required for the requested action as provided under any of clauses (i) through (~~xiv~~xiii) of Section 8.2(b), in which event failure to so respond shall not be deemed to be an approval of such request.

10.14.      Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a)           Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 8.2.

(b)           Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.1 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, in the case of a Defaulting Lender that is a Revolving Lender, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank hereunder; third, in the case of a Defaulting Lender that is a Revolving Lender, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with subsection (e) below; fourth, as the Borrower may request (so long as no Default or Unmatured Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, in the case of a Defaulting Lender that is a Revolving Lender, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Facility Letters of Credit issued under this Agreement, in accordance with subsection (e) below; sixth, to the payment of any amounts owing to the Lenders or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Unmatured Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or amounts owing by such Defaulting Lender under Section 2A.6 in respect of Facility Letters of Credit (such amounts “L/C Disbursements”), in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Facility Letters of Credit were issued at a time when the conditions set forth in Article IV were satisfied or waived, such payment shall be applied solely to pay, as applicable, the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Facility Letter of Credit Obligations are held by the Lenders pro rata in accordance with their respective Revolving Percentages (determined without giving effect to the immediately following subsection (d)), as applicable. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)           Certain Fees.

(i)            No Defaulting Lender that is a Revolving Lender shall be entitled to receive any fee payable under Section 2.4 or 2.5, as applicable, for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(ii)           Each Defaulting Lender that is a Revolving Lender shall be entitled to receive the fee payable under Section 2A.8(a) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Percentage of the stated amount of Facility Letters of Credit for which it has provided Cash Collateral pursuant to the immediately following subsection (e).

(iii)          With respect to any fee not required to be paid to any Defaulting Lender pursuant to the immediately preceding clauses (i) or (ii), the Borrower shall (x) pay to each Non-Defaulting Lender that is a Revolving Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Facility Letter of Credit Obligations that has been reallocated to such Non-Defaulting Lender pursuant to the immediately following subsection (d), (y) pay to the Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(d)           Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Facility Letter of Credit Obligations shall be reallocated among the Non-Defaulting Lenders that are Revolving Lenders in accordance with their respective Revolving Percentages (determined without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender that is a Revolving Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e)           Cash Collateral.

(i)            If the reallocation described in the immediately preceding subsection (d) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in this subsection.

(ii)           At any time that there shall exist a Defaulting Lender that is a Revolving Lender, within one (1) Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to the immediately preceding subsection (d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the aggregate Fronting Exposure of the Issuing Bank with respect to Facility Letters of Credit issued and outstanding at such time.

(iii)          The Borrower, and to the extent provided by any Defaulting Lender that is a Revolving Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Issuing Bank, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the obligation of the Defaulting Lenders that are Revolving Lenders to fund participations in respect of Facility Letter of Credit Obligations, to be applied pursuant to the immediately following clause (iv). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the aggregate Fronting Exposure of the Issuing Bank with respect to Facility Letters of Credit issued and outstanding at such time, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iv)          Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section in respect of Facility Letters of Credit shall be applied to the satisfaction of the obligation of the Defaulting Lenders that are Revolving Lenders to fund participations in respect of Facility Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(v)           Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this subsection following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (y) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to the immediately preceding subsection (b), the Person providing Cash Collateral and the Issuing Bank may (but shall not be obligated to) agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(f)            Defaulting Lender Cure. If the Borrower and the Administrative Agent, and in the case of a Defaulting Lender that is a Revolving Lender and the Issuing Bank, agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Facility Letters of Credit to be held pro rata by the Lenders in accordance with their respective Revolving Percentages (determined without giving effect to the immediately preceding subsection (d)), as applicable, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

(g)           New Letters of Credit. So long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue any new Facility Letter of Credit or, extend, renew or increase any outstanding Facility Letter of Credit unless the Defaulting Lender’s participation in such new Facility Letter of Credit and all outstanding Facility Letters of Credit, as applicable, has been (i) reallocated in accordance with Section 10.14(d) or (ii) Cash Collateralized in accordance with Section 10.14(e).

10.15.      Additional Agents. None of the Documentation Agents or the Syndication ~~Agent~~Agents as designated on the cover of the Agreement have any rights or obligations under the Loan Documents as a result of such designation or of any actions undertaken in such capacity, such parties having only those rights or obligations arising hereunder in their capacities as a Lender.

10.16.      Erroneous Payments.

(a)           Each Lender, each Issuing Bank and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Bank or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender or Issuing Bank (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 10.16(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b)          Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c)           In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d)           In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, the Administrative Agent may cancel any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such revocation all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 12.1. and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e)           Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 10.16 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making for a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f)            Each party’s obligations under this Section 10.16 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g)           Nothing in this Section 10.16 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

ARTICLE XI.
SETOFF; RATABLE PAYMENTS

11.1.        Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs and is continuing, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any of its Affiliates to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender at any time prior to the date that such Default has been fully cured, whether or not the Obligations, or any part hereof, shall then be due. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 10.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

11.2.        Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 3.1, 3.2, 3.4 or 3.5) and such payment should be distributed to the Lenders in accordance with Section 2.23 or 8.5, as applicable, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans in accordance with Section 2.23 or 8.5, as applicable. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII.
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1.        Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. The parties to the Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under the Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a fund, any pledge or assignment of all or any portion of its rights under the Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2.        Participations.

(i)            Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks, financial institutions, pension funds, or any other funds or entities (other than the Borrower or any of the Borrower’s Affiliates, a Defaulting Lender, or a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person)) (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under the Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2 and 3.5 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.1; provided that such Participant shall not be entitled to receive any greater payment under Sections 3.1, 3.2 and 3.5, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change that occurs after the Participant acquired the applicable participation.

(ii)           Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which would require consent of affected Lenders or such Lender pursuant to the terms of any of clauses (i) through (~~xiv~~xiii) of Section 8.2(b).

(iii)          Benefit of Setoff. The Borrower agrees that each Participant which has previously advised the Borrower in writing of its purchase of a participation in a Lender’s interest in its Loans shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents. Each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant, provided that such Lender and Participant may not each setoff amounts against the same portion of the Obligations, so as to collect the same amount from the Borrower twice. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

12.3.        Assignments.

(i)            Permitted Assignments. Any Lender may, in accordance with applicable law, at any time assign to any Eligible Assignee, without any approval from the Borrower except as provided in the definition thereof and set forth in this Section 12.3 (any such assignees being referred to herein as “Purchasers”), all or any portion (greater than or equal to $5,000,000 for each assignee, so long as the hold position of the assigning Lender is not less than $5,000,000) of its rights and obligations under the Loan Documents. Notwithstanding the foregoing, no approval of the Borrower shall be required for any such assignment if a Default has occurred and is then continuing. Such assignment shall be substantially in the form of Exhibit G hereto or in such other form as may be agreed to by the parties thereto (an “Assignment Agreement”). The consent of the Administrative Agent shall be required prior to an assignment becoming effective with respect to a Purchaser (x) in the case of an assignment by a Revolving Lender, which is not a Revolving Lender or an Affiliate thereof or a fund related thereto and (y) in the case of an assignment by a Term Lender, which is not a Lender or an Affiliate thereof or fund related thereto. Such consent shall not be unreasonably withheld or delayed.

(ii)           Effect; Effective Date. Upon (i) delivery to the Administrative Agent of a notice of assignment, substantially in the form attached as Exhibit “I” to Exhibit G hereto (a “Notice of Assignment”), together with any consents required by Section 12.3(i), and (ii) payment of a $3,500 fee by the assignor or assignee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to the Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender, and the transferor Lender shall automatically be released on the effective date of such assignment, with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3(ii), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting its Commitment, as adjusted pursuant to such assignment.

(iii)          In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all applicable Loans and, in the case of a Defaulting Lender that is a Revolving Lender, participations in Facility Letters of Credit, in accordance with its Revolving Percentage and Term Percentage, as applicable. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(iv)          Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (such agency being solely for tax purposes), shall maintain at the Administrative Agent’s office a copy of each Notice of Assignment (and attached Assignment Agreement) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

12.4.        Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law and any actual party to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries.

12.5.        Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5.

ARTICLE XIII.
NOTICES

13.1.        Giving Notice. Except as otherwise permitted by Section 2.14 with respect to Borrowing Notices, all notices and other communications provided to any party hereto under the Agreement or any other Loan Document shall be in writing and addressed or delivered to such party at its address set forth below its signature hereto or at such other address (or to counsel for such party) as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted.

13.2.        Change of Address. The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

13.3.        Electronic Delivery of Information.

(a)           Documents required to be delivered pursuant to the Loan Documents may be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that the foregoing shall not apply to (i) notices to any Lender (or the Issuing Bank) pursuant to Article II. and (ii) any Lender that has notified the Administrative Agent and the Borrower that it cannot or does not want to receive electronic communications. The Administrative Agent and the Borrower hereby agree to accept notices and other communications to the other party hereunder by electronic delivery pursuant to procedures approved by both the Administrative Agent and the Borrower for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered on the date and at the time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 9:00 a.m. local time on the opening of business on the next business day for the recipient. Notwithstanding anything contained herein, the Borrower shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Except for Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b)          Documents required to be delivered pursuant to Article II. may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower and the Lenders by the Administrative Agent.

ARTICLE XIV.
COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent, either by electronic transmission by email with a pdf copy or other electronic reproduction of an executed page attached or by telephone, that it has taken such action.

ARTICLE XV. ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCS

15.1.        Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Related Swap Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)           In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)           As used in this Section 15.1, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

ARTICLE XVI. NON-RECOURSE TO PARENT

Except to the extent set forth in the Springing Guaranty and subject to the limitations described below, notwithstanding anything to the contrary set forth in this Agreement or in any of the other Loan Documents, recourse for the Obligations of the Borrower under this Agreement and the other Loan Documents are non-recourse to the Parent as a result of its capacity as the general partner of the Borrower, provided that the foregoing shall not limit any recourse to the Borrower and the other Guarantors and their respective assets, whether now owned or hereafter acquired. Agent and the Lenders agree that the Parent shall not be liable for any of the Obligations of the Borrower under this Agreement or the other Loan Documents as a result of its status as the general partner of the Borrower. Notwithstanding the foregoing, (a) if a Default occurs, nothing in this Article XVI shall in any way prevent or hinder the Administrative Agent or the Lenders in the pursuit or enforcement of any right, remedy, or judgment against the Borrower or any of the other Guarantors, or any of their respective assets; (b) nothing herein shall be deemed a waiver, release or impairment of the Obligations or any Lien securing the Obligations or affect the validity or enforceability of the Loan Documents; (c) the Parent shall be fully liable to the Administrative Agent and the Lenders to the same extent that Parent would be liable absent the foregoing provisions of this Article XVI for fraud or willful misrepresentation by the Parent (or by the Borrower or any other Loan Party to the extent relating to the Compliance Certificate, financial statements or other reporting of or with respect to the Parent under Section 6.1, or to the extent that the Parent was acting on behalf of the Borrower or such other Loan Party in its capacity as the general partner (as is the case, without limitation, with respect to the Borrower and this Agreement and representations and warranties made pursuant hereto or required hereunder) or the indirect sole member or manager of such other Loan Party) (to the full extent of losses suffered by the Administrative Agent or any Lender by reason of such fraud or willful misrepresentation); and (d) nothing in this Article XVI shall be deemed to be a waiver of any right which Agent may have under §506(a), 506(b), 1111(b) or any other provision of the United States Bankruptcy Code, Title 11, U.S.C.A. (as amended from time to time), or any successor thereto or similar provisions under applicable state law to file a claim against the Borrower or any of the other Guarantors for the full amount of the Obligations. Nothing herein shall waive, relieve, reduce or impair any Obligation of the Parent under the Springing Guaranty.

~~(Remainder of page intentionally left blank.)~~

~~IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Fifth Amended and Restated Credit Agreement as of the date first above written.~~

~~KITE REALTY GROUP, L.P., a Delaware limited partnership (successor by merger to RETAIL PROPERTIES OF AMERICA, INC., a Maryland corporation)~~
~~By:   Kite Realty Group Trust, a Maryland corporation, its sole General Partner~~

~~By:~~
~~Print Name:~~
~~Title:~~

~~c/o Kite Realty Group Trust~~
~~30 S. Meridian Street, Suite 1100~~
~~Indianapolis, Indiana 46204~~
~~Attn: Chief Financial Officer~~
~~Telephone: (317) 577-5600~~
~~Telecopy: (317) 577-5605~~
~~with a copy to:~~
~~Hogan Lovells US LLP~~
~~555 13th Street, N.W.~~
~~Washington, D.C. 20004~~
~~Attn: David Bonser~~
~~Telephone: (202) 637-5868~~
~~Telecopy: (202) 637-5910~~

~~KEYBANK NATIONAL ASSOCIATION, individually and as Administrative Agent~~

~~By:~~
~~Print Name:~~
~~Title:~~

~~KeyBank Real Estate Capital~~
~~1200 Abernathy Road, N.E., Suite 1550~~
~~Atlanta, Georgia 30328~~
~~Phone: (770) 510-2160~~
~~Facsimile: (770) 510-2195~~
~~Attention: James Komperda~~

~~BANK OF AMERICA, N.A.~~

~~By:~~
~~Print Name:~~
~~Title:~~

~~Phone:~~
~~Facsimile:~~
~~Attention:~~

~~WELLS FARGO BANK, NATIONAL ASSOCIATION~~

~~By:~~
~~Print Name:~~
~~Title:~~

~~10 South Wacker Drive, 32nd Floor~~
~~Chicago, Illinois 60606~~
~~Phone: (312) 269-4818~~
~~Facsimile: (312) 782-0969~~
~~Attention: Scott Solis~~

[~~LENDER~~Signature pages on file with the Administrative Agent.]

~~By:~~
~~Print Name:~~
~~Title:~~

~~Phone:~~
~~Facsimile:~~
~~Attention:~~

SCHEDULE I

COMMITMENTS

Lender	Revolving Commitment Amount	Term Commitment Amount
KeyBank National Association	$~~90,000,000.00~~110,000,000.00	$75,000,000.00
Bank of America, N.A.	$~~105,000,000.00~~110,000,000.00	$0.00
Wells Fargo Bank, National Association	$~~90,000,000.00~~110,000,000.00	$0.00
~~Capital One~~PNC Bank, National Association	$~~80,000,000.00~~110,000,000.00	$75,000,000.00
~~PNC~~TD Bank, ~~National Association~~N.A.	$~~80,000,000.00~~90,000,000.00	$75,000,000.00
~~Regions Bank~~Capital One, National Association	$~~95,000,000.00~~90,000,000.00	$~~0.00~~75,000,000.00
~~TD~~Regions Bank~~, N.A.~~	$~~80,000,000.00~~90,000,000.00	$~~75,000,000.00~~0.00
JPMorgan Chase Bank, N.A.	$~~95,000,000.00~~90,000,000.00	$0.00
U.S. Bank National Association	$~~75,000,000.00~~90,000,000.00	$0.00
Citibank, N.A.	$~~80,000,000.00~~70,000,000.00	$0.00
~~The~~Truist Bank ~~of Nova Scotia~~	$~~80,000,000.00~~70,000,000.00	$0.00
~~Truist Bank~~	~~$65,000,000.00~~	~~$0.00~~
Goldman Sachs Bank USA	$~~65,000,000.00~~70,000,000.00	$0.00
~~Associated Bank, N.A.~~	~~$20,000,000.00~~	~~$0.00~~
Totals	$1,100,000,000.00	$300,000,000

EXHIBIT A

APPLICABLE MARGINS AND FACILITY FEE PERCENTAGES

~~From~~On, and at all times after, the Second Amendment Effective Date, until (but not including) the Revolving Facility Investment Grid Election Date, the interest due hereunder with respect to the Revolving Advances shall vary from time to time and shall be determined by reference to the Type of Revolving Advance and the then-current Leverage Ratio and the Facility Fee Percentage shall be similarly determined. Any such change in the Applicable Margins and Facility Fee Percentage shall be made on the fifth (5th) day subsequent to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.1(v) with respect to the preceding fiscal quarter of Borrower, provided that the Administrative Agent does not in good faith object to the information provided in such certificate. In the event any such Compliance Certificate is not delivered by Borrower when due under Section 6.1(v) the Administrative Agent shall have the right, if so directed by the Required Class Lenders for Revolving Advances, to increase the Applicable Margins and Facility Fee Percentage to the next higher level until such Compliance Certificate is delivered, by delivering written notice thereof to Borrower. Such changes shall be given prospective effect only, and no recalculation shall be done with respect to interest or Facility Letter of Credit Fees accrued prior to the date of such change in the Applicable Margins. If any such Compliance Certificate shall later be determined to be incorrect and as a result higher Applicable Margins should have been in effect for any period, Borrower shall pay to the Administrative Agent for the benefit of the Revolving Lenders all additional interest and fees which would have accrued if the original Compliance Certificate had been correct, as shown on an invoice to be prepared by the Administrative Agent and delivered to Borrower, on the next Payment Date following delivery of such invoice or on demand of the Administrative Agent if the Aggregate Commitments have terminated. With respect to all such Revolving Advances during such period, the per annum Applicable Margins for (i) Floating Rate Advances will be added to the Alternate Base Rate to determine the Floating Rate, and (ii) SOFR Advances will be added to Adjusted Daily Simple SOFR or Adjusted Term SOFR for any Interest Period, as applicable, to determine the interest rate applicable to Daily Simple SOFR Advances or Term SOFR Advances for such Interest Period, as the case may be, and the Facility Fee Percentage shall be determined as follows:

Leverage Ratio	Applicable Margin for SOFR Revolving Advances	Facility Fee Percentage	Applicable Margin for Floating Rate Revolving Advances
<35%	1.05%	0.15%	0.05%
>35%, <40%	1.10%	0.15%	0.10%
>40%, <45%	1.15%	0.20%	0.15%
>45%, <50%	1.25%	0.20%	0.25%
>50%, <55%	1.30%	0.30%	0.30%
>55%, <60%	1.50%	0.30%	0.50%
>60%	1.50%	0.30%	0.50%

On, and at all times after, (X) the Revolving Facility Investment Grid Election Date with respect to Revolving Advances and (Y) the Second Amendment Effective Date with respect to Term Advances, the Applicable Margins shall vary from time to time and shall be determined by reference to the Class and Type of Advance and the then-current Credit Ratings of Borrower, and the Facility Fee Percentage shall be similarly determined. Any subsequent change in any of the Borrower’s Credit Ratings (including, without limitation, due to the Borrower ceasing to have an applicable Credit Rating) which would cause a different level in the table set forth below (a “Level”) to be applicable shall be effective as of the first day of the first calendar month immediately following the month in which the Administrative Agent receives written notice delivered by the Borrower that such change in a Credit Rating has occurred; provided, however, if the Borrower has not delivered the notice required but the Administrative Agent becomes aware that any of the Borrower’s Credit Ratings have changed, then the Administrative Agent shall adjust the ~~level~~Level effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware of such change in Borrower’s Credit Ratings. With respect to all such Revolving Advances and Term Advances during such applicable period, the per annum Applicable Margins for (i) Floating Rate Advances will be added to the Alternate Base Rate to determine the Floating Rate, and (ii) SOFR Advances will be added to Adjusted Daily Simple SOFR or Adjusted Term SOFR for any Interest Period, as applicable, to determine the interest rate applicable to Daily Simple SOFR Advances or Term SOFR Advances for such Interest Period, as the case may be, and the Facility Fee Percentage shall be determined as follows:

Level	Credit Rating (S&P and Moody’s)	Applicable Margin for SOFR Revolving Advances	Applicable Margin for SOFR Term Advances	Applicable Margin for Floating Rate Revolving Advances	Applicable Margin for Floating Rate Term Advances	Facility Fee Percentage
1	At least A- or A3	0.725%	1.15%	0.00%	0.15%	0.125%
2	At least BBB+ or Baa1	0.775%	1.15%	0.00%	0.15%	0.15%
3	At least BBB or Baa2	0.850%	1.25%	0.00%	0.25%	0.20%
4	At least BBB- or Baa3	1.05%	1.65%	0.05%	0.65%	0.25%
5	Below BBB- and Baa3	1.40%	2.20%	0.40%	1.20%	0.30%

If at any time the Borrower has been assigned two (2) applicable Credit Ratings which correspond to different ~~levels~~Levels in the above table, the Applicable Margins and Facility Fee Percentage will be determined based on the ~~level~~Level corresponding to the higher Credit Rating of the two (2) assigned Credit Ratings; provided, that if the higher applicable Credit Rating and the lower applicable Credit Rating are more than one ~~level~~Level apart, the Applicable Margin and Facility Fee Percentage will be determined based on the Credit Rating that is one ~~level~~Level below the higher applicable Credit Rating. If at any time the Borrower has been assigned three (3) applicable Credit Ratings which correspond to different ~~levels~~Levels in the above table, then (A) if the difference between the highest and the lowest ~~levels~~Levels of such Credit Ratings is one ~~level~~Level apart (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), then the Applicable Margin and Facility Fee ~~Rate~~Percentage will be determined based on the ~~level~~Level corresponding to the highest of such Credit Ratings, and (B) if the difference between such applicable Credit Ratings is two or more ~~levels~~Levels apart (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch), then the Applicable Margin and Facility Fee ~~Rate~~Percentage will be determined based on the ~~level~~Level that corresponds to the average of the two (2) highest applicable Credit Ratings, provided that if such average Credit Rating does not correspond to a ~~level~~Level in the above table, then the then the Applicable Margin and Facility Fee ~~Rate~~Percentage will be determined based on the ~~level~~Level that corresponds to the second highest applicable Credit Rating then assigned to the Borrower. If at any time the Borrower has been assigned only one Credit Rating, and such Credit Rating is from Moody’s or S&P, then the Applicable Margin and Facility Fee ~~Rate~~Percentage will be determined based on the ~~level~~Level that corresponds to such applicable Credit Rating; however, if the Borrower has not been assigned (or at any time ceases to have) a Credit Rating from Moody’s or S&P, then (regardless of whether the Borrower has been assigned a Credit Rating from Fitch), the Applicable Margin and Facility Fee ~~Rate will~~Percentage shall be set at such rates per annum which are applicable to Level 5 in the above table. Notwithstanding the foregoing (unless the Applicable Margin and the Facility Fee Percentage would otherwise be determined based on ~~a Credit Rating of “Below BBB- and Baa3”.~~ Level 1 or Level 2 in the above table), if and for so long as (i) the Leverage Ratio set forth in the most recently delivered Compliance Certificate is either (x) equal to or less than 35.0% or, (y) greater than 35.0% but less than or equal to 37.5% with respect to not more than one fiscal quarter following a period in which the condition described in clause (x) was satisfied, and (ii) the applicable Credit Rating of the Borrower as determined in accordance with the foregoing provisions would otherwise correspond to Level 3 in the above table, then the Applicable Margin and the Facility Fee Percentage shall be determined based on Level 2 in the above table.

Notwithstanding the foregoing, if at the end of any fiscal year the Borrower meets the Sustainability Metric Target (as defined below) for such fiscal year, then from and after the fifth (5th) Business Day following the date the Borrower provides to the Administrative Agent a notice substantially in the form of Exhibit H (the “Sustainability Grid Notice”) demonstrating that the Sustainability Metric Target for such fiscal year was satisfied, which Sustainability Grid Notice shall be accompanied by the report of a Sustainability Metric Auditor (as defined below) validating such compliance, the Applicable Margins shall decrease by ~~0.01~~0.02% (but not to below zero percent per annum) from the Applicable Margins that would otherwise be applicable; provided that (x) at no time shall the reduction in the Applicable Margins resulting from the delivery of the Sustainability Grid Notice exceed ~~0.01~~0.02% and (y) on each anniversary of such change to the Applicable Margins, the Applicable Margins shall automatically revert to the original grid set forth above unless and until the Borrower delivers a Sustainability Grid Notice to the Administrative Agent indicating that the Sustainability Metric Percentage for the preceding fiscal year has been satisfied, which Sustainability Grid Notice shall be accompanied by the report of a Sustainability Metric Auditor validating such compliance. Each party hereto hereby agrees that the Administrative Agent shall not have any responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation by the Borrower and/or any Sustainability Metric Auditor of any Sustainability Metric Target or any Sustainability Metric (or any of the data or computations that are part of or related to any such calculation) set forth in any Sustainability Grid Notice and/or any report of a Sustainability Metric Auditor accompanying such Sustainability Grid Notice. The Administrative Agent may rely conclusively on any Sustainability Grid Notice delivered by the Borrower and/ or any report of a Sustainability Metric Auditor accompanying such Sustainability Grid Notice without any responsibility to verify the accuracy thereof.

“Sustainability Baseline” as of any determination date shall mean the Sustainability Metric for the Sustainability Metric Base Year, as such amount shall be adjusted to reflect dispositions or acquisitions of Properties or assets by the Borrower or any of its Subsidiaries, since the Sustainability Metric Base Year, in accordance with GHG Protocol Corporate Reporting and Accounting Standard. As of the ~~Agreement~~Third Amendment Effective Date, the Sustainability Baseline is ~~8,422.97~~29,677 tonnes CO2e.

“Sustainability Metric” means for any fiscal year of the Borrower, (a) the total Direct (Scope 1) & Energy Direct (Scope 2) Greenhouse Gas Emissions (“GHG Emissions”), measured in metric tons CO2 (carbon dioxide) equivalent (“CO2e”), of the Borrower and its Subsidiaries during such fiscal year (determined and calculated according to the GHG Protocol Corporate Reporting and Accounting Standard using the Control Approach for defining relevant emissions sources) minus (b) qualified emissions offsets (such as renewable energy certificates (RECs)) of the Borrower and its Subsidiaries during such fiscal year (including any such offsets in which the Borrower or any of its Subsidiaries has an interest including as a result of purchasing environmental attributes of projects other than those owned directly by the Borrower or any of its Subsidiaries), GHG Emissions will be quantified after the end of each fiscal year based on invoice data.

“Sustainability Metric Auditor” means an internationally recognized “big four” auditing firm or a sustainability assurance provider of recognized national standing reasonably satisfactory to the Administrative Agent.

“Sustainability Metric Base Year” means the calendar year ended on December 31, ~~2019~~2023.

“Sustainability Metric Target” means, with respect to any fiscal year of the Borrower, the Sustainability Metric, specified in the table below for the corresponding fiscal year specified below:

Reporting Year	Sustainability Metric Target
~~2021~~2024	99% of the Sustainability Baseline
~~2022~~2025	98% of the Sustainability Baseline
~~2023~~2026	97% of the Sustainability Baseline
~~2024~~2027	96% of the Sustainability Baseline
~~2025~~2028 and thereafter	95% of the Sustainability Baseline

A-4